                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           HomeTown Buffet, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                             HOMETOWN BUFFET, INC.
                       9171 TOWNE CENTRE DRIVE, SUITE 575
                          SAN DIEGO, CALIFORNIA 92122

Dear HomeTown Buffet Stockholder:

    You are cordially invited to attend a special meeting of the stockholders of HomeTown Buffet, Inc. ("HomeTown") to be held at 9:30 a.m. local time, on September 19, 1996, at the offices of Stoel Rives LLP, 900 S.W. Fifth Avenue, 26th Floor, Portland, Oregon 97204 (the "HomeTown Special Meeting").

    At the HomeTown Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), dated June 3, 1996, among HomeTown, Buffets, Inc. ("Buffets") and Country Delaware, Inc., a wholly-owned subsidiary of Buffets ("Sub"), pursuant to which Sub will be merged with and into HomeTown, HomeTown will become a wholly-owned subsidiary of Buffets, and the stockholders of HomeTown will become shareholders of Buffets (the "Merger").

    Your approval is required for the approval of the Merger Agreement and the consequent Merger.

    HOMETOWN'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF HOMETOWN AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

    Details of the proposed transaction and other important information concerning HomeTown and Buffets are more fully described in the accompanying Joint Proxy Statement/Prospectus. Please give this material your careful attention.

    Whether or not you plan to attend the HomeTown Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it has been voted at the HomeTown Special Meeting. If you attend the HomeTown Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                            Very truly yours,

                              C. Dennis Scott          Kerry A. Kramp
                              CHAIRMAN AND CHIEF       PRESIDENT AND CHIEF
                              EXECUTIVE OFFICER        OPERATING OFFICER

August 16, 1996
San Diego, California

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                             HOMETOWN BUFFET, INC.
                       9171 TOWNE CENTRE DRIVE, SUITE 575
                          SAN DIEGO, CALIFORNIA 92122

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 19, 1996

                            ------------------------

TO: THE STOCKHOLDERS OF HOMETOWN BUFFET, INC.

    A special meeting of the stockholders of HomeTown Buffet, Inc., a Delaware corporation ("HomeTown"), will be held at 9:30 a.m. local time, on September 19, 1996, at the offices of Stoel Rives LLP, 900 S.W. Fifth Avenue, 26th Floor, Portland, Oregon 97204 (the "HomeTown Special Meeting"), for the following purposes:

    1. To approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated June 3, 1996, among HomeTown, Buffets, Inc. ("Buffets") and Country Delaware, Inc., a wholly-owned subsidiary of Buffets ("Sub"), and the merger contemplated thereby pursuant to which Sub will be merged with and into HomeTown, HomeTown will become a wholly-owned subsidiary of Buffets, and the stockholders of HomeTown will become shareholders of Buffets (the "Merger"). By virtue of the Merger, each outstanding share of common stock of HomeTown ("HomeTown Common Stock") will be converted into the right to receive 1.17 shares of common stock of Buffets. A copy of the Merger Agreement is attached as Exhibit A to the Joint Proxy Statement/Prospectus accompanying this Notice.

    2. To transact such other business as may properly come before the HomeTown Special Meeting or any postponements or adjournments thereof.

    The Board of Directors has fixed the close of business on August 16, 1996 as the record date for the determination of the holders of HomeTown Common Stock entitled to notice of, and to vote at, the HomeTown Special Meeting. Accordingly, only stockholders of record at the close of business on such date are entitled to notice of and to vote at the HomeTown Special Meeting and any adjournment or postponement thereof. The affirmative vote of the holders of a majority of the outstanding shares of HomeTown Common Stock is necessary for approval and adoption of the Merger Agreement and the Merger.

    Details of the proposed transactions and other important information concerning HomeTown and Buffets are more fully described in the accompanying Joint Proxy Statement/Prospectus. Please give this material your careful attention.

    You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/ Prospectus at any time before it has been voted at the HomeTown Special Meeting. Any stockholder attending the HomeTown Special Meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors
                                          Neal L. Wichard,
                                          VICE CHAIRMAN AND SECRETARY

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE HOMETOWN BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                        JOINT PROXY STATEMENT/PROSPECTUS
                            ------------------------

                      PROXY STATEMENT OF BUFFETS, INC. AND
                             HOMETOWN BUFFET, INC.
                        SPECIAL MEETINGS OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 19, 1996
                            ------------------------

                          PROSPECTUS OF BUFFETS, INC.
                             SHARES OF COMMON STOCK
                            ------------------------

    This Joint Proxy Statement/Prospectus is being furnished to holders of Common Stock, $.01 par value per share (the "Buffets Common Stock"), of Buffets, Inc., a Minnesota corporation ("Buffets"), in connection with the solicitation of proxies by the Board of Directors of Buffets (the "Buffets Board") for use at the Special Meeting of Buffets Shareholders to be held at Buffets' Old Country Buffet restaurant, 4808 Highway 101, Minnetonka, Minnesota 55345, on September 19, 1996, beginning at 9:00 a.m., local time, and at any and all adjournments or postponements thereof (the "Buffets Special Meeting").

    This Joint Proxy Statement/Prospectus is also being furnished to holders of Common Stock, $.01 par value per share (the "HomeTown Common Stock"), of HomeTown Buffet, Inc., a Delaware corporation ("HomeTown"), in connection with the solicitation of proxies by the Board of Directors of HomeTown (the "HomeTown Board") for use at the Special Meeting of Stockholders of HomeTown to be held at the offices of Stoel Rives LLP, 900 S.W. Fifth Avenue, 26th Floor, Portland, Oregon 97204, on September 19, 1996, beginning at 9:30 a.m., local time, and at any and all adjournments or postponements thereof (the "HomeTown Special Meeting").

    This Joint Proxy Statement/Prospectus relates, among other things, to the proposed merger (the "Merger") of Country Delaware, Inc., a newly-formed, wholly-owned subsidiary of Buffets ("Sub"), with and into HomeTown pursuant to an Agreement and Plan of Merger, dated June 3, 1996 (the "Merger Agreement"), by and among Buffets, HomeTown and Sub. Upon consummation of the Merger, the separate corporate existence of Sub will cease and HomeTown will be a wholly-owned subsidiary of Buffets. In the Merger, each outstanding share of HomeTown Common Stock will be converted into the right to receive 1.17 shares of Buffets Common Stock.

    This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Buffets with respect to shares of Buffets Common Stock to be issued in connection with the Merger (the "Merger Shares"). Buffets Common Stock is quoted on the Nasdaq National Market under the symbol BOCB. On August 15, 1996, the last reported sale price for Buffets Common Stock was $12.88 per share.

    All information contained in this Joint Proxy Statement/Prospectus with respect to Buffets and Sub has been provided by Buffets, and all information with respect to HomeTown has been provided by HomeTown.

    FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 18.

    This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to shareholders of Buffets and stockholders of HomeTown on or about August 19, 1996. A shareholder who has given a proxy may revoke it at any time prior to its exercise. See "The Buffets Special Meeting" and "The HomeTown Special Meeting".
                            ------------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER HAVE NOT BEEN APPROVED OR
 DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
   SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
    ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
     THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY      REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

      The date of this Joint Proxy Statement/Prospectus is August 16, 1996

                             AVAILABLE INFORMATION

    Buffets and HomeTown are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facility of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained by mail from the public reference section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Buffets Common Stock and HomeTown Common Stock are listed on the Nasdaq National Market and such reports, proxy statements and other information concerning Buffets and HomeTown may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    This Joint Proxy Statement/Prospectus constitutes a part of a Registration Statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by Buffets with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). This Joint Proxy Statement/Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to Buffets and the Buffets securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. BUFFETS WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF SUCH DOCUMENTS RELATING TO BUFFETS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED THEREIN BY REFERENCE), AND SUCH REQUESTS SHOULD BE DIRECTED TO BUFFETS, INC., 10260 VIKING DRIVE, EDEN PRAIRIE, MINNESOTA 55344, ATTN: SECRETARY, TELEPHONE:
(612) 942-9760. HOMETOWN WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF SUCH DOCUMENTS RELATING TO HOMETOWN (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED THEREIN BY REFERENCE), AND SUCH REQUESTS SHOULD BE DIRECTED TO HOMETOWN BUFFET, INC., 9171 TOWNE CENTRE DRIVE, SUITE 575, SAN DIEGO, CALIFORNIA 92122, ATTN: SECRETARY, TELEPHONE: (619) 546-9096. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE BUFFETS SPECIAL MEETING AND THE HOMETOWN SPECIAL MEETING, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 11, 1996.

    The following documents filed with the SEC by Buffets (File No. 0-14370) pursuant to the Exchange Act are incorporated herein by reference:

        (i) Buffets' Annual Report on Form 10-K for the fiscal year ended January 3, 1996 (which incorporates by reference certain portions of Buffets' 1995 Annual Report to Shareholders, including financial statements and accompanying information, and certain portions of Buffets' definitive proxy statement for Buffets' 1996 Annual Meeting of Shareholders) (the "Buffets 10-K"), Quarterly Report on Form 10-Q for the quarter ended April 24, 1996 (the "Buffets 10-Q") and Current Reports on Form 8-K dated June 3, 1996 and August 8, 1996; and

        (ii) The description of Buffets Common Stock contained in the Buffets Registration Statement on Form 8-A dated March 27, 1986 and Amendment No. 1 thereto dated May 11, 1992, and Buffets Registration Statement on Form 8-A dated October 30, 1995 which contains a description of the Related Rights to Purchase Preferred Shares.

    The following documents filed with the SEC by HomeTown (File No. 0-22402) pursuant to the Exchange Act are incorporated herein by reference:

        (i) HomeTown's Annual Report on Form 10-K for the fiscal year ended January 3, 1996 (which incorporates by reference certain portions of HomeTown's definitive proxy statement for HomeTown's 1996 Annual Meeting of Stockholders) (the "HomeTown 10-K"), Quarterly Report on Form 10-Q for the quarter ended April 24, 1996, Amendment No. 1 thereto on Form 10-Q/A filed on June 19, 1996 and Amendment No. 2 thereto on Form 10-Q/A filed on July 3, 1996 (the "HomeTown 10-Q") and Current Report on Form 8-K dated August 8, 1996; and

        (ii) The description of HomeTown Common Stock contained in the HomeTown Registration Statement on Form 8-A dated September 14, 1993.

    All documents filed by Buffets or HomeTown pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the Buffets Special Meeting or the HomeTown Special Meeting shall be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus and to be made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for the purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated herein by reference) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.
                            ------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BUFFETS OR HOMETOWN OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BUFFETS OR HOMETOWN SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.....................................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................     2
SUMMARY...................................................................     7
  General.................................................................     7
  The Parties to the Merger...............................................     7
  The Special Meetings....................................................     7
  Required Vote...........................................................     9
  Recommendations of the Boards of Directors..............................     9
  Fairness Opinions With Respect to the Merger............................     9
  The Merger..............................................................     9
  Risk Factors............................................................    11
  No Dissenters' Rights in the Merger.....................................    11
  Certain Federal Income Tax Consequences.................................    12
  Comparative Rights of HomeTown Stockholders Before and After the
   Merger.................................................................    12
  Market Price and Dividend Data..........................................    12
  Selected Historical Consolidated Financial Data.........................    12
  Buffets Selected Historical Financial Data..............................    14
  Hometown Selected Historical Financial Data.............................    15
  Selected Pro Forma Condensed Combined Consolidated Financial Data.......    16
  Comparative Historical and Pro Forma Per Share Data.....................    17
RISK FACTORS..............................................................    18
  Combination of Companies................................................    18
  Repurchase of the HomeTown Notes........................................    18
  Stock Price Volatility..................................................    18
  Competition.............................................................    18
RECENT DEVELOPMENTS.......................................................    19
  Results for Twenty-Eight Weeks Ended July 17, 1996......................    19
  Litigation..............................................................    19
GENERAL INFORMATION.......................................................    20
  The Buffets Special Meeting.............................................    20
  The HomeTown Special Meeting............................................    21
BACKGROUND OF THE MERGER..................................................    22
RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER.....    24
  General.................................................................    24
  Buffets.................................................................    24
  HomeTown................................................................    25
OPINIONS OF PIPER JAFFRAY INC.............................................    26
OPINIONS OF MONTGOMERY SECURITIES.........................................    30
  Valuation of HomeTown...................................................    31
  Valuation of Buffets....................................................    33
THE MERGER................................................................    35
  General.................................................................    35
  Effective Time and Effect of the Merger.................................    35

  Exchange of Shares......................................................    35
  Conditions to Consummation of the Merger................................    36
  Representations, Warranties and Covenants...............................    38
  Indemnification.........................................................    39
  Employee Benefit Plans and Stock Options................................    39
  Termination of the Merger Agreement.....................................    39
  Fees and Expenses; Termination Fees.....................................    40
  Amendment of the Merger Agreement; Waiver of Conditions.................    40
  Interests of Certain Persons in the Merger..............................    40
  Federal Income Tax Consequences.........................................    42
  Accounting Treatment of the Merger......................................    42
  Business and Management After the Merger................................    43
  Debt Assumption.........................................................    43
  Resale of Shares by HomeTown Affiliates.................................    44
NO DISSENTERS' RIGHTS.....................................................    44
  Buffets Shareholders....................................................    44
  HomeTown Stockholders...................................................    44
UNAUDITED PRO FORMA CONDENSED COMBINING CONSOLIDATED FINANCIAL
 STATEMENTS...............................................................    45
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS.....    52
BUSINESS OF BUFFETS.......................................................    52
  General.................................................................    52
  Scatter System Format...................................................    53
  Small Batch Preparation.................................................    53
  All-Inclusive Price.....................................................    53
  Restaurant Operations and Controls......................................    53
  Franchising and Joint Ventures..........................................    54
  Competition.............................................................    55
  Advertising and Promotion...............................................    55
  Regulation..............................................................    55
  Trademarks..............................................................    55
  Employees...............................................................    56
  Restaurant Development..................................................    56
  Legal Proceedings.......................................................    57
BUSINESS OF HOMETOWN......................................................    57
  General.................................................................    57
  Operating Strategy......................................................    58
  Unit Economics..........................................................    58
  Expansion...............................................................    59
  Concept and Menu........................................................    59
  Restaurant Layout and Design............................................    60
  Site Selection and Construction.........................................    61
  Restaurant Operations and Management....................................    61
  Joint Venture Corporations..............................................    62

  Franchise Operations....................................................    63
  Marketing and Promotion.................................................    64
  Restaurant Industry and Competition.....................................    64
  Government Regulation...................................................    65
  Trademarks..............................................................    65
  Employees...............................................................    66
  Legal Proceedings.......................................................    66
MANAGEMENT OF BUFFETS.....................................................    67
  General.................................................................    67
  New Directors and Officers..............................................    67
DESCRIPTION OF BUFFETS CAPITAL STOCK......................................    68
  General.................................................................    68
  Common Stock............................................................    68
  Preferred Stock.........................................................    68
  Share Rights Plan.......................................................    69
  Anti-Takeover Provisions in Articles of Incorporation...................    70
  Transfer Agent..........................................................    70
MARKET PRICE INFORMATION..................................................    71
COMPARATIVE RIGHTS OF BUFFETS SHAREHOLDERS AND HOMETOWN STOCKHOLDERS......    71
  Call of Shareholders' Meeting...........................................    72
  Shareholder Action Without a Meeting....................................    72
  Amendments to Articles of Incorporation and Bylaws......................    72
  Dissenters' Rights......................................................    72
  Dividends; Stock Repurchases............................................    73
  Corporate Takeover Legislation..........................................    73
  Interested Shareholder Transactions.....................................    74
  Authorized Stock; Authority of Board of Directors to Issue Preferred
   Stock..................................................................    75
  Share Rights Plan.......................................................    75
  Limitation of Personal Liability of Directors...........................    75
  Indemnification of Directors, Officers and Employees....................    76
  Removal of Directors....................................................    76
LEGAL MATTERS.............................................................    76
EXPERTS...................................................................    76
SHAREHOLDER PROPOSALS.....................................................    76
  Buffets Proposals.......................................................    76
  HomeTown Proposals......................................................    77
INDEPENDENT ACCOUNTANTS...................................................    77

EXHIBIT A -- AGREEMENT AND PLAN OF MERGER.................................   A-1
EXHIBIT B -- OPINION OF PIPER JAFFRAY.....................................   B-1
EXHIBIT C -- OPINION OF MONTGOMERY SECURITIES.............................   C-1

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE EXHIBITS HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS EXHIBIT A TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. ALL INFORMATION CONCERNING BUFFETS INCLUDED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY BUFFETS AND ALL INFORMATION CONCERNING HOMETOWN INCLUDED OR INCORPORATED HEREIN BY REFERENCE HAS BEEN FURNISHED BY HOMETOWN. EACH SHAREHOLDER SHOULD READ CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE EXHIBITS HERETO IN THEIR ENTIRETY.

    THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS A NUMBER OF FORWARD-LOOKING STATEMENTS WHICH REFLECT THE CURRENT VIEWS OF BUFFETS AND/OR HOMETOWN WITH RESPECT TO FUTURE EVENTS THAT WILL HAVE AN EFFECT ON THEIR FUTURE PERFORMANCE, INCLUDING SUCH STATEMENTS REGARDING FUTURE RESTAURANT DEVELOPMENT. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE HEREIN OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE CURRENTLY ANTICIPATED. SHAREHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS.

GENERAL

    This Joint Proxy Statement/Prospectus relates to the proposed Merger of Sub with and into HomeTown pursuant to the Merger Agreement, whereby HomeTown will become a wholly-owned subsidiary of Buffets. See "The Merger".

THE PARTIES TO THE MERGER

    BUFFETS. Buffets is engaged in the development and operation of a chain of high quality buffet restaurants operating principally under the name Old Country Buffet-Registered Trademark-. As of July 31, 1996, Buffets operated 256 restaurants in 31 states and there were six franchisee-operated restaurants. The principal executive offices of Buffets are located at 10260 Viking Drive, Eden Prairie, Minnesota 55344 and its telephone number is (612) 942-9760. See "Business of Buffets".

    HOMETOWN. HomeTown operates and franchises high quality scatter bar buffet restaurants under the name "HomeTown Buffet". As of July 31, 1996, HomeTown operated 78 company-owned restaurants in 12 states and there were 19 franchisee-operated restaurants in eight states. HomeTown also owns and operates two Roadhouse Grill steakhouse restaurants. The principal executive offices of HomeTown are located at 9171 Towne Centre Drive, Suite 575, San Diego, California 92122 and its telephone number is (619) 546-9096. See "Business of HomeTown".

    SUB. Sub was formed in June, 1996 as a wholly-owned subsidiary of Buffets to serve as a vehicle to effect the Merger. Sub's address and telephone number are the same as Buffets'.

THE SPECIAL MEETINGS

    TIME, DATE AND PLACE. The Buffets Special Meeting will be held on September 19, 1996, at Buffets' Old Country Buffet restaurant, 4808 Highway 101, Minnetonka, Minnesota 55345, at 9:00 a.m., local time.

    The HomeTown Special Meeting will be held on September 19, 1996, at the offices of Stoel Rives LLP, 900 S.W. Fifth Avenue, 26th Floor, Portland, Oregon 97204, at 9:30 a.m., local time.

    RECORD DATE, QUORUM AND SHARES ENTITLED TO VOTE. Only holders of record of shares of Buffets Common Stock at the close of business on August 16, 1996 are entitled to vote at the Buffets Special

Meeting and any and all adjournments thereof. As of August 16, 1996, there were outstanding 31,341,234 shares of Buffets Common Stock which are entitled to vote at the Buffets Special Meeting. Each share of Buffets Common Stock is entitled to one vote at the Buffets Special Meeting.

    Only holders of record of shares of HomeTown Common Stock at the close of business on August 16, 1996 are entitled to vote at the HomeTown Special Meeting. At the close of business on August 16, 1996, there were outstanding 11,661,839 shares of HomeTown Common Stock which are entitled to vote at the HomeTown Special Meeting. Each share of HomeTown Common Stock is entitled to one vote at the HomeTown Special Meeting.

    The presence either in person or by properly executed proxy of the holders of a majority of the outstanding shares of Buffets Common Stock and of the outstanding shares of HomeTown Common Stock entitled to vote, respectively, at the Buffets Special Meeting and the HomeTown Special Meeting is necessary to constitute a quorum at each such special meeting.

    If a quorum is not present at either special meeting, the shareholders present, by vote of a majority of the votes cast by shareholders entitled to vote thereon, may adjourn the meeting, and at any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally held and proxies will be voted thereat as directed.

    PROXIES AND REVOCATION OF PROXIES. The enclosed Buffets proxy card permits each shareholder to specify that shares be voted "FOR" or "AGAINST" (or "ABSTAIN" from) approval of the Merger Proposal. The enclosed HomeTown proxy card permits each stockholder to specify that shares be voted "FOR" or "AGAINST" (or "ABSTAIN" from) approval and adoption of the Merger Agreement and the Merger. If properly executed and returned, such proxies will be voted in accordance with the choice specified. Where a signed proxy card is returned, but no choice is specified, the shares will be voted FOR approval of the Merger Proposal or approval and adoption of the Merger Agreement and the Merger, as appropriate.

    A proxy relating to the Buffets Special Meeting or HomeTown Special Meeting may be revoked by the shareholder at any time before it is exercised; however, mere attendance at a special meeting will not itself have the effect of revoking the proxy. Buffets shareholders may revoke a proxy before being voted by filing written notice of revocation or filing a subsequently dated proxy with Buffets. A HomeTown stockholder may revoke a proxy by filing with the Secretary of HomeTown an instrument of revocation or duly executed proxy bearing a later date. A HomeTown stockholder may also revoke a proxy by affirmatively electing to vote in person while attending the HomeTown Special Meeting.

    PURPOSE OF SPECIAL MEETINGS. At the Buffets Special Meeting, shareholders of Buffets will be asked to consider and vote on a proposal to approve the Merger Proposal and such other matters as may be properly brought before such special meeting. At the HomeTown Special Meeting, stockholders of HomeTown will be asked to consider and vote on a proposal to approve and adopt the Merger Agreement and the Merger and such other matters as may be properly brought before such special meeting.

    CERTAIN VOTING INFORMATION. As of August 16, 1996, Buffets directors and executive officers, as a group, beneficially owned 2,820,597 shares (or approximately 9.0%) of the outstanding Buffets Common Stock entitled to vote at the Buffets Special Meeting. All directors and executive officers of Buffets have indicated that they will vote all outstanding shares of Buffets Common Stock beneficially owned by them for approval of the Merger Proposal.

    As of August 16, 1996, HomeTown directors and executive officers, as a group, beneficially owned 2,394,540 shares (or approximately 20.5%) of the outstanding HomeTown Common Stock entitled to vote at the HomeTown Special Meeting. All directors and executive officers of HomeTown have indicated that they will vote all outstanding shares of HomeTown Common Stock beneficially owned by them for approval and adoption of the Merger Agreement and the Merger.

    OTHER MATTERS. Representatives of the independent auditors of Buffets and HomeTown are expected to be present at the Buffets and HomeTown Special Meetings, respectively. See "Independent Accountants".

REQUIRED VOTE

    BUFFETS. The affirmative vote of the holders of a majority of the outstanding shares of Buffets Common Stock present in person or by proxy at the Buffets Special Meeting is required to approve the Merger Proposal. Each share of Buffets Common Stock is entitled to one vote at the Buffets Special Meeting. See "General Information -- The Buffets Special Meeting".

    HOMETOWN. The affirmative vote of the holders of a majority of the outstanding shares of HomeTown Common Stock is required to approve the Merger Agreement and the Merger. Each share of HomeTown Common Stock is entitled to one vote at the HomeTown Special Meeting. See "General Information -- The HomeTown Special Meeting".

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    The Buffets Board has approved the Merger Agreement and the issuance of the Buffets Common Stock pursuant thereto and unanimously recommends that the Buffets shareholders vote "FOR" the Merger Proposal. The HomeTown Board has approved the Merger and the Merger Agreement and unanimously recommends that the HomeTown stockholders vote "FOR" the Merger and Merger Agreement. See "Background of the Merger" and "Recommendations of the Boards of Directors and Reasons for the Merger". In considering the recommendation of the Board of Directors of HomeTown with respect to the Merger, HomeTown stockholders should be aware that certain directors and officers of HomeTown have interests in the Merger different from the interests of other HomeTown stockholders. See "The Merger -- Interests of Certain Persons in the Merger".

FAIRNESS OPINIONS WITH RESPECT TO THE MERGER

    BUFFETS. The Board of Directors of Buffets has received opinions of Piper Jaffray Inc. ("Piper Jaffray"), Buffets' financial advisor in connection with the Merger, that, as of the date of the Merger Agreement and as of the date of this Joint Proxy Statement/Prospectus, the Conversion Number is fair to the shareholders of Buffets from a financial point of view. A copy of such opinion dated as of the date of this Joint Proxy Statement/Prospectus is attached as Exhibit B to this Joint Proxy Statement/ Prospectus and should be read in its entirety for information with respect to the assumptions made, and matters considered, by Piper Jaffray in rendering such opinion. For a discussion of certain relationships of Piper Jaffray with Buffets, see "Opinions of Piper Jaffray Inc."

    HOMETOWN. The Board of Directors of HomeTown has received opinions of Montgomery Securities, HomeTown's financial advisor in connection with the Merger, that, as of the date of the Merger Agreement and as of the date of this Joint Proxy Statement/Prospectus, the consideration to be received by holders of shares of HomeTown Common Stock pursuant to the Merger is fair to such stockholders from a financial point of view. A copy of such opinion dated as of the date of this Joint Proxy Statement/Prospectus is attached as Exhibit C to this Joint Proxy Statement/Prospectus. For a discussion of certain relationships of Montgomery Securities with HomeTown and Buffets, see "Opinions of Montgomery Securities".

THE MERGER

    GENERAL. At the Effective Time, Sub will be merged with and into HomeTown, and Buffets will thereby acquire all of the issued and outstanding shares of HomeTown. Sub will cease to exist as a separate corporation and HomeTown will be the surviving corporation in the Merger (the "Surviving Corporation"). The Certificate of Incorporation (the "HomeTown Certificate of Incorporation") and the Bylaws of HomeTown (the "HomeTown Bylaws") as in effect at the Effective Time will be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, except that the HomeTown Certificate of Incorporation shall be amended to decrease its authorized shares of Common Stock to 1,000 shares.

    CONVERSION OF SHARES. At the Effective Time of the Merger, each outstanding share of HomeTown Common Stock will be converted into 1.17 shares of Buffets Common Stock (the "Conversion Number"). The shareholders of Buffets will continue to hold their shares of capital stock of Buffets without any change in number, designation, terms or rights. For a summary of various differences between the rights of HomeTown stockholders and the rights of holders of Buffets Common Stock, see "Comparative Rights of Buffets Shareholders and HomeTown Stockholders".

    EFFECTIVE TIME OF THE MERGER. Subject to the terms and conditions of the Merger Agreement, the Merger is expected to become effective as soon as practicable after the Buffets and HomeTown Special Meetings. See "The Merger -- Effective Time and Effect of the Merger".

    CONDITIONS TO THE MERGER. The obligations of Buffets and HomeTown to effect the Merger are subject to certain conditions, including, among other things, that certain regulatory approvals shall have been obtained and that the Merger Proposal shall have been approved by the holders of Buffets Common Stock and that the Merger and Merger Agreement shall have been approved by the holders of HomeTown Common Stock. The parties' obligation to consummate the Merger also is conditioned upon the delivery of a letter from Deloitte & Touche LLP, Buffets' independent auditors, as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16, and a letter from KPMG Peat Marwick LLP, HomeTown's independent auditors, stating that they are not aware of any conditions that would preclude HomeTown from being pooled with Buffets. See "The Merger -- Conditions to Consummation of the Merger" for a discussion of conditions to the Merger. Other than the required shareholder approvals, substantially all of the conditions to the obligation of Buffets or HomeTown to consummate the Merger may be waived or modified by the party that is, or whose shareholders are, entitled to the benefits thereof.

    STOCK OPTIONS. Pursuant to the Merger Agreement, each outstanding option to acquire shares of HomeTown Common Stock will be converted into an option to acquire Buffets Common Stock based on the Conversion Number, and the exercise price of such option will be correspondingly adjusted. See "The Merger -- Employee Benefit Plans and Stock Options".

    OBLIGATIONS UNDER HOMETOWN'S 7% CONVERTIBLE SUBORDINATED NOTES. At or prior to the Effective Time, Buffets will guaranty and/or assume certain obligations of HomeTown under the outstanding 7% Convertible Subordinated Notes due 2002 of HomeTown in the aggregate principal amount of $41.5 million (the "Notes"), including the obligation to deliver shares of Buffets Common Stock upon conversion of the Notes at the rate of one share of Buffets Common Stock for each approximately $11.66 principal amount of the Notes so converted. See "The Merger -- Debt Assumption".

    AMENDMENT, TERMINATION AND WAIVER. The Merger Agreement may be amended at any time, provided that after the Merger Agreement has been approved and adopted by the shareholders, it may be amended only as permitted by applicable law. Under certain conditions, the Merger Agreement may be terminated prior to the Effective Time, whether prior to or after approval by the Buffets or HomeTown shareholders. The conditions under which the Merger Agreement may be terminated include termination by mutual consent of Buffets and HomeTown, termination by either party if the Merger has not been consummated on or before December 31, 1996, termination by either party upon the failure of either Buffets or HomeTown to receive the requisite shareholder approval at the Buffets Special Meeting or the HomeTown Special Meeting, or adjournments thereof, termination by either party if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party that has not been cured within the prescribed cure period, or termination by either party if a final unappealable order to prevent the Merger is entered. The Merger may also be terminated by either Buffets or HomeTown if the recommendation of the Merger by the Board of Directors of the other party is withdrawn or modified in a manner adverse to such party or if the Board of Directors of the other party recommends certain other transactions to its shareholders. See "The Merger -- Conditions to Consummation of the Merger", "The Merger -- Amendment of the Merger Agreement; Waiver of Conditions" and "The Merger -- Termination of the Merger Agreement".

    EXPENSES. If the Merger Agreement is terminated, the Merger Agreement provides, in certain specified circumstances, for the payment by one party to the other of $1.5 million. See "The Merger -- Fees and Expenses; Termination Fees".

    SOLICITATION OF THIRD-PARTY OFFERS. In the Merger Agreement, each of Buffets and HomeTown has agreed not to solicit, initiate or intentionally encourage proposals or offers, or take certain other actions, relating to any merger, consolidation, share exchange, purchase or other acquisition of all or (other than in the ordinary course of business) any substantial portion of the assets or any substantial equity interest in such party or any subsidiary of such party or any business combination with such party or any subsidiary of such party but is permitted to supply information to third parties and cooperate or assist or engage in discussions or negotiations with third parties relating to such merger and acquisition transaction, or modify or withdraw its recommendation of the Merger, if the appropriate Board of Directors determines (after consultation with legal counsel) that such action is necessary in order for such Board to act in accordance with its fiduciary obligations under applicable law. See "The Merger -- Representations, Warranties and Covenants".

    REGULATORY APPROVALS. Consummation of the Merger is subject to certain regulating matters, including expiration or early termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"). A request for early termination of such waiting period was granted effective June 28, 1996.

    SURRENDER OF SHARE CERTIFICATES. After the Effective Time, each stockholder of HomeTown will be entitled to receive, upon surrender of certificates previously representing shares of HomeTown Common Stock, certificates representing the number of full shares of Buffets Common Stock to which such stockholder is entitled pursuant to the Merger Agreement. No fractional shares of Buffets Common Stock will be issued, and holders of HomeTown Common Stock will be entitled to receive an amount in cash equal to the value of any such fraction of a share based upon the Average Price of Buffets Common Stock. STOCKHOLDERS OF HOMETOWN SHOULD NOT SURRENDER THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE TRANSMITTAL MATERIALS, WHICH WILL BE MAILED FOLLOWING THE EFFECTIVE TIME. See "The Merger -- Exchange of Shares".

    ACCOUNTING TREATMENT. The Merger will be accounted for as a pooling-of-interests for accounting and financial reporting purposes. See "The Merger -- Accounting Treatment of the Merger".

    MANAGEMENT AFTER THE MERGER. After the Effective Time, the Buffets Board will increase from five to seven members, and C. Dennis Scott and Dr. Christian
F. Horn, who are directors and significant stockholders of HomeTown (and, in the case of Mr. Scott, an officer), will become directors of Buffets. The HomeTown Board will be composed of Mr. Scott and Roe H. Hatlen, Chairman and Chief Executive Officer of Buffets. The executive officers of Buffets after the Effective Time will be as follows: Mr. Hatlen, Chairman and Chief Executive Officer; Mr. Scott, Vice Chairman and Chief Operating Officer; Kerry A. Kramp, President; Rick H. White, Executive Vice President of Operations; Clark C. Grant, Executive Vice President of Finance and Administration and Treasurer; Jean C. Rostollan, Executive Vice President of Purchasing; Thomas F. Hubbard, Executive Vice President of Real Estate and Development; and Neal L. Wichard, Senior Vice President of Real Estate. See "The Merger -- Business and Management After the Merger" and "Management of Buffets -- New Directors and Officers".

RISK FACTORS

    Ownership of Buffets Common Stock and the business to be conducted by Buffets after the Merger involve certain risks, including but not limited to risks associated with combining the two companies. See "Risk Factors".

NO DISSENTERS' RIGHTS IN THE MERGER

    Buffets shareholders and HomeTown stockholders will NOT be entitled to demand appraisal of, or to receive any appraisal payment for, their shares. See "No Dissenters' Rights".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The HomeTown Board has received the opinion of its counsel, Stoel Rives LLP, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The Buffets Board also has received the opinion of its counsel, Faegre & Benson LLP, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. See "The Merger -- Federal Income Tax Consequences".

COMPARATIVE RIGHTS OF HOMETOWN STOCKHOLDERS BEFORE AND AFTER THE MERGER

    The rights of the stockholders of HomeTown are currently governed by Delaware law and by HomeTown's Certificate of Incorporation and Bylaws. At the Effective Time, HomeTown stockholders will become shareholders of Buffets, a Minnesota corporation, and their rights as Buffets shareholders will be governed by Minnesota law and by Buffets' Articles of Incorporation and Bylaws. There are various differences between the rights of HomeTown stockholders and the rights of Buffets shareholders. See "Description of Buffets Capital Stock" and "Comparative Rights of Buffets Shareholders and HomeTown Stockholders".

MARKET PRICE AND DIVIDEND DATA

    The shares of Buffets Common Stock and the shares of HomeTown Common Stock are each listed on the Nasdaq National Market. The following table sets forth for the periods indicated the high and low sale prices of Buffets Common Stock and HomeTown Common Stock, as reported in published financial sources:

                                                BUFFETS           HOMETOWN COMMON
                                              COMMON STOCK             STOCK
                                          --------------------  --------------------
CALENDAR YEAR                               HIGH        LOW       HIGH        LOW
- ----------------------------------------  ---------  ---------  ---------  ---------
1994....................................  $   27.50  $    7.88  $   19.50  $    8.25
1995....................................      15.50       9.12      15.25       7.75
1996
  First Quarter.........................      14.25      11.88      12.50       9.63
  Second Quarter........................      14.13      11.38      14.88      12.63
  Third Quarter (through August 15).....      13.13      11.38      15.13      12.88

    On June 3, 1996, the last trading day prior to the public announcement of the Merger, the closing sale prices per share of Buffets Common Stock and HomeTown Common Stock as reported on the Nasdaq National Market were $12.50 and $15.125, respectively. On August 15, 1996, the last trading day for which closing sale prices were available at the time of the printing of this Joint Proxy Statement/Prospectus, the closing sale prices per share of Buffets Common Stock and HomeTown Common Stock as reported on the Nasdaq National Market were $12.88 and $14.75, respectively. Neither Buffets nor HomeTown has paid cash dividends on shares of its capital stock. See "Market Price Information".

    Listing on the Nasdaq National Market of the shares of Buffets Common Stock issuable in connection with the Merger is a condition to consummation of the Merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following tables set forth selected historical consolidated financial data of Buffets and HomeTown for the sixteen week periods ended April 24, 1996 and April 19, 1995, for each of the years (52-53 weeks) in the five-year period ended January 3, 1996 and as of April 24, 1996, January 3, 1996, December 28, 1994, December 29, 1993, December 30, 1992 and January 1, 1992. The selected historical consolidated financial data as of and for each of the five years in the period ended January 3, 1996 shown below have been derived from the consolidated financial statements of Buffets and HomeTown. The selected historical consolidated financial data for Buffets for the sixteen week periods ended April 24, 1996 and April 19, 1995 have been derived from Buffets unaudited consolidated financial statements and reflect all adjustments and accruals, consisting only of normal, recurring adjustments and accruals which are, in the opinion of Buffets management, necessary for a fair presentation of the results for the interim periods presented. The selected historical consolidated financial data for HomeTown for the sixteen week periods ended April 24, 1996 and April 19, 1995 have been derived from HomeTown's unaudited consolidated financial statements and, in the opinion of HomeTown management, include all adjustments and accruals, consisting only of normal recurring adjustments and accruals, considered necessary for a fair presentation of the interim periods presented. These historical data are not necessarily indicative of results to be expected after the Merger is consummated and should be read in conjunction with the information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Buffets and HomeTown 10-Ks and 10-Qs and the separate consolidated financial statements and the notes thereto of Buffets and HomeTown incorporated herein by reference. See also "Recent Developments -- Results for Twenty-Eight Weeks Ended July 17, 1996."

                   BUFFETS SELECTED HISTORICAL FINANCIAL DATA

                                       SIXTEEN WEEKS ENDED
                                                                                  YEAR (52-53 WEEKS) ENDED
                                       --------------------  ------------------------------------------------------------------
                                       APRIL 24,  APRIL 19,  JANUARY 3,   DECEMBER 28,  DECEMBER 29,  DECEMBER 30,  JANUARY 1,
                                         1996       1995      1996 (1)        1994          1993          1992         1992
                                       ---------  ---------  -----------  ------------  ------------  ------------  -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Statement of Earnings Data:
  Restaurant sales...................  $ 155,935  $ 142,090   $ 509,928    $  409,744    $  334,896    $  247,474    $ 196,212
  Restaurant profits.................     17,022     19,130      70,114        65,362        58,427        43,074       31,794
  Earnings before income taxes.......      8,950     10,982      43,282        36,851        33,780        25,200       18,387
  Net earnings.......................      5,549      6,809      26,832        22,476        20,300        15,220       11,107
  Net earnings per share.............  $    0.18  $    0.22   $    0.86    $     0.71    $     0.66    $     0.51    $    0.38
  Weighted average common and common
   equivalent shares outstanding.....     31,556     31,156      31,312        31,576        30,776        29,694       29,252

                                    APRIL 24,  JANUARY 3,   DECEMBER 28,  DECEMBER 29,  DECEMBER 30,  JANUARY 1,
                                      1996        1996          1994          1993          1992         1992
                                    ---------  -----------  ------------  ------------  ------------  -----------
                                                                   (IN THOUSANDS)
Balance Sheet Data:
  Property/equipment (net)........  $ 223,231   $ 220,627    $  183,100    $  130,771    $   94,414    $  66,423
  Total assets....................    254,684     255,907       208,526       159,788       112,667       79,952
  Long-term debt..................     10,000      14,000         7,000        --            12,000        5,000
  Total stockholders' equity......    177,783     171,928       141,522       115,911        69,136       50,896

                                          SIXTEEN WEEKS ENDED
                                                                                  YEAR (52-53 WEEKS) ENDED
                                        ------------------------  --------------------------------------------------------
                                         APRIL 24,    APRIL 19,   JANUARY 3,   DECEMBER 28,   DECEMBER 29,   DECEMBER 30,
                                           1996         1995       1996 (1)        1994           1993           1992
                                        -----------  -----------  -----------  -------------  -------------  -------------
Restaurant Data:
  Restaurants open (end of period):
    Company-owned.....................         250          225          243           208            174            134
    Franchised........................           6            6            6             6              6              6
                                        -----------  -----------  -----------  -------------  -------------  -------------
      Total...........................         256          231          249           214            180            140
  Average weekly sales of Company-
   owned restaurants open during
   period.............................   $  39,391    $  40,812    $  42,223     $  42,615      $  42,695      $  40,925


                                        JANUARY 1,
                                           1992
                                        -----------
Restaurant Data:
  Restaurants open (end of period):
    Company-owned.....................         108
    Franchised........................           6
                                        -----------
      Total...........................         114
  Average weekly sales of Company-
   owned restaurants open during
   period.............................   $  39,420

- ------------------------------
(1)  The fiscal year consisted of 53 weeks.

                  HOMETOWN SELECTED HISTORICAL FINANCIAL DATA

                                          SIXTEEN WEEKS ENDED
                                                                                  YEAR (52-53 WEEKS) ENDED
                                        ------------------------  --------------------------------------------------------
                                         APRIL 24,    APRIL 19,   JANUARY 3,   DECEMBER 28,   DECEMBER 29,   DECEMBER 30,
                                           1996         1995       1996 (1)      1994 (1)       1993 (1)       1992 (1)
                                        -----------  -----------  -----------  -------------  -------------  -------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Statement of Income Data:
  Revenues:
    Net restaurant sales..............   $  61,403    $  38,334    $ 151,517     $  74,715      $  34,684      $  13,749
    Franchise income, net.............         344          281          882           906            420            170
                                        -----------  -----------  -----------  -------------  -------------  -------------
      Total revenues..................      61,747       38,615      152,399        75,621         35,104         13,919
  Income (loss) before taxes and
   minority interest..................       2,925        2,218       10,611         5,398          2,309           (851)
  Net income (loss)...................       1,755        1,397        6,561         3,644          1,939           (851)
  Net income (loss) applicable to
   common shareholders................       1,755        1,397        6,561         3,644          1,078         (1,899)
  Net income (loss) per share.........   $    0.15    $    0.12    $    0.55     $    0.31      $    0.21      $   (0.66)
  Weighted average common and common
   equivalent shares..................      12,051       11,935       11,959        11,722          5,225          2,885


                                        JANUARY 1,
                                         1992 (1)
                                        -----------

Statement of Income Data:
  Revenues:
    Net restaurant sales..............   $   6,512
    Franchise income, net.............      --
                                        -----------
      Total revenues..................       6,512
  Income (loss) before taxes and
   minority interest..................      (1,175)
  Net income (loss)...................      (1,175)
  Net income (loss) applicable to
   common shareholders................      (1,464)
  Net income (loss) per share.........   $   (0.57)
  Weighted average common and common
   equivalent shares..................       2,556

                                    APRIL 24,  JANUARY 3,   DECEMBER 28,   DECEMBER 29,   DECEMBER 30,   JANUARY 1,
                                      1996      1996 (1)      1994 (1)       1993 (1)       1992 (1)      1992 (1)
                                    ---------  -----------  -------------  -------------  -------------  -----------
                                                                     (IN THOUSANDS)
Balance Sheet Data:
  Property/equipment (net)........  $ 112,353   $ 107,946     $  65,426      $  21,183      $   9,277     $   4,353
  Total assets....................    145,506     145,857        83,600         51,343         15,324         8,342
  Long-term debt and obligations
   under capital leases, including
   current portion................     50,154      50,655           789            997          1,081         1,074
  Redeemable preferred stock......     --          --            --             --             10,835         4,875
  Total stockholders' equity
   (deficit)......................     74,030      72,218        65,546         43,986           (668)        1,222

                                          SIXTEEN WEEKS ENDED
                                                                                  YEAR (52-53 WEEKS) ENDED
                                        ------------------------  --------------------------------------------------------
                                         APRIL 24,    APRIL 19,   JANUARY 3,   DECEMBER 28,   DECEMBER 29,   DECEMBER 30,
                                           1996         1995       1996 (1)      1994 (1)       1993 (1)       1992 (1)
                                        -----------  -----------  -----------  -------------  -------------  -------------
Restaurant Data:
  Restaurants open (end of period):
    Company-owned.....................          76           49           70            43             17              7
    Franchised........................          19           17           19            17              9              4
                                        -----------  -----------  -----------  -------------  -------------  -------------
      Total...........................          95           66           89            60             26             11
  Average weekly sales of Company-
   owned restaurants open during
   period.............................   $  53,018    $  53,639    $  53,789     $  57,641      $  56,985      $  44,225


                                        JANUARY 1,
                                         1992 (1)
                                        -----------
Restaurant Data:
  Restaurants open (end of period):
    Company-owned.....................           5
    Franchised........................      --
                                        -----------
      Total...........................           5
  Average weekly sales of Company-
   owned restaurants open during
   period.............................   $  33,691

- ------------------------------
(1) HomeTown's fiscal year ends on the Wednesday nearest December 31 and is comprised of 52 or 53 weeks. Fiscal years in 1995, 1994, 1993, 1992 and 1991 were comprised of 53, 52, 52, 52 and 52 weeks, respectively, and ended on January 3, 1996, December 28, 1994, December 29, 1993, December 30, 1992 and January 1, 1992, respectively. For convenience HomeTown has indicated in its consolidated financial statements and notes to its consolidated financial statements that its fiscal year ends on December 31.

       SELECTED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA

    The selected pro forma condensed combined consolidated financial information presented below provides financial information giving effect to the Merger on a pooling-of-interests basis for the periods presented. The financial information of HomeTown has been adjusted to conform HomeTown's presentation format to that of Buffets. The pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented or of future results. The pro forma information is derived from the Unaudited Pro Forma Condensed Combining Financial Statements appearing elsewhere herein and should be read in conjunction with, and is qualified in its entirety by reference to, such information.

                                                             SIXTEEN            YEAR (52-53 WEEKS) ENDED
                                                           WEEKS ENDED   ---------------------------------------
                                                            APRIL 24,    JANUARY 3,   DECEMBER 28,  DECEMBER 29,
                                                              1996        1996 (1)        1994          1993
                                                          -------------  -----------  ------------  ------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Pro Forma Combined
Statement of Earnings Data:
  Restaurant sales......................................   $   217,338   $   661,445   $  484,459    $  369,580
  Restaurant profits....................................        25,244        93,599       76,746        63,538
  Earnings before income taxes..........................        11,875        53,893       42,249        36,088
  Net earnings..........................................         7,304        33,393       26,120        22,239
  Net earnings applicable to common shareholders........         7,304        33,393       26,120        21,378
  Net earnings per share................................   $      0.16   $      0.74   $     0.58    $     0.58
  Weighted average common and common equivalent shares
   outstanding..........................................        45,656        45,304       45,291        36,889

                                                                                                    APRIL 24, 1996
                                                                                                    --------------
                                                                                                    (IN THOUSANDS)
Pro Forma Combined
Balance Sheet Data:
  Property/equipment (net)........................................................................   $    335,584
  Total assets....................................................................................        399,637
  Long-term debt..................................................................................         58,092
  Total stockholders' equity......................................................................        248,213

- ------------------------
(1) The fiscal year consisted of 53 weeks.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

    The following table summarizes certain selected financial information on a historical basis, a pro forma basis and a pro forma equivalent per share basis and is derived from, should be read in conjunction with and is qualified in its entirety by reference to, the Unaudited Pro Forma Condensed Combining Financial Statements included elsewhere in this Joint Proxy Statement/Prospectus and the historical financial statements of Buffets and HomeTown which are included elsewhere in this Joint Proxy Statement/Prospectus or incorporated in this Joint Proxy Statement/Prospectus by reference. The information presented in this table is for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented or of future results.

                                                                                                         HOMETOWN
                                                                    HISTORICAL           BUFFETS        EQUIVALENT
                                                              ----------------------    PRO FORMA        PRO FORMA
                                                               BUFFETS    HOMETOWN    COMBINED (1)    COMBINED (1)(2)
                                                              ---------  -----------  -------------  -----------------
Income per share from continuing operations:
  Sixteen weeks ended April 24, 1996........................  $    0.18   $    0.15     $    0.16        $    0.19
  Sixteen weeks ended April 19, 1995........................       0.22        0.12          0.18             0.21
  Fifty-three weeks ended January 3, 1996...................       0.86        0.55          0.74             0.87
  Fifty-two weeks ended December 28, 1994...................       0.71        0.31          0.58             0.68
  Fifty-two weeks ended December 29, 1993...................       0.66        0.21          0.58             0.68
Book value per share at (3):
  April 24, 1996............................................  $    5.68   $    6.38     $    5.53        $    6.47
  January 3, 1996...........................................       5.50        6.24          5.37             6.28

- ------------------------
(1) Buffets and HomeTown anticipate that the combined company will incur Merger-related expenses totaling approximately $3.6 million. Such expenses include only financial advisory fees, legal and accounting expenses and other miscellaneous transaction costs; they do not include any severance payments that may be made to HomeTown employees in connection with the Merger (see "The Merger -- Employee Benefit Plans and Stock Options"), any costs relating to possible restaurant conversions or closures (see "The Merger -- Business and Management After the Merger") or any other costs that may arise in connection with the Merger. These Merger-related expenses are expected to be charged to the operations of Buffets and HomeTown as incurred. The effects of these costs have not been reflected in the historical or pro forma income per share from continuing operations data but are reflected in the pro forma book value per share as of April 24, 1996 and January 3, 1996.

(2) The HomeTown equivalent pro forma combined per share amounts are calculated by multiplying the Buffets pro forma combined per share amounts by the exchange ratio of 1.17 shares of Buffets Common Stock for each share of HomeTown Common Stock.

(3) Historical book value per share is computed by dividing stockholders' equity by the number of shares of Common Stock outstanding at the end of each period. Buffets' pro forma book value per share is computed by dividing pro forma stockholders' equity, including the effect of pro forma adjustments, by the pro forma number of Buffets Common Stock which would have been outstanding had the Merger been consummated as of each balance sheet date.

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED BY HOLDERS OF HOMETOWN COMMON STOCK IN EVALUATING WHETHER TO APPROVE THE MERGER AGREEMENT AND THE MERGER AND THEREBY BECOME HOLDERS OF BUFFETS COMMON STOCK AND BY HOLDERS OF BUFFETS COMMON STOCK IN EVALUATING WHETHER TO APPROVE THE ISSUANCE OF SHARES OF BUFFETS COMMON STOCK PURSUANT TO THE MERGER AGREEMENT. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

    COMBINATION OF COMPANIES. Realization of the anticipated benefits of the Merger will depend in part upon the successful combination of the senior management of the two companies and whether the integration of the two companies' operations is achieved in an efficient and effective manner. The inability to successfully combine such senior management or the loss of the services of one or more of these key persons could have a material adverse effect on the combined companies. The senior management of the combined companies also must continue to attract and retain qualified management level employees and continue to motivate employees in light of organizational changes resulting from the Merger. In addition, the senior management of the combined companies must continue to focus on restaurant development and implement a development strategy that successfully takes advantage of both the "Old Country Buffet" and "HomeTown Buffet" concepts. The integration of the two companies will require the dedication of management resources which may distract attention from the day-to-day operations of the combined companies. Neither management group has experience in business combinations of this size.

    REPURCHASE OF THE HOMETOWN NOTES. The outstanding HomeTown Notes provide that holders thereof may, subject to certain conditions, require HomeTown to repurchase the Notes, in whole or in part, after the Effective Time at a price equal to 100% of their principal amount, plus accrued interest. In connection with the Merger, Buffets will guaranty such repurchase obligations under the HomeTown Notes. Buffets believes that it and HomeTown will have sufficient funds available to satisfy any repurchase rights ultimately exercised by holders of HomeTown Notes. However, if substantial repurchase payments are made, the funds available to the combined companies for restaurant development and other uses may be reduced. See "The Merger -- Debt Assumption".

    STOCK PRICE VOLATILITY. Buffets Common Stock has experienced substantial price volatility. Buffets Common Stock is quoted on the Nasdaq National Market, which stock market has experienced and is likely to continue to experience significant price and volume fluctuations which could adversely affect the market price of Buffets Common Stock without regard to the operating performance of Buffets. In addition, Buffets believes that factors such as quarterly fluctuations in the financial results of Buffets or its competitors and general conditions in the industry, the overall economy and the financial markets could cause the price of Buffets Common Stock to fluctuate substantially. See "Market Price Information". The market price of Buffets Common Stock may continue to be subject to fluctuations unrelated or disproportionate to Buffets' operating performance. The market price of Buffets Common Stock could also be subject to significant fluctuations in response to variations in quarterly operating results and other factors.

    COMPETITION. The restaurant industry is expected to remain intensely competitive with respect to price, service, location, and the type and quality of food. It is also anticipated that growth in the industry will result in continuing competition for available restaurant sites. The restaurant business is often affected by changes in consumer tastes, national, regional, or local economic conditions, demographic trends, traffic patterns, and the type, number, and location of competing restaurants. The success of Buffets will depend in part on the ability of its management to anticipate, identify, and respond appropriately to changing conditions.

                              RECENT DEVELOPMENTS

RESULTS FOR TWENTY-EIGHT WEEKS ENDED JULY 17, 1996

    BUFFETS. For the twenty-eight weeks ended July 17, 1996, net earnings of Buffets decreased 4.3% to $13,766,000 from $14,380,000 in the same period in 1995. Earnings per share decreased 4.3% to $.44 from $.46 in the same period of 1995. Restaurant sales for the twenty-eight week period increased 10.0% to $287,386,000 from $261,372,000 in 1995. Average weekly sales per restaurant decreased during the first twenty-eight weeks by 2.5% to $41,114 from $42,168 for the same period in 1995. Comparable restaurant sales were down 2.7% versus the same period in 1995. However, the thirteen new restaurants opened in 1996 generated average weekly sales in the second quarter of $53,858. These results are not necessarily indicative of results to be expected after the Merger is consummated and should be read in conjunction with the other historical and pro forma financial data included elsewhere herein and incorporated herein by reference.

    HOMETOWN. For the first twenty-eight weeks of fiscal 1996 HomeTown's revenues totaled $112.9 million, a 54% increase from $73.4 million for the same period of 1995. Net income for the twenty-eight week period of 1996 amounted to $3,881,000 or $0.32 per common share compared to net income of $3,021,000 or $0.25 per common share for the same period of 1995. For the first twenty-eight weeks of 1996 average weekly net restaurant sales amounted to $53,802 compared to $54,893 in the same period of 1995, a 2.0% decrease. These results are not necessarily indicative of results to be expected after the Merger is consummated and should be read in conjunction with the other historical and pro forma financial data included elsewhere herein and incorporated herein by reference.

LITIGATION

    On August 9, 1996, HTB Restaurants, Inc. ("HTB Restaurants"), a franchisee of HomeTown, along with its parent entities, Summit Family Restaurants, Inc. and CKE Restaurants, Inc. (the "Plaintiffs"), filed suit against Buffets and HomeTown in Federal District Court for the District of Utah, Central Division. The suit alleges, among other things, that Buffets and HomeTown have illegally conspired to restrict competition and to prevent the Plaintiffs from developing additional HomeTown Buffet restaurants under the multiple unit agreement between HomeTown and HTB Restaurants. The suit includes claims against Buffets and HomeTown for violations of both federal and state antitrust laws, claims for unfair business practices, and claims for tortious interference with contract and economic relations. The suit also alleges claims against HomeTown for breach of contract and breach of the covenant of good faith and fair dealing. Plaintiffs seek up to $160 million in damages and to enjoin the merger between Buffets and HomeTown. HomeTown and Buffets both intend to vigorously defend the lawsuit. See "Business of HomeTown -- Franchise Operations."

                              GENERAL INFORMATION

THE BUFFETS SPECIAL MEETING

    INTRODUCTION. This Joint Proxy Statement/Prospectus is provided to the shareholders of Buffets in connection with the Special Meeting to be held on September 19, 1996 and any adjournments or postponements thereof. The approximate date on which this Joint Proxy Statement/Prospectus and the enclosed proxy card will first be sent to Buffets shareholders is August 19, 1996.

    ACTION TO BE TAKEN AT THE BUFFETS SPECIAL MEETING. At the Buffets Special Meeting, the Buffets shareholders will be asked to consider and vote upon the issuance of shares of Buffets Common Stock in exchange for shares of HomeTown Common Stock pursuant to the Merger Agreement and to transact such other business as may be properly come before the Buffets Special Meeting or any adjournments thereof. The Merger Agreement is attached as Exhibit A to this Joint Proxy Statement/ Prospectus and is incorporated herein by reference.

    VOTING AT THE BUFFETS SPECIAL MEETING. Only holders of record of Buffets Common Stock outstanding at the close of business on August 16, 1996 (the "Buffets Record Date") are entitled to vote at the Buffets Special Meeting and at any adjournment thereof. As of the close of business on the Buffets Record Date, 31,341,234 shares of Buffets Common Stock were outstanding and entitled to vote at the Buffets Special Meeting.

    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Buffets Common Stock is necessary to constitute a quorum at the meeting. Abstentions will be counted in determining whether a quorum is present, and are in effect negative votes. A shareholder (including a broker) who does not give authority to a proxy holder to vote, or withholds authority to vote, shall not be counted in determining whether a quorum is present and will not be included in vote totals. In deciding all questions, a holder of Buffets Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the Buffets Record Date. Approval of the issuance of shares of Buffets Common Stock pursuant to the Merger Agreement requires the affirmative vote of a majority of the shares voted, in person or by proxy, on such proposal.

    Although Minnesota law does not require shareholder approval of the Merger or the issuance of shares of Buffets Common Stock pursuant to the Merger, Buffets is seeking such approval because such approval is a condition to consummation of the Merger pursuant to the Merger Agreement and is required by the rules and regulations of the Nasdaq National Market, on which Buffets Common Stock is listed.

    All shares of Buffets Common Stock represented by properly executed and unrevoked proxies will be voted at the Buffets Special Meeting in accordance with the direction on the proxies. IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED FOR APPROVAL OF THE ISSUANCE OF BUFFETS COMMON STOCK IN THE MERGER AS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. Buffets does not know of any matters, other than those described in the Buffets Notice of Special Meeting, which will come before the Buffets Special Meeting. If any other matters are properly presented for action at the Buffets Special Meeting, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    A shareholder of Buffets who executes and returns a proxy has the power to revoke it at any time before it is voted. A shareholder who wishes to revoke a proxy can do so by executing a later dated proxy relating to the same shares and by delivering it to the Secretary of Buffets prior to the vote at the Buffets Special Meeting or by giving written notice of the revocation to the Secretary of Buffets prior to the vote at the Buffets Special Meeting. All written notices of revocation and other communications relating to the revocation of proxies should be addressed as follows: Buffets, Inc., 10260 Viking Drive, Eden Prairie, Minnesota 55344, Attention: Secretary.

    SOLICITATION OF PROXIES. The accompanying proxy is being solicited on behalf of the Buffets Board. The expense of preparing and printing the form of proxy and the material used in the solicitation thereof will be borne equally by Buffets and HomeTown. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and telegram by directors, officers, and employees of Buffets. Arrangements have also been made with brokerage houses, banks, and other custodians, nominees, and fiduciaries for the forwarding of soliciting materials to the beneficial owners of the Buffets Common Stock held of record by such person, and Buffets will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. Corporate Investor Communications, Inc. will assist in the solicitation of proxies by Buffets for a base fee, which will not exceed $4,000, plus $3 per shareholder contact, and will be reimbursed for out-of-pocket expenses. Buffets will pay such fees and out-of-pocket expenses.

    SUB. The Merger Agreement and the transactions contemplated thereby have been approved and adopted by the written consents of the sole director of Sub and of Buffets, as the sole stockholder of Sub.

THE HOMETOWN SPECIAL MEETING

    INTRODUCTION. This Joint Proxy Statement/Prospectus is provided to the stockholders of HomeTown in connection with the Special Meeting to be held on September 19, 1996 and any adjournments or postponements thereof. The approximate date this Joint Proxy Statement/Prospectus is first being sent to HomeTown stockholders is August 19, 1996.

    ACTION TO BE TAKEN AT THE HOMETOWN SPECIAL MEETING. At the HomeTown Special Meeting, the HomeTown stockholders will be asked to consider and vote on a proposal to approve the Merger Agreement and the Merger and to transact any other business that properly comes before the meeting. The Merger Agreement is attached as Exhibit A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

    VOTING AT THE HOMETOWN SPECIAL MEETING. Only stockholders of record at the close of business on August 16, 1996 (the "HomeTown Record Date") will be entitled to vote at the HomeTown Special Meeting. As of the close of business on the HomeTown Record Date, 11,661,839 shares of HomeTown Common Stock were outstanding and entitled to vote at the HomeTown Special Meeting.

    Any person giving a proxy in the form accompanying this Joint Proxy Statement/Prospectus has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of HomeTown an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while attending the HomeTown Special Meeting. A stockholder who attends the meeting, however, need not revoke the proxy and vote in person unless the stockholder wishes to do so. All valid, unrevoked proxies will be voted at the HomeTown Special Meeting in accordance with the instructions given. IF THE SIGNED PROXY IS RETURNED WITHOUT INSTRUCTIONS, IT WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. A majority of the shares of HomeTown Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the HomeTown Special Meeting. The affirmative vote of the holders of a majority of the shares of outstanding HomeTown Common Stock is required to approve the Merger Agreement and the Merger. Abstentions have the same effect as "no" votes in determining whether the proposal is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the HomeTown Special Meeting and have the same effect as "no" votes in determining whether the proposal is approved. Although the Notice of Special Meeting of HomeTown Stockholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors of HomeTown has no knowledge of any matters to be presented at the meeting other than those referred to herein. The accompanying proxy, however, gives discretionary authority to the proxy holders to vote in accordance with the recommendation of management if any other matters are presented.

    SOLICITATION OF PROXIES. A proxy in the form accompanying this Joint Proxy Statement/Prospectus is solicited on behalf of the Board of Directors of HomeTown. The cost of preparing and printing the proxy, the Joint Proxy Statement/Prospectus and any other material furnished to the stockholders of HomeTown in connection with the HomeTown Special Meeting will be borne equally by HomeTown and Buffets. Proxies will be solicited by use of the mails, and officers and employees of HomeTown may, without additional compensation, also solicit proxies by telephone or personal contacts. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of HomeTown Common Stock held in their names and HomeTown will, on request, reimburse such persons for their expenses in forwarding proxies and accompanying materials and in obtaining authorization from beneficial owners of HomeTown Common Stock to execute proxies. Corporate Investor Communications, Inc. will assist in the solicitation of proxies by HomeTown for a base fee, which will not exceed $4,500, plus $3 per stockholder contact, and will be reimbursed for out-of-pocket expenses. HomeTown will pay such fees and out-of-pocket expenses.

                            BACKGROUND OF THE MERGER

    The terms and conditions of the Merger were determined through arm's-length negotiations between the senior managements and Boards of Directors of Buffets and HomeTown. In determining the form of the transaction and the form and amount of the consideration, numerous factors were reviewed by the senior managements and Boards of Directors of Buffets and HomeTown. See "Recommendations of the Boards of Directors and Reasons for the Merger." The following is a brief discussion of the contacts and negotiations that have occurred between Buffets and HomeTown.

    The parties first had discussions regarding a possible combination of the two companies in early 1995. In March 1995, Mr. Scott, Chairman and Chief Executive Officer of HomeTown, contacted Mr. Hatlen, Chairman and Chief Executive Officer of Buffets, to explore a potential combination of Buffets and HomeTown. Mr. Scott made this contact in light of the benefits he perceived from a possible combination, including economies of scale and the advantages of a national chain. Following this initial telephone call, Mr. Hatlen and several other members of the Buffets Board, including Alan S. McDowell and David Michael Winton, held various in-person and telephone discussions with Mr. Scott regarding the feasibility and possible structure of such a combination. However, in April 1995, following these very preliminary discussions, negotiations were terminated due to concerns regarding the management of the combined entities. Such discussions did not include substantive negotiations with respect to price or other material terms.

    New discussions between the parties commenced in January 1996 when, in early January 1996, Mr. Scott telephoned Mr. Winton to express his interest in again exploring a potential combination of the two companies. Mr. Scott opened new discussions with Buffets because he believed his initial reasons for seeking to do the transaction remained compelling and, in addition, he had come to believe that a merger could bring additional management and financial strength to HomeTown. After a discussion between Mr. Hatlen and Mr. Winton and at the request of Mr. Hatlen, Mr. McDowell flew to San Diego on January 17, 1996 to meet with Mr. Scott and discuss further the feasibility of such a combination and, in particular, Mr. Scott's views on how to combine the operations and management of the two companies. Based on feedback from this meeting, Mr. Hatlen met with Mr. Scott on January 24, 1996 in San Diego to discuss management issues and other combination concerns. Based on these preliminary meetings, Buffets and HomeTown entered into a Mutual Confidentiality Agreement dated as of February 5, 1996, pursuant to which the companies received various financial and other information from each other.

    In February 1996, Mr. Hatlen reported to the Buffets Board that preliminary discussions with HomeTown had been held and that a combination of the two companies appeared feasible. The Buffets Board instructed senior management to continue with negotiations.

    In February 1996, the HomeTown Board was informed of the preliminary discussions and authorized management to continue to pursue the possibility of a combination and to commence due diligence reviews. On March 28, 1996, the HomeTown Board met to receive a report of management with respect to the status of such negotiations. At the March meeting, the HomeTown Board selected Montgomery Securities as its financial advisor and directed management to prepare a report summarizing the business rationale for a proposed combination. Between late March and May 1996, HomeTown and Buffets performed due diligence investigations and engaged in further discussions. At meetings on April 23, May 14, May 24, and May 29, 1996, the HomeTown Board received updates from management and Montgomery Securities as to the status of negotiations and due diligence and the probable valuations of the two companies. At these meetings, the HomeTown Board confirmed its directive to management to pursue negotiations.

    During February and March 1996, senior management and certain directors of both companies met several times to discuss the terms of a potential combination, including various operating, personnel and strategic issues.

    On March 29, 1996, the Buffets Board again received a report regarding the status of negotiations and again authorized senior management to continue preliminary discussions with HomeTown regarding a potential combination.

    During the period from April 2, 1996 through April 5, 1996, representatives of Buffets conducted an on-site due diligence review in San Diego. On April 10, 1996, representatives of HomeTown, including representatives of Montgomery Securities, HomeTown's financial advisor, made a due diligence trip to Minneapolis and met with Mr. Hatlen and other senior management of Buffets.

    On May 14, 1996, at the annual meeting of the Buffets Board, the status of negotiations with HomeTown was again reviewed. In addition, the Buffets Board authorized the engagement of Piper Jaffray to act as Buffets' financial advisor in connection with the proposed transaction.

    On May 21, 1996, a meeting between representatives of the two companies took place in Minneapolis, Minnesota. Attending such meeting on behalf of Buffets were Messrs. Hatlen and Winton, Raymond A. Lipkin, a director of Buffets, H. Thomas Mitchell, General Counsel of Buffets, and representatives of Piper Jaffray. Attending on behalf of HomeTown were Mr. Scott, Neal L. Wichard, Vice Chairman of HomeTown, Glenn E. Glasshagel, Chief Financial Officer of HomeTown, Bradley J. Thies, General Counsel of HomeTown, and representatives of Montgomery Securities. At this meeting, various aspects of the proposed combination were discussed. The parties agreed upon an exchange ratio of 1.17 shares of Buffets Common Stock for each outstanding share of HomeTown Common Stock. Based upon the discussions held during the May 21st meeting, Buffets circulated a draft of a proposed merger agreement to the representatives of HomeTown on May 24, 1996.

    On May 28 and 29, 1996, the parties and various of their advisors, including representatives of Piper Jaffray and Montgomery Securities, met in Minneapolis at the offices of Faegre & Benson, counsel to Buffets, to discuss the draft merger agreement and other terms of the proposed transaction. Negotiation of the definitive merger agreement and other documents continued through June 3, 1996, as did additional due diligence investigations by both parties.

    On June 3, 1996, the Buffets Board met to consider the Merger. After reviewing the findings of the management, financial and legal due diligence investigations of HomeTown, discussing with senior management of Buffets the benefits and risks associated with the proposed Merger, reviewing the terms of the Merger Agreement with senior management, legal counsel, independent auditors and Piper Jaffray, and reviewing and considering the fairness opinion of Piper Jaffray (see "Opinions of Piper Jaffray"), the Buffets Board determined that the Merger was fair to, and in the best interests of, Buffets and its shareholders and unanimously voted to approve and adopt the Merger Agreement and the Merger and to call a special meeting of the shareholders of Buffets to consider and vote on the Merger Proposal.

    On June 3, 1996, the HomeTown Board held a meeting during which: (i) Montgomery Securities presented a financial analysis of the proposed merger at the Conversion Number and delivered its oral opinion, subsequently confirmed in writing as of that date and as of the date of this Joint Proxy

Statement Prospectus, that the consideration to be received by the stockholders of HomeTown in the Merger is fair to such stockholders, from a financial point of view, (ii) management reviewed the rationale for the Merger and discussed its due diligence, and (iii) legal counsel presented an analysis of the proposed form of merger agreement and legal due diligence. In addition, the HomeTown Board considered certain questions relating to the treatment of the proposed merger as a pooling-of-interests for accounting purposes and discussed these questions with HomeTown's independent auditors. Following these discussions, and, having concluded that the Merger was in the best interests of their stockholders, the HomeTown Board approved resolutions to enter into a definitive merger agreement substantially in the form discussed at the meeting, subject to satisfactory resolution of certain issues in the agreement and with such changes thereto as management might deem necessary or convenient.

    The Merger Agreement was executed by the parties on June 3, 1996. See "Recommendations of the Boards of Directors and Reasons for the Merger".

    Certain directors and officers of HomeTown have interests in the Merger different from the interests of other HomeTown stockholders. See "The Merger -- Interests of Certain Persons in the Merger" and "Management of Buffets -- New Directors and Officers".

                   RECOMMENDATIONS OF THE BOARDS OF DIRECTORS
                           AND REASONS FOR THE MERGER

GENERAL

    HomeTown and Buffets are both engaged in the development and operation of high quality buffet restaurants. See "Business of Buffets" and "Business of HomeTown". C. Dennis Scott, HomeTown's Chairman and Chief Executive Officer, co-founded Buffets in 1983 with Roe H. Hatlen, Buffets' Chairman and Chief Executive Officer. The restaurant concept employed by the two companies is very similar.

    The Merger is viewed by both management teams as providing both short- and long-term potential benefits to shareholders resulting from economies of scale and other operating synergies made possible by the Merger. While management expects the financial impact of the Merger on earnings of the combined companies in 1996 to be dilutive, savings in food and supplies, real estate and construction costs made possible by volume purchasing strategies, as well as improvement in general and administrative costs, training and management as a percentage of revenues are expected to have a positive impact on earnings of the combined companies in subsequent years. Both Buffets and HomeTown believe the Merger represents a good "fit" because (i) HomeTown's market strength in California combines well with Buffets' larger presence in over 30 states, including primarily the Eastern and Midwestern states, (ii) the management strengths of the two companies are generally complementary, allowing the combined companies to profit from an enhanced overall level of management experience, and (iii) the similarity in concept and operation of the two companies should permit a relatively smooth combination.

BUFFETS

    The Buffets Board believes that the terms of the Merger are fair to, and in the best interests of, Buffets and its shareholders. ACCORDINGLY, THE BUFFETS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, INCLUDING THE MERGER PROPOSAL, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF BUFFETS COMMON STOCK VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

    The Buffets Board believes that the Merger will create a stronger combined company from operational, marketing and financial perspectives. The Merger will allow Buffets to quickly increase its presence in additional geographic markets, most notably in the State of California where, as of July 31, 1996, HomeTown operated 45 company-owned HomeTown Buffet restaurants.

    Prior to recommending action on the Merger, the Buffets Board reviewed various materials and engaged in discussion with Buffets' management and its advisors regarding the businesses, operations and financial condition of HomeTown. The Buffets Board also reviewed the terms and conditions of the transactions contemplated by the Merger Agreement with Buffets' senior management, legal counsel and financial advisor, Piper Jaffray. The presentation at the June 3, 1996 meeting of the Buffets Board included a discussion of Buffets' long-term strategic objectives and general information regarding HomeTown's business. Buffets legal counsel discussed the terms of the Merger Agreement and the fiduciary duties of the Buffets Board with respect to the Merger and Buffets' independent auditors discussed the expected accounting treatment of the Merger.

    In approving the Merger, the Buffets Board considered a number of factors, including:

        (i) the skills and experience of HomeTown personnel and their ability to further strengthen Buffets' management and restaurant operations;

        (ii) the impact of potential purchasing, marketing, real estate development and capital formation efficiencies, reduced employee turnover and other synergies which would result from the Merger;

       (iii) the expanded geographic coverage represented by the combined companies after the Merger, including HomeTown's strong position in the California market, and the flexibility a combination would provide for additional expansion in terms of site selection and brand development;

       (iv) the financial and operational resources of the combined companies will afford the opportunity for continued significant unit growth and growth in new markets;

        (v) the complementary operating philosophies of Buffets and HomeTown, with both having a strong customer focus and significant investment in employee and management training;

       (vi) the Merger is expected to be treated as a pooling-of-interests transaction for accounting purposes, as a result of which no goodwill will be recognized; and

       (vii) the opinion of Piper Jaffray that as of such date the Conversion Number was fair, from a financial point of view, to the shareholders of Buffets.

    In evaluating the acceptability of the proposed number of shares of Buffets Common Stock to be issued in the Merger, the Buffets Board considered: (i) the terms of the Merger Agreement; (ii) that the number of shares had been negotiated at arm's-length between senior management and certain directors of both companies and their respective advisors; and (iii) the opinion of Piper Jaffray described below under "Opinions of Piper Jaffray Inc.," including the various matters considered by Piper Jaffray in reaching its conclusion.

    The Buffets Board did not assign any relative or specific weights to the factors discussed above.

HOMETOWN

    In deciding to approve the Merger and the Merger Agreement, the HomeTown Board considered many factors, including but not limited to, the terms of the Merger Agreement; management's knowledge of the respective businesses of Buffets and HomeTown; the general financial circumstances of each respective company and current and potential future cash flows, earnings and capital needs; and the June 3, 1996 opinion of Montgomery Securities that the consideration to be paid in the Merger was fair to the HomeTown stockholders from a financial point of view as of such date. See "Opinions of Montgomery Securities" below. More particularly, the HomeTown Board considered the following:

        (i) The geographic positions of the two companies and the benefits of a national chain. Buffets is larger than HomeTown and has historically had a strong presence in the Eastern and Midwestern states, while HomeTown has a strong presence in California. Buffets has been expanding into various markets in the West and other locations where HomeTown either has existing stores or into which HomeTown is also expanding. Buffets' larger size and financial strength made it an attractive merger partner. Moreover, the HomeTown Board believes that there are potential marketing advantages from being a nationwide chain.

        (ii) The Merger is expected to provide HomeTown with needed capital. Cash flows from operations of the combined entity are expected to provide most of the capital needed to fund continued growth. Were HomeTown to remain a separate entity, it would need to seek additional outside capital to fund its current expansion plans.

       (iii) The Merger is expected to provide HomeTown certain management benefits and opportunities for cost reductions. Buffets has certain financial and administrative expertise that may enable HomeTown to function more efficiently. The Merger is expected to provide opportunities for certain economies through reductions of duplicative functions, increased purchasing power and economies of scale.

       (iv) The HomeTown Board believes that beyond cost savings and efficiencies there is a long-term potential benefit to stockholders from improving the operations of restaurants now operated by Buffets and thereby increasing the profitability of the combined entity. As part of the Merger, HomeTown's Chairman and Chief Executive Officer, Mr. Scott, and President, Mr. Kramp, will take on primary operational responsibility for the combined companies. If they can improve the "top-line" performance of the existing restaurants operated by Buffets, there will be potential improved value to HomeTown stockholders.

                         OPINIONS OF PIPER JAFFRAY INC.

    Buffets retained Piper Jaffray in connection with the delivery of an opinion to the Buffets Board regarding the fairness, from a financial point of view, to the shareholders of Buffets of the Conversion Number. Piper Jaffray has delivered to the Buffets Board its written opinions respectively dated June 3, 1996 and on or about the date of this Joint Proxy Statement/Prospectus that as of those dates the Conversion Number was fair, from a financial point of view, to the shareholders of Buffets.

    Piper Jaffray is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connections with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporation and other purposes. Piper Jaffray was selected to prepare fairness opinions based upon its experience and expertise in transactions similar to the Merger, its reputation in the restaurant and investment banking industries and its existing investment banking relationship with Buffets. In the ordinary course of its business, Piper Jaffray actively trades Buffets Common Stock for its own account and for the accounts of its customers, and, therefore, may from time to time hold a long or short position in such securities. Piper Jaffray also provides research coverage for Buffets, has managed several underwritten offerings of Buffets Common Stock and performed advisory services in connection with Buffets' adoption of its Share Rights Plan. Buffets gave no specific instructions to Piper Jaffray in connection with its engagement and no limitations were imposed by Buffets on Piper Jaffray with respect to the investigations made or procedures followed in rendering its opinions.

    THE FULL TEXT OF PIPER JAFFRAY'S WRITTEN OPINION TO THE BOARD OF DIRECTORS OF BUFFETS DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ATTACHED HERETO AS EXHIBIT B AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF PIPER JAFFRAY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. PIPER JAFFRAY'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF BUFFETS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF BUFFETS OR HOMETOWN AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

    In arriving at its opinions, Piper Jaffray reviewed, analyzed and relied upon material bearing upon the financial and operating condition and prospects of Buffets and HomeTown and material prepared in connection with the Merger, and considered such financial and other factors as it deemed appropriate under the circumstances, including, among other things, the following: (i) the Merger

Agreement; (ii) the Reports on Form 10-K for HomeTown for the three fiscal years ended January 3, 1996; (iii) the Form 10-Q for HomeTown for the quarter ended April 24, 1996; (iv) the Current Report on Form 8-K for HomeTown dated August 8, 1996; (v) the Reports on Form 10-K for Buffets for the three fiscal years ended January 3, 1996; (vi) the Form 10-Q for Buffets for the quarter ended April 24, 1996; (vii) the Current Report on Form 8-K for Buffets dated August 8, 1996;
(viii) financial forecasts and related assumptions of Buffets, including extensions and adjustments of such forecasts prepared by Piper Jaffray, which forecasts were reviewed and approved by Buffets' management, as described below;
(ix) financial forecasts and related assumptions of HomeTown, including extensions and adjustments of such forecasts prepared by Piper Jaffray, which forecasts were reviewed and approved by HomeTown's management, as described below; (x) the historical pricing and trading activity for Buffets and HomeTown Common Stock; and (xi) such other studies, analyses and inquiries as Piper Jaffray deemed appropriate. Piper Jaffray also held discussions with the senior management of Buffets and HomeTown concerning their past and current business operations, the background and rationale for the proposed Merger, the financial condition, operating performance, balance sheet characteristics and prospects of their respective businesses independently and the financial and operating prospects for the combined company after consummation of the proposed Merger. In addition, in connection with rendering its opinion dated the date of this Joint Proxy Statement/ Prospectus, Piper Jaffray reviewed the Registration Statement which included this Joint Proxy Statement/Prospectus.

    The Piper Jaffray opinions, which were delivered for use and considered by the Buffets Board, are directed only to the fairness, from a financial point of view, of the Conversion Number, do not address the value of a share of Buffets Common Stock, and do not address Buffets' underlying business decision to participate in the Merger. The Conversion Number was determined pursuant to negotiations between Buffets and HomeTown and not pursuant to recommendations of Piper Jaffray. Piper Jaffray does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act and the rules and regulations promulgated thereunder, or that its opinions constitute a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

    As set forth in its opinions, Piper Jaffray relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt to independently verify the same. With respect to financial forecasts, Piper Jaffray assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of Buffets and HomeTown, that such projections and forecasts will be realized in the amounts and in the time periods currently estimated, and that the Merger would be accounted for as a pooling-of-interests under generally accepted accounting principles. For purposes of its opinions and with the agreement of management of Buffets and HomeTown, Piper Jaffray reviewed five year financial forecasts for Buffets, including 1996 financial forecasts furnished by Buffets' management and financial forecasts for 1997-2000 prepared by Piper Jaffray based on assumptions provided by Buffets' management, which forecasts were reviewed and approved by Buffets' management (the "Buffets Forecasts") and five year financial forecasts for HomeTown, including 1996 and 1997 financial forecasts furnished by HomeTown management and financial forecasts for 1998-2000 prepared by Piper Jaffray based on assumptions provided by HomeTown management, which forecasts were reviewed and approved by HomeTown's management (the "HomeTown Forecasts"). Neither Buffets nor HomeTown publicly discloses internal management forecasts of the type provided to or prepared by Piper Jaffray in connection with Piper Jaffray's review of the Merger. Such forecasts were not prepared with a view toward public disclosure. In addition, such forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. Piper Jaffray has assumed no liability for such forecasts. Piper Jaffray also assumed that there were no material changes in Buffets' or HomeTown's assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to Piper Jaffray.

Piper Jaffray assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act and the Exchange Act and all other applicable federal and state statutes, rules and regulations. Piper Jaffray did not perform any appraisals or valuations of specific assets of Buffets or HomeTown and has not expressed any opinion regarding the liquidation value of Buffets or HomeTown.

    Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses without considering all factors and analyses would create an incomplete view of the analyses and process underlying their opinions. Any estimates contained therein are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. No company or transaction used as a comparison in the analyses is identical to Buffets or HomeTown or to the Merger. Additionally, estimates of the value of the businesses do not purport to be appraisals or necessarily reflective of the prices at which the business actually may be sold. Because such estimates are inherently subject to uncertainty, neither the Buffets Board, Piper Jaffray nor any other person assumes responsibility for the accuracy of such estimates.

    Based on this information, Piper Jaffray performed a variety of financial and comparative analyses, including those summarized below, which it discussed with the Buffets Board on June 3, 1996. Piper Jaffray confirmed the appropriateness of its reliance on the described analyses in connection with its opinion dated on or about the date of this Joint Proxy Statement/Prospectus by performing procedures to update certain of such analyses and reviewing the assumptions on which such analyses were based and the factors considered in connection therewith. The calculations referred to below were made in connection with rendering the Piper Jaffray opinions.

    COMPARABLE ACQUISITION ANALYSIS. Piper Jaffray analyzed selected restaurant industry transactions deemed comparable to the Merger, including selected restaurant industry mergers. These transactions included completed and pending transactions since January 1, 1992 through May 31, 1996 whereby the target was 100% acquired with a minimum transaction value of $20 million. This search yielded 19 comparable transactions (listed in acquired/acquiror format):
Brueggers Corporation/Quality Dining Inc.; Noah's Bagels/Boston Chicken; Brinker International -- Grady's American Grill Restaurant/Quality Dining Inc.; Souper Salad, Inc./Saunders Karp & Co.; Champps Entertainment, Inc./DAKA International; Del Frisco's/Lone Star Steakhouse; DF&R Restaurants, Inc./Apple South, Inc.; Tim Hortons/Wendys; Maggianos-Corner Bakery/Brinker International, Inc.; Marcus Group/Apple South; Rio Bravo/Applebee's International; Pub Ventures/Applebee's International; Marco's Mexican Restaurants/Billy Blues Food Corp.; On The Border Cafes, Inc./Brinker International, Inc.; St. Louis Bread Co./Au Bon Pain Co,. Inc.; Chevys Mexican Restaurant/Taco Bell Corp. (PepsiCo, Inc.); NRH Corp./National Pizza Co.; Foodmaker -- Chi-Chi's/Investor Group; and California Pizza Kitchen/ PepsiCo, Inc. Based on its analysis of the comparable transactions, Piper Jaffray derived a mean and median multiple of company value to latest twelve months' ("LTM") revenues of 1.7x and 1.3x, respectively (compared to the Merger LTM revenue multiple of 1.2x), of company value to LTM operating income before interest, taxes, depreciation and amortization ("EBITDA") of 8.7x and 7.1x, respectively (compared to the Merger LTM EBITDA multiple of 8.7x), of company value to LTM operating income before interest and taxes ("EBIT") of 16.1x and 16.6x, respectively (compared to the Merger LTM EBIT multiple of 16.5x), and of equity value to LTM net income of 30.4x and 25.1x, respectively (compared to the Merger LTM net income multiple of 26.1x).

    PREMIUMS PAID ANALYSIS. Piper Jaffray reviewed information relating to premiums paid over recent trading prices in transactions ranging in price from $100 million to $300 million which were completed between January 1, 1995 and May 30, 1996 and which were accounted for as pooling-of-interests transactions. The search of mergers covered the acquisition of 100% of the stock of public companies in all SIC codes excluding financial institutions. This search yielded 24 completed transactions which Piper Jaffray deemed to be comparable. Based on its analysis of the selected transactions, Piper Jaffray derived a median range from a 15.4% premium above the trading price on the day prior to announcement (compared to (0.7)% for the Merger premium) to a 39.4% premium above the trading price four weeks prior to the announcement (compared to 13.0% for the Merger premium).

    DISCOUNTED CASH FLOW ANALYSIS. Piper Jaffray performed a discounted cash flow analysis on the HomeTown Forecasts to calculate a range of theoretical values for HomeTown based on (i) the net present value of projected free cash flows and (ii) a terminal value which estimates the value of HomeTown in the year 2000 by applying certain multiples of earnings before interest and taxes. Piper Jaffray assumed, among other things, discount rates of 18% to 20%, which Piper Jaffray deemed appropriate to the risk associated with such projected cash flows, and terminal value multiples of EBIT of 13x to 15x. This analysis excluded any positive impact of synergies from the Merger. The analysis calculated an implied equity valuation range for HomeTown of $188.3 million to $250.9 million ($15.41 to $20.54 per share), compared to $180.5 million or $14.77 per share in the Merger).

    PRO FORMA DILUTION ANALYSIS. Piper Jaffray reviewed the pro forma impact of the HomeTown acquisition on Buffets' projected earnings per share, comparing Buffets' pre-Merger earnings per share derived from the Buffets Forecasts to the earnings per share following the Merger, reflecting the addition of HomeTown's earnings from the HomeTown Forecasts and the effect of a base case amount of synergies estimated by management at $8.0 million per year, together with the issuance of Buffets shares in exchange for HomeTown shares. Based on this analysis, Piper Jaffray concluded that the Merger would be dilutive to Buffets' earnings per share in fiscal 1996 and accretive thereafter assuming no conversion of the HomeTown Notes and approximately breakeven in 1997 and accretive thereafter assuming full conversion of the HomeTown Notes.

    COMPARABLE COMPANY ANALYSIS. Piper Jaffray analyzed information relating to 12 publicly traded high growth companies which operate in the casual dining segment of the restaurant industry, and which have medium term growth rate estimates of up to 30%, including: Applebee's International Inc.; Bertucci's; Cooker Restaurant; Brinker International; Buffets; Cracker Barrel; Landry's Seafood Restaurants; Lone Star Steakhouse, Inc.; Mortons Restaurant Group; Ryan's Family Steak House; Uno Restaurant and Outback Steakhouse. Based on its analysis, Piper Jaffray derived a mean and a median price/earnings ("P/E") multiple for the latest LTM earnings per share ("LTM EPS") of 25.2x and 23.8x, respectively, for calendar 1996 estimated earnings per share ("1996 EPS") of 20.6x and 21.0x, respectively, and for calendar 1997 estimated earnings per share ("1997 EPS") of 17.1x and 16.3x, respectively. Piper Jaffray also derived a mean and median multiple of price to latest LTM revenues ("Price/Revenues") of 1.8x and 1.4x, respectively, price to latest LTM EBITDA ("Price/ EBITDA") of 10.8x and 11.7x, respectively, and of price to LTM EBIT ("Price/EBIT") of 16.5x and 15.9x, respectively. Based on the Conversion Number and HomeTown's financial results and forecasts, HomeTown's LTM P/E, 1996 P/E, 1997 P/E, Price/Revenues, Price/EBITDA and Price/EBIT multiples were 26.1x, 20.6x, 15.2x, 1.2x, 8.7x and 16.5x, respectively.

    CONTRIBUTION ANALYSIS. Piper Jaffray reviewed Buffets' and HomeTown's historical financial information for the twelve months ended April 1996 and the financial projections for the years 1996 through 2000. For these periods, Piper Jaffray analyzed the contributions to revenue, EBITDA, EBIT and net income of Buffets and HomeTown to the combined company and compared these contribution figures to the post-Merger ownership percentage of HomeTown's current stockholders of 31.2% (assuming no conversion of the HomeTown Notes) of outstanding Buffets Common Stock based on the Conversion Number. The contribution of HomeTown to the combined company's revenue, EBITDA and EBIT approximately equaled or exceeded the percentage of equity that HomeTown stockholders would own in the combined company beginning with fiscal 1997 and for net income beginning in 1999. These figures exclude any benefits from Merger synergies.

    As compensation for its services, Piper Jaffray has received from Buffets a total fee of $400,000, of which $50,000 was paid at the time of the execution of the engagement letter between Buffets and Piper Jaffray, $150,000 was paid upon delivery of its opinion dated June 3, 1996, and $200,000 was paid upon delivery of its opinion dated the date of this Joint Proxy Statement/Prospectus. Buffets also agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify Piper Jaffray against certain liabilities, including liabilities under the federal securities laws.

                       OPINIONS OF MONTGOMERY SECURITIES

    Pursuant to an engagement letter dated April 1, 1996 (the "Engagement Letter"), HomeTown retained Montgomery Securities to act as its financial advisor in connection with the consideration by HomeTown of the Merger. Montgomery Securities is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. HomeTown selected Montgomery Securities as its financial advisor on the basis of Montgomery Securities' experience and expertise in transactions similar to the Merger, its reputation in the restaurant and investment communities and its existing investment banking relationship with HomeTown.

    On June 3, 1996, Montgomery Securities delivered to the Board of Directors of HomeTown its oral opinion, subsequently confirmed in writing as of that date and as of the date of this Joint Proxy Statement/Prospectus, that the consideration to be received by HomeTown stockholders in the Merger is fair to such stockholders, from a financial point of view, as of those dates. The amount of such consideration was determined pursuant to negotiations between HomeTown and Buffets and not pursuant to recommendations of Montgomery Securities. No limitations were imposed by HomeTown on Montgomery Securities with respect to the investigations made or procedures followed in rendering its opinions.

    THE FULL TEXT OF MONTGOMERY SECURITIES' WRITTEN OPINION TO THE BOARD OF DIRECTORS OF HOMETOWN DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ATTACHED HERETO AS EXHIBIT C AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF MONTGOMERY SECURITIES' OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MONTGOMERY SECURITIES' OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF HOMETOWN AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF HOMETOWN OR BUFFETS AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. IN FURNISHING ITS OPINION, MONTGOMERY SECURITIES DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT, OR THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT, AND STATEMENTS TO SUCH EFFECT ARE INCLUDED IN THE TEXT OF MONTGOMERY SECURITIES' WRITTEN OPINION.

    In connection with its opinions, Montgomery Securities, among other things:
(i) reviewed certain publicly available financial and other data with respect to HomeTown and Buffets, including (a) the consolidated financial statements for recent years and interim periods to April 24, 1996, with respect to HomeTown, and January 3, 1996, with respect to Buffets, and (b) the August 6, 1996 earnings release of HomeTown and the August 7, 1996 earnings release of Buffets, announcing their respective results for the twenty-eight week period ended July 17, 1996 and certain other relevant financial and operating data relating to HomeTown and Buffets made available to Montgomery Securities from published sources and from the internal records of HomeTown and Buffets; (ii) reviewed the June 3, 1996 draft of the Merger Agreement, provided to Montgomery Securities by HomeTown; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, HomeTown Common Stock and Buffets Common Stock; (iv) compared HomeTown and Buffets from a financial point of view with certain other companies in the restaurant industry which Montgomery Securities deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the restaurant industry which Montgomery Securities deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of HomeTown and Buffets certain information of a business and financial nature regarding HomeTown and Buffets, furnished to Montgomery Securities by them, including financial forecasts and related assumptions of HomeTown and Buffets, and extensions and adjustments of such forecasts prepared by Montgomery Securities, as described below; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with HomeTown's counsel; and (viii) performed such other analyses and examinations as Montgomery Securities deemed appropriate.

    In connection with its review, Montgomery Securities assumed and relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for independent verification of such information. With respect to the financial forecasts provided to Montgomery Securities as described above, Montgomery Securities assumed for purposes of its opinions that such forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of the respective managements of HomeTown and Buffets at the time of preparation as to the future financial performance of HomeTown and Buffets, and, except as described below, that they provide a reasonable basis upon which Montgomery Securities could form its opinions. For purposes of its opinions and with the agreement of management of HomeTown, Montgomery Securities adjusted the financial forecasts for HomeTown and Buffets, provided to Montgomery Securities by their respective managements, to reflect more conservative assumptions regarding future results of operations. Neither HomeTown nor Buffets publicly discloses internal management forecasts of the type provided to Montgomery Securities by their respective managements in connection with Montgomery Securities' review of the Merger. Such forecasts were not prepared with a view toward public disclosure. In addition, such forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. Montgomery Securities has assumed no liability for such forecasts. Montgomery Securities also assumed that there have been no material changes in HomeTown's or Buffets' assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Montgomery Securities. Montgomery Securities relied on advice of counsel and independent accountants to HomeTown as to all legal and financial reporting matters with respect to HomeTown, the Merger and the Merger Agreement. Montgomery Securities assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. In addition, Montgomery Securities did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or individual properties of HomeTown or Buffets, nor was Montgomery Securities furnished with any such appraisals. Finally, Montgomery Securities' oral opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Montgomery Securities as of, June 3, 1996.

    Montgomery Securities also assumed, with the consent of HomeTown's management, that the Merger will be consummated in accordance with the terms described in the Merger Agreement without any amendments thereto, and without waiver by HomeTown or Buffets of any of the conditions to their respective obligations thereunder.

    Set forth below is a brief summary of the report presented by Montgomery Securities to HomeTown's Board of Directors on June 3, 1996 in connection with its oral opinion.

VALUATION OF HOMETOWN

    COMPARABLE COMPANY ANALYSIS. Using public and other available information, Montgomery Securities calculated the imputed per share value of HomeTown Common Stock based on the multiples of last twelve months' revenues ("LTM Revenues"), last twelve months' earnings before interest, taxes, depreciation and amortization ("LTM EBITDA"), last twelve months' earnings before interest and taxes ("LTM EBIT") and estimated 1996 EBITDA at which the following eleven publicly traded restaurant companies were trading on May 31, 1996: Applebee's; HomeTown; Bertucci's; Brinker International; Buffets; Cracker Barrel; Luby's Cafeterias; Uno Restaurant Corp.; Cooker Restaurant Corp.; Ruby Tuesday; and Ryan's Family Steakhouse (collectively, the "Comparable Companies"). The May 31, 1996 stock prices of the Comparable Companies reflected the following median multiples: 1.1x LTM Revenues; 8.2x LTM EBITDA; 13.0x LTM EBIT; and 6.4x estimated 1996 EBITDA. Montgomery Securities applied the foregoing median multiples to the applicable statistics for HomeTown, and made applicable adjustments to reflect HomeTown's net debt (defined as debt minus cash) at

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April 24, 1996. This analysis indicated an imputed equity value (defined as aggregate value minus net debt) of HomeTown of between $139.1 million and $180.2 million, or between $11.99 and $15.53 per share.

    COMPARABLE TRANSACTIONS ANALYSIS. Montgomery Securities reviewed the consideration paid in the following six acquisitions of comparable restaurant companies that have been announced since 1993 (Target/Acquiror): Brinker International (Grady's and Spaggedies)/Quality Dining, Inc.; Souper Salad, Inc./Saunders Karp & Co.; Innovative Restaurant Concepts/Applebee's; Pub Ventures of New England/Applebee's; NRH Corp (Tony Roma's)/National Pizza Co.; and Foodmaker Inc. (Chi Chi's)/ Investor Group. Montgomery Securities analyzed the consideration paid in such transactions as a multiple of the target companies' LTM Revenues and LTM EBITDA. Such analysis yielded mean and median multiplies of 1.0x and 0.8x LTM Revenues and 6.6x and 6.3x LTM EBITDA. Montgomery Securities then applied the foregoing multiples to HomeTown's LTM Revenues and LTM EBITDA, and subtracted HomeTown's net debt as of April 24, 1996. This analysis indicated an imputed equity value of HomeTown of between $111.1 million and $150.0 million, or between $9.57 and $12.92 per share.

    No other company or transaction used in the comparable transactions analysis as a comparison is identical to HomeTown or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which HomeTown and the Merger are being compared.

    DISCOUNTED CASH FLOW ANALYSIS. Montgomery Securities applied a discounted cash flow analysis to HomeTown's financial forecasts for 1996 and 1997, prepared by HomeTown's management and provided to Montgomery Securities, and for 1998 through 2000, prepared by Montgomery Securities using assumptions consistent with those underlying the HomeTown management forecasts. HomeTown did not provide Montgomery Securities with any financial forecasts for periods beyond 1997. As described above, with HomeTown's consent Montgomery Securities adjusted the forecasts prepared by HomeTown's management, and the extensions thereof prepared by Montgomery Securities, to reflect more conservative assumptions regarding future results of operations. The unadjusted forecasts are referred to as the "HomeTown Base Case Forecasts," and the HomeTown Base Case Forecasts as so adjusted by Montgomery Securities are referred to as the "HomeTown Competitive Case Forecasts."

    In conducting its discounted cash flow analysis, Montgomery Securities first calculated the estimated future streams of free cash flows that HomeTown would produce through 2000. Second, Montgomery Securities estimated HomeTown's aggregate value at the end of 2000 by applying a multiple of 7.0x to HomeTown's estimated EBITDA in 2000 and adding HomeTown's estimated net debt at the end of 2000. Such cash flow streams and aggregate values were discounted to present values using discount rates ranging from 18.0% to 20.0%, chosen to reflect different assumptions regarding HomeTown's cost of capital, and such present values were then reduced by HomeTown's net debt as of April 24, 1996. This analysis indicated an imputed equity value of HomeTown of between $180.0 million and $198.7 million, or between $15.52 and $17.13 per share, based on the HomeTown Base Case Forecasts, and of between $146.4 million and $162.4 million, or between $12.62 and $14.00 per share, based on the HomeTown Competitive Case Forecasts.

    CONTRIBUTION ANALYSIS. Using historical financial information of Buffets and HomeTown, 1996 financial forecasts of Buffets, provided to Montgomery Securities by Buffets' management, 1997 financial forecasts of Buffets prepared by Montgomery Securities based on Buffets management's 1996 forecasts, and 1996 and 1997 financial forecasts of HomeTown provided to Montgomery Securities by HomeTown's management, Montgomery Securities reviewed the estimated contribution of HomeTown to LTM Revenues, LTM EBIT, LTM net income, estimated 1996 and 1997 revenues, estimated 1996 and 1997 EBIT and estimated 1996 and 1997 net income of the combined company. Montgomery Securities then compared such contributions to the percentage of the equity of the combined company to be owned by HomeTown stockholders assuming consummation of the Merger at an exchange ratio of 1.17. Such analysis indicated that the percentage of equity that HomeTown stockholders would own in the combined company (approximately 35.4%) would exceed the contribution of HomeTown to each of the financial measurements described above.

    EARNINGS ACCRETION ANALYSIS. Using 1997 financial forecasts of Buffets prepared by Montgomery Securities based on Buffets management's 1996 forecasts, and 1997 financial forecasts of HomeTown provided to Montgomery Securities by HomeTown's management, and giving effect to various levels of cost savings that such managements believe may be realized following the Merger, Montgomery Securities compiled and reviewed pro forma financial information of the combined company assuming consummation of the Merger at an exchange ratio of 1.17. Such analysis indicated that the Merger would be accretive to earnings per share of the combined company in 1997 assuming cost savings of $8.0 million or greater.

VALUATION OF BUFFETS

    COMPARABLE COMPANY ANALYSIS. Using public and other available information, Montgomery Securities calculated the imputed per share value of Buffets Common Stock based on the multiples of LTM Revenues, LTM EBITDA, LTM EBIT and estimated 1996 EBITDA at which the Comparable Companies were trading on May 31, 1996. The May 31, 1996 stock prices of the Comparable Companies reflected the following median multiples: 1.1x LTM Revenues; 8.2x LTM EBITDA; 13.0x LTM EBIT; and 6.4x estimated 1996 EBITDA. Montgomery Securities applied the foregoing median multiples to the applicable statistics for Buffets, and made applicable adjustments to reflect Buffets' net debt (defined as debt minus cash) at January 3, 1996. This analysis indicated an imputed equity value (defined as aggregate value minus net debt) of Buffets of between $507.4 million and $597.8 million, or between $16.19 and $19.08 per share.

    DISCOUNTED CASH FLOW ANALYSIS. Montgomery Securities applied a discounted cash flow analysis to Buffets' financial forecasts for 1996, prepared by Buffets' management and provided to Montgomery Securities, and for 1997 through 2000, prepared by Montgomery Securities using assumptions consistent with those underlying the Buffets' management forecasts. Buffets did not provide Montgomery Securities with any financial forecasts for periods beyond 1996. As described above, with HomeTown's consent Montgomery Securities adjusted the forecasts prepared by Buffets' management, and the extensions thereof prepared by Montgomery Securities, to reflect more conservative assumptions regarding future results of operations. The unadjusted forecasts are referred to as the "Buffets Base Case Forecasts," and the Buffets Base Case Forecasts as so adjusted by Montgomery Securities are referred to as the "Buffets Competitive Case Forecasts."

    In conducting its discounted cash flow analysis, Montgomery Securities first calculated the estimated future streams of free cash flows that Buffets would produce through 2000. Second, Montgomery Securities estimated Buffets' aggregate value at the end of 2000 by applying a multiple of 7.0x to Buffets' estimated EBITDA in 2000 and adding Buffets' estimated net debt at the end of 2000. Such cash flow streams and aggregate values were discounted to present values using discount rates ranging from 18.0% to 20.0%, chosen to reflect different assumptions regarding Buffets' cost of capital, and such present values were then reduced by Buffets' net debt as of January 3, 1996. This analysis indicated an imputed equity value of Buffets of between $404.4 million and $436.3 million, or between $12.92 and $13.94 per share, based on the Buffets Base Case Forecasts, and of between $394.1 million and $424.7 million, or between $12.59 and $13.57 per share, based on the Buffets Competitive Case Forecasts.

    In connection with its written opinion dated as of the date of this Joint Proxy Statement/ Prospectus, Montgomery performed procedures to reconfirm, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

    While the foregoing summary describes all analyses and examinations that Montgomery Securities deems material to its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by Montgomery Securities. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Montgomery Securities believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to HomeTown. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery Securities' view of the actual value of HomeTown.

    In performing its analyses, Montgomery Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of HomeTown and Buffets. The analyses performed by Montgomery Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Montgomery Securities' analysis of the fairness of the Merger to the stockholders of HomeTown and were provided to the HomeTown Board in connection with the delivery of Montgomery Securities' opinions. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Montgomery Securities used in its analyses various projections of future performance prepared by the managements of HomeTown and Buffets. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

    As described above, Montgomery Securities' opinions and presentation to the HomeTown Board were among the many factors taken into consideration by the HomeTown Board in making its determination to approve, and to recommend that HomeTown's stockholders approve, the Merger.

    Pursuant to the Engagement Letter, HomeTown engaged Montgomery Securities to act as its financial advisor in connection with the Merger. If the Merger is effected, the Engagement Letter provides for HomeTown to pay Montgomery Securities a fee calculated on the basis of the exchange ratio paid in the Merger, the value of the Buffets Common Stock issued in the Merger and the net debt of HomeTown. The precise amount of such fee cannot be determined until the Closing. However, based on current information, Montgomery Securities' fee would be approximately $1.8 million. The fee is not conditioned on the outcome of Montgomery Securities' opinion or whether or not such opinion was deemed to be favorable for any party's purposes. HomeTown's obligation to pay Montgomery Securities' fee is contingent upon the consummation of the Merger. The Board of Directors of HomeTown was aware of this fee structure and took it into account in considering Montgomery Securities' opinion and in approving the Merger Agreement and the transactions contemplated thereby. The Engagement Letter also calls for HomeTown to reimburse Montgomery Securities for its reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, HomeTown has agreed to indemnify Montgomery Securities, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

    In the ordinary course of its business, Montgomery Securities actively trades the equity securities of HomeTown and Buffets for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Montgomery Securities also has acted as a managing underwriter in connection with offerings of securities of HomeTown and performed various investment banking services for HomeTown.

                                   THE MERGER

GENERAL

    The respective Boards of Directors of Buffets and HomeTown, meeting separately, each authorized the execution and performance of the Merger Agreement.

    THE FOLLOWING SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS EXHIBIT A TO THIS JOINT PROXY
STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE.

EFFECTIVE TIME AND EFFECT OF THE MERGER

    The Merger Agreement provides that, following the approval by Buffets shareholders of the issuance of shares of Buffets Common Stock pursuant to the Merger Agreement, and the approval of the Merger and the Merger Agreement by HomeTown stockholders, and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into HomeTown, with HomeTown continuing as the surviving corporation, and HomeTown will then be a wholly-owned subsidiary of Buffets.

    The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be provided in the Certificate of Merger (the "Effective Time"). The Effective Time is expected to occur as promptly as practicable after the approval of the Merger Proposal by the shareholders of Buffets and the approval of the Merger Agreement and the Merger by the stockholders of HomeTown at the respective Special Meetings, subject to the conditions described under "The Merger -- Conditions to Consummation of the Merger". The separate corporate existence of Sub will terminate upon consummation of the Merger and, pursuant to the Merger Agreement and applicable law, each issued and outstanding share of HomeTown Common Stock will be converted automatically into 1.17 shares of Buffets Common Stock (the "Conversion Number"). The Conversion Number shall be appropriately adjusted to reflect any stock split, stock dividend, recapitalization, exchange, subdivision, combination, or other similar change in Buffets Common Stock or HomeTown Common Stock prior to the Effective Time.

EXCHANGE OF SHARES

    Instructions with regard to the surrender of HomeTown Common Stock certificates, together with a letter of transmittal to be used for this purpose, will be mailed to HomeTown stockholders as promptly as practicable after the Effective Time. In order to receive certificates evidencing Buffets Common Stock, each HomeTown stockholder will be required to surrender his or her stock certificate(s) after the Effective Time, together with a duly completed and executed letter of transmittal, to American Stock Transfer & Trust Company, which will act as Exchange Agent (the "Exchange Agent") in connection with the Merger. Promptly after the Effective Time, Buffets will deposit in trust with the Exchange Agent certificates representing the number of whole shares of Buffets Common Stock which the holders of HomeTown Common Stock are entitled to receive in the Merger, together with cash sufficient to pay for fractional shares. Upon receipt of such stock certificates and letters of transmittal, the Exchange Agent will issue stock certificates evidencing the Buffets Common Stock to the registered holder or his or her transferee for the number of shares of Buffets Common Stock each such person is entitled to receive as a result of the Merger, together with cash in lieu of any fractional shares. No interest will be paid or accrued on the amounts payable upon the surrender of HomeTown Common Stock certificates.

    HOMETOWN STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THE INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED.

    If any certificate for Buffets Common Stock is to be issued or any cash payment in lieu of a fractional share is to be made to a person other than the person in whose name the certificate for the HomeTown Common Stock surrendered in exchange therefor is registered, it will be a condition of such issuance or payment that the stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer, and that the person requesting such issuance or payment (i) pay in

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
advance any transfer or other taxes required by reason of the issuance of a certificate for Buffets Common Stock or a check representing cash in lieu of a fractional share to a person other than the registered holder of the HomeTown Common Stock certificate surrendered, or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    After the Effective Time, there will be no further transfers on the stock transfer books of HomeTown of the shares of HomeTown Common Stock that were outstanding immediately prior to the Effective Time. If a certificate representing such shares is presented for transfer, subject to compliance with the requisite transmittal procedures, it will be canceled and exchanged for the applicable number of shares of Buffets Common Stock and cash in lieu of any fractional share amount.

    Each certificate representing HomeTown Common Stock immediately prior to the Effective Time will, at the Effective Time, be deemed for all purposes to represent only the right to receive the number of whole shares of Buffets Common Stock (and the right to receive cash in lieu of any fractional share of Buffets Common Stock) into which the shares of HomeTown Common Stock represented by such certificate were converted in the Merger.

    Until a certificate which formerly represented HomeTown Common Stock is actually surrendered for exchange and received by the Exchange Agent, the holder thereof will not be entitled to receive any dividends or other distributions with respect to Buffets Common Stock payable to holders of record after the Effective Time. Subject to applicable law, upon such surrender of HomeTown Common Stock certificates such dividends or other distributions will be remitted (without interest) to the record holder of certificates for the shares of Buffets Common Stock issued in exchange therefor.

    Any certificates for the Buffets Common Stock and cash sufficient to pay for fractional shares delivered or made available to the Exchange Agent and not exchanged for HomeTown Common Stock certificates within six months after the Effective Time will be returned by the Exchange Agent to Buffets, which will thereafter act as Exchange Agent. None of Buffets, HomeTown or the Exchange Agent will be liable to a holder of HomeTown Common Stock for any of the Buffets Common Stock, dividends or other distributions thereon, or cash in lieu of fractional shares, delivered to a public official pursuant to applicable abandoned property, escheat, or similar law.

    No fractional shares of Buffets Common Stock will be issued in connection with the Merger. All fractional shares of Buffets Common Stock to which a holder of HomeTown Common Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time will be aggregated. If a fractional share results from such aggregation, the HomeTown stockholder will be entitled to receive from Buffets an amount in cash equal to the average of the per share closing sale prices of Buffets Common Stock on the Nasdaq National Market for the 15 trading days immediately preceding the closing date of the Merger (the "Average Price") multiplied by the fraction of a share of Buffets Common Stock which the HomeTown stockholder would otherwise have received. Except for such payment, no HomeTown stockholder will be entitled to any dividends or other distributions or other rights of shareholders with respect to any fractional interest.

    The holders of Buffets Common Stock will continue to hold their shares without any change in number, designation, terms or rights.

CONDITIONS TO CONSUMMATION OF THE MERGER

    In addition to customary conditions, the obligations of Buffets, HomeTown and Sub to consummate the Merger are subject to the satisfaction of certain conditions, including (i) the approval of the Merger and the Merger Agreement by the stockholders of HomeTown and the approval of the issuance of shares of Buffets Common Stock pursuant to the Merger Agreement by the shareholders of Buffets, (ii) the expiration or termination of the waiting period applicable under the HSR Act, (iii) the receipt of all permits, consents and approvals of securities or "Blue Sky" commissions or agencies of any jurisdiction and of other governmental bodies or agencies that may reasonably be deemed necessary so that the consummation of the Merger and the other transactions contemplated hereby will comply with applicable laws, (iv) the effectiveness under the Securities Act of the Registration Statement (of which this Joint Proxy Statement/Prospectus constitutes a part) and the absence of any stop order suspending the effectiveness of the Registration Statement or proceedings seeking a stop order, (v) the delivery to the Buffets shareholders and the HomeTown stockholders of this Joint Proxy Statement/ Prospectus in accordance with the requirements of the Securities Act and the Exchange Act,
(vi) no temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Buffets' conduct or operation of the business of Buffets or HomeTown after the Merger, shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity seeking any of the foregoing be pending, nor shall there be any action taken, or statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal, (vii) Buffets and HomeTown shall have received letters from Deloitte & Touche LLP, Buffets' independent auditors, dated the date of this Joint Proxy Statement/Prospectus and confirmed in writing at the Effective Time, as to their concurrence with Buffets' management regarding the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with the Merger Agreement, and from KPMG Peat Marwick LLP, HomeTown's independent auditors, dated the date of this Joint Proxy Statement/Prospectus and confirmed in writing at the Effective Time, stating they are not aware of any conditions that would preclude HomeTown from being pooled with Buffets, (viii) the Buffets Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market, (ix) the receipt by Buffets of all necessary consents and waivers required in connection with the Merger under the Second Amended and Restated Credit Agreement dated as of April 30, 1996 by and between First Bank National Association and Buffets, and (x) the receipt by HomeTown of the opinion of Stoel Rives LLP, and the receipt by Buffets of the opinion of Faegre & Benson LLP, that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code.

    Additional conditions to the obligations of Buffets and Sub to consummate the Merger include (i) the accuracy in all material respects, as of the date of the Merger Agreement, of the representations and warranties of HomeTown and the performance, in all material respects, of all of the obligations required to be performed by HomeTown under the Merger Agreement prior to the consummation of the Merger, (ii) the non-occurrence of any material adverse change in the financial condition, results of operations, prospects or business of HomeTown and its subsidiaries, taken as a whole, since the date of the Merger Agreement,
(iii) the receipt by Buffets of all state securities or "Blue Sky" permits and other authorizations necessary to issue shares of Buffets Common Stock pursuant to the Merger, (iv) the receipt by Buffets of opinions of Stoel Rives LLP, counsel to HomeTown, substantially to the effect set forth in the Merger Agreement, (v) the receipt by the Board of Directors of Buffets from Piper Jaffray, on the date of this Joint Proxy Statement/Prospectus, of a written update confirming Piper Jaffray's opinion that the Conversion Number is fair from a financial point of view to Buffets and its shareholders, (vi) the execution of an employment agreement by and between Buffets and Kerry A. Kramp, and (vii) the receipt by HomeTown of all necessary consents, waivers and approvals required under HomeTown's material agreements, contracts and licenses and all necessary consents, waivers and approvals required under at least 95% of the total number of HomeTown's restaurant leases.

    Additional conditions to HomeTown's obligation to consummate the Merger include (i) the accuracy in all material respects, as of the date of the Merger Agreement, of the representations and warranties of Buffets and Sub and the performance, in all material respects, of all the obligations required to be performed by Buffets and Sub under the Merger Agreement prior to the consummation of the Merger, (ii) the non-occurrence of any material adverse change in the financial condition, results of operations, prospects or business of Buffets and its subsidiaries, taken as a whole, since the date of the Merger Agreement, (iii) the receipt by HomeTown of an opinion of Faegre & Benson LLP, counsel to Buffets, substantially to the effect set forth in the Merger Agreement, (iv) the receipt by the Board of Directors of HomeTown from Montgomery Securities, on the date of this Joint Proxy

Statement/Prospectus, of a written update confirming Montgomery Securities' opinion that the consideration to be received by the HomeTown stockholders in the Merger is fair from a financial point of view to the stockholders of HomeTown, (v) the execution of an employment agreement by and between Buffets and Kerry A. Kramp, and (vi) the receipt by Buffets of all necessary consents, waivers and approvals required under Buffets material agreements, contracts and licenses and all necessary consents, waivers and approvals required under at least 95% of the total number of Buffets' restaurant leases.

    Under the terms of the Merger Agreement, Buffets and Sub have no obligation to consummate the Merger if any condition to their obligations to consummate the Merger are not satisfied on or prior to the closing date of the Merger and HomeTown has no obligation to consummate the Merger if any condition to its obligation to consummate the Merger is not satisfied on or prior to the closing date of the Merger. Any of the conditions to the obligations of Buffets, Sub or HomeTown to consummate the Merger may be waived or modified by the party that is, or whose shareholders are, entitled to the benefits thereof.

    Reference is made to Article VII of the Merger Agreement for a complete statement of the conditions precedent to the obligations of the respective parties to consummate the Merger.

REPRESENTATIONS, WARRANTIES AND COVENANTS

    In the Merger Agreement, Buffets, Sub and HomeTown have made various representations, warranties, covenants and agreements relating to, among other things, their respective organization, capital structure, business and financial condition, the completeness and accuracy of filings made with the SEC and the satisfaction of certain legal requirements for the Merger. The representations and warranties of each of the parties to the Merger Agreement will expire upon consummation of the Merger.

    The Merger Agreement provides that neither Buffets nor HomeTown will directly or indirectly (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or similar transaction involving Buffets or HomeTown, as the case may be (an "Acquisition Proposal"),
(ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or
(iii) agree to, approve, or recommend any Acquisition Proposal; provided, however, that Buffets and HomeTown, or their respective Boards of Directors, may furnish non-public information to, or enter into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide Acquisition Proposal by such person or entity, or recommend an unsolicited bona fide written Acquisition Proposal to its shareholders, but only if and to the extent that the Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for it to comply with its fiduciary duties to shareholders under applicable law and receives from such person or entity certain confidentiality undertakings. Buffets and HomeTown have agreed to promptly notify the other if either receives any inquiries or proposals with respect to an Acquisition Proposal.

    Under the Merger Agreement, each of Buffets and HomeTown is generally obligated prior to the Effective Time to carry on its business in the usual, regular, and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, to pay or perform other obligations when due, and to preserve intact its present business organization. Buffets and HomeTown have agreed to notify the other of changes in the normal course of its business and to refrain from taking certain actions without the prior written consent of the other, including, among other maters, accelerating or amending options, transferring intellectual property rights, declaring dividends, issuing stock (subject to certain exceptions), acquiring or merging with third parties, disposing of any of its assets, increasing compensation, revaluing any of its assets, incurring indebtedness (except pursuant to existing credit agreements) or voluntarily prepaying outstanding indebtedness, amending its articles or certificate of incorporation or bylaws or making any capital expenditure or commitment (subject to certain exceptions).

INDEMNIFICATION

    Buffets has agreed that, after the Effective Time, it will guaranty the obligations of HomeTown to indemnify its present and former directors and officers and Bradley J. Thies, General Counsel of HomeTown, to the extent of, and in accordance with, the Bylaws of HomeTown and Delaware law and, with respect to Mr. Thies, in accordance with the resolution of the Board of Directors of HomeTown adopted at a meeting thereof on May 10, 1994. Subject to the Delaware law, the parties have also agreed that HomeTown's Bylaws relating to indemnification shall not be amended in a manner which adversely affects the rights of any party entitled to indemnification thereunder.

EMPLOYEE BENEFIT PLANS AND STOCK OPTIONS

    Following the Effective Time, all employees of HomeTown will be given credit for their periods of service with HomeTown as if such service were with Buffets in determining their eligibility for inclusion in, and the level of benefits granted after the Effective Time under, Buffets' employee benefit plans. HomeTown's employees will be eligible for grants of stock options after the Effective Time under Buffets' 1995 Stock Incentive Plan on the same terms as Buffets' employees. In connection with the Merger, HomeTown is permitted to enter into severance obligations up to an aggregate amount not to exceed $1.2 million with its corporate employees. In addition, certain HomeTown corporate employees who will, after the Effective Time, become employees of Buffets, will be entitled to specified severance benefits. See "The Merger -- Interests of Certain Persons in the Merger."

    At July 31, 1996, a total of 1,428,325 shares of HomeTown Common Stock was reserved for issuance upon the exercise of the HomeTown Stock Options outstanding under the HomeTown 1991 Stock Option Plan. At the Effective Time, each HomeTown Stock Option outstanding will be assumed by Buffets and, whether vested or unvested, will be converted into an option to acquire shares of Buffets Common Stock, based on the Conversion Number, and the exercise price of each such option will be correspondingly adjusted.

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the approval by the Buffets shareholders or the HomeTown stockholders, (i) by mutual written consent of Buffets and HomeTown, (ii) by either Buffets or HomeTown if the Merger has not been consummated by December 31, 1996, (iii) by either Buffets or HomeTown if a court of competent jurisdiction or other governmental entity shall have issued a nonappealable final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, (iv) by either Buffets or HomeTown if, at the Buffets Special Meeting or the HomeTown Special Meeting, the requisite vote of the shareholders of Buffets in favor of the issuance of Buffets Common Stock pursuant to the Merger Agreement or of the stockholders of HomeTown in favor of the Merger and the Merger Agreement is not obtained, (v) by either Buffets or HomeTown if the Board of Directors of the other withdraws or modifies its recommendation to its shareholders to approve the Merger or fails to call and send notice of the Buffets Special Meeting or the HomeTown Special Meeting, as the case may be, or if the Board of Directors of the other recommends an alternative transaction (as defined in the Merger Agreement) to its shareholders, (vi) by either Buffets or HomeTown if a tender offer or exchange offer for 15% or more of the outstanding Common Stock of the other is commenced and the Board of Directors recommends that the shareholders tender their shares in such tender offer or exchange offer, or (vii) by either Buffets or HomeTown if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in the Merger Agreement that is not cured within a specified time period.

    If Buffets or HomeTown terminates the Merger Agreement as provided above, there will be no liability on the part of any party or its officers, directors or shareholders, except as described in "Fees and Expenses; Termination Fees" below.

FEES AND EXPENSES; TERMINATION FEES

    Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses; provided, however, that Buffets and HomeTown shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of this Joint Proxy Statement/Prospectus and the Registration Statement. In addition, HomeTown must pay Buffets a termination fee of $1,500,000 if the Merger Agreement is terminated (a) by Buffets because (i) the HomeTown Board has withdrawn or modified its recommendation to the HomeTown stockholders to approve the Merger and the Merger Agreement, or recommended an alternative transaction (as defined in the Merger Agreement) to the HomeTown stockholders, (ii) a tender offer or exchange offer for 15% or more of the outstanding shares of HomeTown Common Stock is commenced and the Board of Directors of HomeTown recommends that the HomeTown stockholders tender their shares in such tender offer or exchange offer, (iii) HomeTown materially breached any representation, warranty, covenant or agreement set forth in the Merger Agreement and failed to cure such breach within the specified time period, or (b) by Buffets or HomeTown because of the failure to obtain the requisite vote of HomeTown stockholders in favor of the Merger Agreement at the HomeTown Special Meeting. Buffets must pay HomeTown a termination fee of $1,500,000 if the Merger Agreement is terminated (a) by HomeTown because (i) the Buffets Board has withdrawn or modified its recommendation to the Buffets shareholders to approve the issuance of Buffets Common Stock pursuant to the Merger Agreement, or recommended an alternative transaction (as defined in the Merger Agreement) to the Buffets shareholders,
(ii) a tender offer or exchange offer for 15% or more of the outstanding shares of Buffets Common Stock is commenced and the Board of Directors of Buffets recommends that the Buffets shareholders tender their shares in such tender offer or exchange offer, (iii) Buffets materially breached any representation, warranty, covenant or agreement set forth in the Merger Agreement and failed to cure such breach within the specified time period, or (b) by Buffets or HomeTown because of the failure to obtain the requisite vote of Buffets shareholders in favor of the issuance of Buffets Common Stock pursuant to the Merger Agreement.

AMENDMENT OF THE MERGER AGREEMENT; WAIVER OF CONDITIONS

    The respective Boards of Directors of HomeTown, Buffets and Sub may, by written agreement, at any time before or after the approval of the Merger and the Merger Agreement by the HomeTown stockholders and the approval of the issuance of shares of Buffets Common Stock pursuant to the Merger Agreement by the Buffets shareholders, amend the Merger Agreement, provided that after such approval by the HomeTown or Buffets shareholders no amendment or modification may be made that would materially adversely affect the rights of the HomeTown or Buffets shareholders without the further approval of such shareholders. Each party to the Merger Agreement may, to the extent legally permitted, extend the time for the performance of any of the obligations of any other party to the Merger Agreement, waive any inaccuracies in the representations or warranties of any other party contained in the Merger Agreement or waive compliance by any other party with any of the agreements or conditions contained in the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the HomeTown Board with respect to the Merger, HomeTown stockholders should be aware that certain directors and officers of HomeTown have interests in the Merger different from the interests of other HomeTown stockholders.

    The HomeTown Bylaws provide for indemnification and advancement of expenses to each director and officer of HomeTown. In addition, the HomeTown Board, by resolution dated May 10, 1994, extended the benefit of such provisions to Bradley J. Thies, General Counsel of HomeTown. Pursuant to the terms of the Merger Agreement, Buffets has agreed to guaranty HomeTown's obligations to indemnify its present and former directors and officers and Mr. Thies pursuant to the terms of the HomeTown Bylaws and, with respect to Mr. Thies, in accordance with the above-mentioned board resolution. Subject to Delaware law, Buffets has also agreed that HomeTown's Bylaws shall not be amended in a manner which adversely affects the rights of any party entitled to indemnification thereunder.

    Buffets has also agreed, effective upon consummation of the Merger, to create two additional positions on the Buffets Board and to elect C. Dennis Scott, currently Chairman and Chief Executive Officer of HomeTown, and Dr. Christian F. Horn, currently a director of HomeTown, to fill such vacancies. In addition, Buffets will, as of the Effective Time, appoint Mr. Scott as Vice Chairman of the Board and Chief Operating Officer of Buffets; Kerry A. Kramp, currently President, Chief Operating Officer and a director of HomeTown, as President of Buffets; Neal L. Wichard, currently Vice Chairman and Secretary of HomeTown, as Senior Vice President of Real Estate of Buffets; Thomas F. Hubbard, currently Vice President of Construction and Development of HomeTown, as Executive Vice President of Real Estate and Development of Buffets; and David Goronkin, currently Vice President of Operations of HomeTown, as Vice President of Operations of Buffets. See "Management of Buffets -- New Directors and Officers".

    It is a condition to the Closing of the Merger that Buffets shall have entered into an Employment Agreement with Mr. Kramp in substantially the form attached as an exhibit to the Merger Agreement. The form of Employment Agreement provides that Buffets will employ Mr. Kramp as President of Buffets for a period of two years following the Merger. Mr. Kramp will be entitled to an annual minimum base salary of $200,000 and to participate in Buffets' current bonus program, with the opportunity, based on meeting established performance criteria, to earn bonus compensation equal to at least 50% of base compensation. In addition, Buffets will grant Mr. Kramp options to purchase 75,000 shares of Buffets Common Stock under Buffets' 1995 Stock Option Plan, exercisable at fair market value on the date of grant. If Mr. Kramp's employment is terminated during its two-year term, other than for "cause" (as defined in the form of Employment Agreement), he will be entitled to receive his base salary at regular intervals for the remainder of the two-year term, or for a period of twelve months from the date of termination, whichever is longer. The form of Employment Agreement also includes certain non-compete and confidentiality undertakings by Mr. Kramp.

    Buffets and HomeTown have also agreed that, if within a period of 12 months after the Effective Time, any of Messrs. Scott, Wichard, Hubbard or Goronkin is terminated by Buffets without "cause" (as defined in the agreement between the parties), such person shall be entitled to a severance payment from Buffets of up to nine months of such person's base salary at HomeTown in effect immediately prior to the Merger.

    In anticipation of their relocation to Minneapolis in connection with the proposed Merger, HomeTown has made loans to Mr. Kramp and K. Michael Schrader, HomeTown's Vice President of Human Resources, in the principal amounts of $86,400 and $65,000, respectively. The loans bear interest at the reference rate of First Bank, Minneapolis, plus 1% per annum, and are secured by the respective borrowers' options to purchase HomeTown common stock. Mr. Schrader's loan provides for level monthly payments of principal and accrued interest over a five-year period beginning on August 1, 1997 and continuing through August 1, 2000, with the remaining principal and interest due on that date. Mr. Kramp is required to repay the principal amount of the loan, plus accrued interest, on August 1, 1998. It is expected that a loan will also be made to Mr. Hubbard in an amount and on terms substantially similar to the loan made to Mr. Kramp.

    The HomeTown Board was informed of the interests described herein prior to approving the Merger Agreement and the Merger.

    On June 3, 1996, the HomeTown Board approved a one-time payment of $25,000 to each outside Board member as additional compensation in light of the added responsibilities and time involved in dealing with the Merger.

    Except for the arrangements specifically set forth in this Joint Proxy Statement/Prospectus and the Merger Agreement, Buffets has made no commitments with respect to the retention of Buffets or HomeTown employees or entities after the Merger.

FEDERAL INCOME TAX CONSEQUENCES

    HomeTown has received an opinion of its counsel, Stoel Rives LLP, and Buffets has received an opinion of its counsel, Faegre & Benson LLP, to the effect that as of the Effective Time for federal income tax purposes the merger of Sub with and into HomeTown, in accordance with the terms of the Merger Agreement, will qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that Buffets, HomeTown and Sub will each be a party to a reorganization within the meaning of Section 368(b) of the Code. Such opinions are conditioned on the accuracy of certain representations and covenants contained in the Merger Agreement and certain facts and circumstances regarding the Merger.

    Provided that the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, (i) no gain or loss will be recognized by either HomeTown or Buffets as a result of the consummation of the Merger, (ii) no gain or loss will be recognized by a stockholder of HomeTown upon the receipt by such stockholder solely of shares of Buffets Common Stock (including any fractional share interest treated as received) in exchange for such stockholder's shares of HomeTown Common Stock in accordance with the terms of the Merger Agreement, (iii) the aggregate tax bases of the shares of Buffets Common Stock received by a stockholder of HomeTown (including any fractional share interest treated as received) will be the same as the aggregate tax bases of the shares of HomeTown Common Stock surrendered in exchange therefor decreased by the amount of any cash received and increased by the amount of any gain recognized, and (iv) the holding period of the shares of Buffets Common Stock received by a HomeTown stockholder (including any fractional share interest treated as received) in exchange for shares of HomeTown Common Stock will include the period during which the shares of HomeTown Common Stock surrendered in exchange therefor were held, provided the shares of HomeTown Common Stock were held as capital assets at the Effective Time.

    A HomeTown stockholder who receives cash in the Merger as a result of the rounding off of a fractional share interest in Buffets Common Stock will be treated as having received and then redeemed such fractional share of Buffets Common Stock. The tax treatment of such redemption will be governed by Section 302(a) of the Code. Cash received for a fractional share by a minority stockholder who exercises no control over the affairs of Buffets generally will be treated as received in exchange for the fractional share of stock rather than as a dividend. Assuming such treatment, a HomeTown stockholder would recognize gain or loss measured by the difference between the cash received and the portion of the stockholder's adjusted tax basis in the shares of HomeTown Common Stock allocable to the fractional share. Any capital gain or loss recognized by a HomeTown stockholder will be long-term capital gain or loss if the stockholder has held such stockholder's shares of HomeTown Common Stock for longer than one year.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. HOMETOWN STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE SPECIFIC AND DEFINITIVE ADVICE AS TO THE FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONVERSION OF THEIR SHARES OF HOMETOWN COMMON STOCK PURSUANT TO THE MERGER, AS WELL AS ADVICE AS TO THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND POSSIBLE AMENDMENTS TO SUCH LAWS.

ACCOUNTING TREATMENT OF THE MERGER

    Buffets will account for the business combination of Buffets and HomeTown in its financial statements by the pooling-of-interests method of accounting. The obligations of Buffets and HomeTown to consummate the Merger are conditioned upon the receipt by Buffets and HomeTown of a letter from Deloitte & Touche LLP, Buffets' independent auditors, dated the date of this Joint Proxy

Statement/Prospectus and confirmed in writing at the Effective Time, as to their concurrence with Buffets' management regarding the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16, assuming the Merger is consummated in accordance with the Merger Agreement and that no more than 10% of the Common Stock of HomeTown (including for this purpose the Notes, provided they are deemed to represent a Common Stock equivalent) is exchanged for cash in connection with the Merger. See "The Merger
- -- Debt Assumption". It is also a condition to consummation of the Merger that Buffets and HomeTown receive a letter from KPMG Peat Marwick LLP, HomeTown's independent auditors, dated the date of this Joint Proxy Statement/Prospectus and confirmed in writing at the Effective Time, stating that they are not aware of any conditions that would preclude HomeTown from being pooled with Buffets. See "The Merger -- Conditions to Consummation of the Merger".

BUSINESS AND MANAGEMENT AFTER THE MERGER

    Buffets intends to operate HomeTown in a manner substantially consistent with its current operations. The headquarters of HomeTown after the Merger will be consolidated with and moved to Buffets existing headquarters in Eden Prairie, Minnesota. A number of HomeTown headquarters employees are not expected to be included in such move; these employees may be entitled to certain severance payments from HomeTown. See "The Merger -- Employee Benefit Plans and Stock Options". Buffets and HomeTown will carefully review the operations of the combined companies in an attempt to identify additional opportunities for expense reduction through the use of shared resources. With respect to restaurant development, Buffets and HomeTown are considering their various development options after the Merger. Currently, the parties expect that post-Merger the total number of restaurants developed in fiscal 1996 will be approximately 53-58 restaurants in the aggregate (of which 26 had opened as of July 31, 1996) and that the number of restaurants to be developed in fiscal 1997 will range from approximately 50 to 60 restaurants. The division of these restaurants between Old Country Buffet and HomeTown Buffet restaurants has not been determined. In connection with such development, Buffets may consider restaurant conversions between the two concepts and the possible closure of restaurants in markets that have been over-developed. Buffets would incur additional expenses in connection with any such conversions or closures.

    The executive officers of Buffets after the Merger will be as follows: Roe
H. Hatlen, Chairman and Chief Executive Officer; C. Dennis Scott, Vice Chairman and Chief Operating Officer; Kerry A. Kramp, President; Rick H. White, Executive Vice President of Operations; Clark C. Grant, Executive Vice President of Finance and Administration and Treasurer; Jean C. Rostallan, Executive Vice President of Purchasing; Thomas F. Hubbard, Executive Vice President of Real Estate and Development; and Neal L. Wichard, Senior Vice President of Real Estate. Additionally, Buffets will, as of the Effective Time, create two additional positions on the Buffets Board. It is anticipated that Mr. Scott, currently Chairman and Chief Executive Officer of HomeTown, and Dr. Horn, currently a director of HomeTown, will be elected to fill the vacancies created by the expansion of the Buffets Board. See "Management of Buffets -- New Directors and Officers". It is anticipated that, as of the Effective Time, the existing directors of HomeTown will resign and Messrs. Hatlen and Scott will be appointed as the new directors.

DEBT ASSUMPTION

    The Merger Agreement provides that Buffets will assume and/or guaranty certain obligations under HomeTown's 7% Convertible Subordinated Notes due 2002 in the principal amount of $41.5 million (the "Notes") and that, in accordance with the terms of the indenture relating to the Notes (the "Indenture"), HomeTown and Buffets will execute and deliver, on or prior to the Effective Time, a supplemental indenture or assumption agreement with respect to the Notes in order to reflect the consummation of the transactions contemplated by the Merger.

    The Notes, which are unsecured subordinated obligations of HomeTown, mature on December 1, 2002. Interest is payable semi-annually on June 1 and December 1 of each year. The Trustee under the Indenture or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes if an Event of Default (as defined in the Indenture) occurs and is continuing. The Notes are convertible into HomeTown Common Stock at any time prior to maturity, unless previously redeemed, at a conversion price of $13.65 per share, subject to adjustment in certain events as set forth in the Indenture. After the Merger, the Notes will be convertible into shares of Buffets Common Stock at a conversion price of approximately $11.66 per share. The Notes are redeemable, in whole or in part, at the option of HomeTown, on not less than 15 nor more than 60 days notice, at any time on or after December 2, 1998, at specified redemption prices (104%, 103%, 102% and 101% of principal for the 12-month periods beginning December 2, 1998 and December 1, 1999, 2000 and 2001, respectively, and at 100% of principal at maturity), plus accrued interest, if any, to the redemption date. If a Risk Event (as defined in the Indenture) occurs, each holder of Notes will have the right, subject to certain conditions and restrictions, to require HomeTown to repurchase all outstanding Notes, in whole or in part, owned by such holder at 100% of their principal amount plus accrued interest, if any, to the date of repurchase. The Merger will be a Risk Event unless the closing price per share of HomeTown Common Stock for any five trading days within the period of 10 consecutive trading days ending immediately before the Effective Time equals or exceeds 105% of the conversion price of the Notes ($14.33 per share) on each such trading day.

RESALE OF SHARES BY HOMETOWN AFFILIATES

    The shares of Buffets Common Stock to be received in the Merger will be freely transferable, except for shares of Buffets Common Stock received by persons who are deemed to be "affiliates", as that term is defined in the rules under the Securities Act, of HomeTown immediately prior to the Effective Time (or of Buffets after the Effective Time). Shares of Buffets Common Stock received in the Merger by persons who are affiliates of HomeTown immediately prior to the Effective Time but do not become affiliates of Buffets may be sold by them only in accordance with the provisions of Rule 145 under the Securities Act (which imposes certain limitations on the volume and manner of sales by such affiliates), or pursuant to an effective registration statement under the Securities Act, or in transactions exempt from registration thereunder.

                             NO DISSENTERS' RIGHTS

BUFFETS SHAREHOLDERS

    Under Minnesota law, no holder of Buffets Common Stock will be entitled to demand appraisal of, or to receive payment for, their shares.

HOMETOWN STOCKHOLDERS

    Under Delaware law, no holder of HomeTown Common Stock will be entitled to demand appraisal of, or to receive payment for, their shares.

                    UNAUDITED PRO FORMA CONDENSED COMBINING
                       CONSOLIDATED FINANCIAL STATEMENTS

    The unaudited pro forma condensed combining balance sheet combines Buffets' consolidated balance sheet as of April 24, 1996 with HomeTown's consolidated balance sheet as of that date, giving effect to the Merger as if it occurred on April 24, 1996. The unaudited pro forma condensed combining statements of earnings combine Buffets' consolidated statements of earnings for the sixteen weeks ended April 24, 1996 and April 19, 1995 and the three years (52-53 weeks) in the period ended January 3, 1996 with HomeTown's consolidated statements of income for the same periods, giving effect to the Merger as if it had occurred at the beginning of each period presented on a pooling-of-interest basis. The historical information of Buffets has been derived from the unaudited condensed consolidated financial statements for the sixteen weeks ended April 24, 1996 and April 19, 1995 and the audited consolidated financial statements for each of the three years (52-53 weeks) in the period ended January 3, 1996 which are incorporated by reference herein and should be read in conjunction with such financial statements and notes thereto. The historical financial information of HomeTown has been derived from the unaudited condensed consolidated financial statements for the sixteen weeks ended April 24, 1996 and April 19, 1995 and the audited consolidated financial statements for each of the three years (52-53 weeks) in the period ended January 3, 1996 which are incorporated by reference herein and should be read in conjunction with such financial statements and notes thereto. In the opinion of the managements of Buffets and HomeTown, the above-mentioned unaudited interim condensed consolidated financial statements of the respective companies include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for unaudited interim periods. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or operating results that would have occurred had the Merger been consummated at the beginning of the periods presented, nor is it indicative of future operating results or financial position.

                              BUFFETS AND HOMETOWN
       UNAUDITED PRO FORMA CONDENSED COMBINING CONSOLIDATED BALANCE SHEET

                                                                                 APRIL 24, 1996
                                                               --------------------------------------------------
                                                                      HISTORICAL                PRO FORMA
                                                               ------------------------  ------------------------
                                                                 BUFFETS     HOMETOWN    ADJUSTMENTS   COMBINED
                                                               -----------  -----------  -----------  -----------
                                                                                 (IN THOUSANDS)
                                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents..................................  $    13,286  $     2,420   $  --       $    15,706
  Short-term investments.....................................      --            20,834      --            20,834
  Receivables................................................        1,634        2,707      --             4,341
  Inventory..................................................        2,839        1,162      --             4,001
  Prepaid expenses...........................................          582        1,018      --             1,600
  Other current assets.......................................        1,135        1,689      --             2,824
  Deferred income taxes......................................        6,210      --             (553)        5,657
                                                               -----------  -----------  -----------  -----------
    TOTAL CURRENT ASSETS.....................................       25,686       29,830        (553)       54,963
PROPERTY AND EQUIPMENT, net..................................      223,231      112,353      --           335,584
OTHER ASSETS.................................................        5,767        3,323      --             9,090
                                                               -----------  -----------  -----------  -----------
TOTAL ASSETS.................................................  $   254,684  $   145,506   $    (553)  $   399,637
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------

                                       LIABILITES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable...........................................  $    23,004  $     7,963   $  --       $    30,967
  Accrued liabilities........................................       29,768        8,193       3,600        41,561
  Income taxes...............................................        1,151      --           --             1,151
  Deferred income taxes......................................      --               553        (553)      --
  Current maturities of long-term debt.......................      --             2,062      --             2,062
  Short-term debt............................................      --             1,000      --             1,000
                                                               -----------  -----------  -----------  -----------
    TOTAL CURRENT LIABILITIES................................       53,923       19,771       3,047        76,741
LONG-TERM DEBT...............................................       10,000       48,092      --            58,092
DEFERRED INCOME TAXES........................................       12,501        1,916      --            14,417
OTHER........................................................          477        1,697      --             2,174
COMMITMENTS AND CONTIGENCIES
STOCKHOLDERS' EQUITY:
  Common stock...............................................          313          116          20           449
  Additional paid-in capital.................................       53,034       62,122         (20)      115,136
  Retained earnings..........................................      124,436       11,792      (3,600)      132,628
                                                               -----------  -----------  -----------  -----------
    TOTAL STOCKHOLERS' EQUITY................................      177,783       74,030      (3,600)      248,213
                                                               -----------  -----------  -----------  -----------
                                                               $   254,684  $   145,506   $    (553)  $   399,637
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------

  See accompanying notes to Unaudited Pro Forma Condensed Combining Financial
                                  Statements.

                              BUFFETS AND HOMETOWN
              UNAUDITED PRO FORMA CONDENSED COMBINING CONSOLIDATED
                             STATEMENTS OF EARNINGS

                                                                        SIXTEEN WEEKS ENDED APRIL 24, 1996
                                                                --------------------------------------------------
                                                                       HISTORICAL                PRO FORMA
                                                                ------------------------  ------------------------
                                                                  BUFFETS     HOMETOWN    ADJUSTMENTS   COMBINED
                                                                -----------  -----------  -----------  -----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
RESTAURANT SALES..............................................  $   155,935   $  61,403    $  --       $   217,338
RESTAURANT COSTS:
  Food costs..................................................       54,573      21,974       --            76,547
  Labor costs.................................................       46,033      17,972       --            64,005
  Direct and occupancy costs..................................       38,307      13,235       --            51,542
                                                                -----------  -----------  -----------  -----------
    Total restaurant costs....................................      138,913      53,181       --           192,094
                                                                -----------  -----------  -----------  -----------
RESTAURANT PROFITS............................................       17,022       8,222       --            25,244
SELLING, GENERAL AND ADMINISTATIVE EXPENSES...................        8,206       4,850       --            13,056
                                                                -----------  -----------  -----------  -----------
                                                                      8,816       3,372       --            12,188
OTHER INCOME (EXPENSE), net...................................          134        (447)                      (313)
                                                                -----------  -----------  -----------  -----------
EARNINGS BEFORE INCOME TAXES..................................        8,950       2,925       --            11,875
INCOME TAXES..................................................        3,401       1,170       --             4,571
                                                                -----------  -----------  -----------  -----------
NET EARNINGS..................................................  $     5,549   $   1,755    $  --       $     7,304
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE...........  $      0.18   $    0.15    $  --       $      0.16
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
 OUTSTANDING..................................................       31,556      12,051        2,049        45,656
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------

  See accompanying notes to Unaudited Pro Forma Condensed Combining Financial
                                  Statements.

                              BUFFETS AND HOMETOWN
              UNAUDITED PRO FORMA CONDENSED COMBINING CONSOLIDATED
                             STATEMENTS OF EARNINGS

                                                                        SIXTEEN WEEKS ENDED APRIL 19, 1995
                                                                --------------------------------------------------
                                                                       HISTORICAL                PRO FORMA
                                                                ------------------------  ------------------------
                                                                  BUFFETS     HOMETOWN    ADJUSTMENTS   COMBINED
                                                                -----------  -----------  -----------  -----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
RESTAURANT SALES..............................................  $   142,090   $  38,334    $  --       $   180,424
RESTAURANT COSTS:
  Food costs..................................................       49,832      14,029       --            63,861
  Labor costs.................................................       40,505      11,286       --            51,791
  Direct and occupancy costs..................................       32,623       7,676       --            40,299
                                                                -----------  -----------  -----------  -----------
    Total restaurant costs....................................      122,960      32,991       --           155,951
                                                                -----------  -----------  -----------  -----------
RESTAURANT PROFITS............................................       19,130       5,343       --            24,473
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..................        8,214       3,336       --            11,550
                                                                -----------  -----------  -----------  -----------
                                                                     10,916       2,007       --            12,923
OTHER INCOME (net)............................................           66         211                        277
                                                                -----------  -----------  -----------  -----------
EARNINGS BEFORE INCOME TAXES..................................       10,982       2,218       --            13,200
INCOME TAXES..................................................        4,173         821       --             4,994
                                                                -----------  -----------  -----------  -----------
NET EARNINGS..................................................  $     6,809   $   1,397    $  --       $     8,206
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE...........  $      0.22   $    0.12    $  --       $      0.18
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
 OUTSTANDING..................................................       31,156      11,935        2,029        45,120
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------

  See accompanying notes to Unaudited Pro Forma Condensed Combining Financial
                                  Statements.

                              BUFFETS AND HOMETOWN
              UNAUDITED PRO FORMA CONDENSED COMBINING CONSOLIDATED
                             STATEMENTS OF EARNINGS

                                                                    FIFTY-THREE WEEKS ENDED JANUARY 3, 1996
                                                               --------------------------------------------------
                                                                      HISTORICAL                PRO FORMA
                                                               ------------------------  ------------------------
                                                                 BUFFETS     HOMETOWN    ADJUSTMENTS   COMBINED
                                                               -----------  -----------  -----------  -----------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
RESTAURANT SALES.............................................  $   509,928  $   151,517   $  --       $   661,445
RESTAURANT COSTS:
  Food costs.................................................      179,758       54,512      --           234,270
  Labor costs................................................      141,400       43,332      --           184,732
  Direct and occupancy costs.................................      118,656       30,188      --           148,844
                                                               -----------  -----------  -----------  -----------
    Total restaurant costs...................................      439,814      128,032      --           567,846
                                                               -----------  -----------  -----------  -----------
RESTAURANT PROFITS...........................................       70,114       23,485      --            93,599
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.................       27,309       12,970      --            40,279
                                                               -----------  -----------  -----------  -----------
                                                                    42,805       10,515      --            53,320
OTHER INCOME (net)...........................................          477           96                       573
                                                               -----------  -----------  -----------  -----------
EARNINGS BEFORE INCOME TAXES.................................       43,282       10,611      --            53,893
INCOME TAXES.................................................       16,450        4,050      --            20,500
                                                               -----------  -----------  -----------  -----------
NET EARNINGS.................................................  $    26,832  $     6,561   $  --       $    33,393
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------
NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE..........  $      0.86  $      0.55   $  --       $      0.74
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
 OUTSTANDING.................................................       31,312       11,959       2,033        45,304
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------

  See accompanying notes to Unaudited Pro Forma Condensed Combining Financial
                                  Statements.

                              BUFFETS AND HOMETOWN
              UNAUDITED PRO FORMA CONDENSED COMBINING CONSOLIDATED
                             STATEMENTS OF EARNINGS

                                                                     FIFTY-TWO WEEKS ENDED DECEMBER 28, 1994
                                                                --------------------------------------------------
                                                                       HISTORICAL                PRO FORMA
                                                                ------------------------  ------------------------
                                                                  BUFFETS     HOMETOWN    ADJUSTMENTS   COMBINED
                                                                -----------  -----------  -----------  -----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
RESTAURANT SALES..............................................  $   409,744   $  74,715    $  --       $   484,459
RESTAURANT COSTS:
  Food costs..................................................      140,689      27,010       --           167,699
  Labor costs.................................................      110,165      22,001       --           132,166
  Direct and occupancy costs..................................       93,528      14,320       --           107,848
                                                                -----------  -----------  -----------  -----------
    Total restaurant costs....................................      344,382      63,331       --           407,713
                                                                -----------  -----------  -----------  -----------
RESTAURANT PROFITS............................................       65,362      11,384       --            76,746
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..................       29,362       7,721       --            37,083
                                                                -----------  -----------  -----------  -----------
                                                                     36,000       3,663       --            39,663
OTHER INCOME (net)............................................          851       1,735                      2,586
                                                                -----------  -----------  -----------  -----------
EARNINGS BEFORE INCOME TAXES..................................       36,851       5,398       --            42,249
INCOME TAXES..................................................       14,375       1,754       --            16,129
                                                                -----------  -----------  -----------  -----------
NET EARNINGS..................................................  $    22,476   $   3,644    $  --       $    26,120
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE...........  $      0.71   $    0.31    $  --       $      0.58
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
 OUTSTANDING..................................................       31,576      11,722        1,993        45,291
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------

  See accompanying notes to Unaudited Pro Forma Condensed Combining Financial
                                  Statements.

                              BUFFETS AND HOMETOWN
                    UNAUDITED PRO FORMA CONDENSED COMBINING
                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                      FIFTY-TWO WEEKS ENDED DECEMBER 29, 1993
                                                                ----------------------------------------------------
                                                                       HISTORICAL                 PRO FORMA
                                                                ------------------------  --------------------------
                                                                  BUFFETS     HOMETOWN     ADJUSTMENTS    COMBINED
                                                                -----------  -----------  -------------  -----------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
RESTAURANT SALES..............................................  $   334,896   $  34,684     $  --        $   369,580
RESTAURANT COSTS:
  Food costs..................................................      114,927      12,721        --            127,648
  Labor costs.................................................       88,523      10,168        --             98,691
  Direct and occupancy costs..................................       73,019       6,684        --             79,703
                                                                -----------  -----------        -----    -----------
    Total restaurant costs....................................      276,469      29,573        --            306,042
                                                                -----------  -----------        -----    -----------
RESTAURANT PROFITS............................................       58,427       5,111        --             63,538
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..................       25,017       3,319        --             28,336
                                                                -----------  -----------        -----    -----------
                                                                     33,410       1,792        --             35,202
OTHER INCOME (net)............................................          370         516                          886
                                                                -----------  -----------        -----    -----------
EARNINGS BEFORE INCOME TAXES..................................       33,780       2,308        --             36,088
INCOME TAXES..................................................       13,480         369        --             13,849
                                                                -----------  -----------        -----    -----------
NET EARNINGS..................................................  $    20,300   $   1,939     $  --        $    22,239
                                                                -----------  -----------        -----    -----------
                                                                -----------  -----------        -----    -----------
NET EARNINGS APPLICABLE TO COMMON SHAREHOLDERS................  $    20,300   $   1,078     $  --        $    21,378
                                                                -----------  -----------        -----    -----------
                                                                -----------  -----------        -----    -----------
NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE...........  $      0.66   $    0.21     $  --        $      0.58
                                                                -----------  -----------        -----    -----------
                                                                -----------  -----------        -----    -----------
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
 OUTSTANDING..................................................       30,776       5,225           888         36,889
                                                                -----------  -----------        -----    -----------
                                                                -----------  -----------        -----    -----------

  See accompanying notes to Unaudited Pro Forma Condensed Combining Financial
                                  Statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINING FINANCIAL STATEMENTS

    Note A: The adjustments to the unaudited pro forma condensed combining balance sheet give effect to the assumed issuance of 13,577,737 shares of Buffets Common Stock as if the Merger had been consummated as of April 24, 1996 and an anticipated charge for Merger-related expenses totaling approximately $3.6 million. Such Merger-related expenses include only financial advisory fees, legal and accounting expenses and other miscellaneous transaction costs; they do not include any severance payments that may be made to HomeTown employees in connection with the Merger (see "The Merger -- Employee Benefit Plans and Stock Options"), any costs relating to possible restaurant conversions or closures (see "The Merger -- Business and Management After the Merger") or any other costs that may arise in connection with the Merger. The unaudited pro forma condensed combining statements of earnings do not reflect these non-recurring charges, which will be recorded as incurred. The pro forma combined per share amounts in the unaudited pro forma condensed combining statements of earnings are based upon the historical weighted average number of shares of Common Stock and dilutive Common Stock equivalents of Buffets outstanding during each period presented. In addition, the shares of Buffets Common Stock to be issued in connection with the Merger, based on the equivalent weighted average shares and the dilutive common share equivalents of HomeTown outstanding during each period presented, are treated as outstanding during each such period.

    Note B: The unaudited pro forma condensed combining financial statements do not include adjustments to conform the accounting policies of HomeTown to those followed by Buffets. The nature and extent of such adjustments, if any, will be based upon further study and analysis and are not expected to be significant in relationship to the consolidated financial statements of Buffets.

    Note C: Certain financial statement balances of HomeTown have been reclassified to conform with the Buffets financial statement presentation.

                              BUSINESS OF BUFFETS

GENERAL

    Buffets, a Minnesota corporation, was organized in 1983. Its executive offices are located at 10260 Viking Drive, Eden Prairie, Minnesota 55344. References herein to Buffets are to Buffets, Inc. and its subsidiaries, OCB Restaurant Co., OCB Realty Co., OCB Purchasing Co., OCB Property Co. and Evergreen Buffets, Inc., unless the context indicates otherwise.

    Buffets is principally engaged in the development and operation of buffet restaurants under the name "Old Country Buffet" ("Country Buffet" in the state of Colorado). Buffets obtained a federal trademark registration covering the words "Old Country Buffet" in June 1985.

    As of July 31, 1996, Buffets operated 256 company-owned restaurants in 31 states. In addition, six franchised Old Country Buffet restaurants are in operation in Nebraska and Oklahoma.

    Buffets' restaurants offer a wide variety of freshly prepared menu items, including soups, salads, entrees, vegetables, non-alcoholic beverages and desserts, presented in a self-service buffet format in which customers select the items and portions of their choice. The restaurants' typical dinner entrees include chicken, carved roast beef and ham, and two or three other hot entrees such as casseroles, shrimp and fish. Chicken, fish and two or three other entrees usually are offered at lunch. Buffets' restaurants utilize uniform menus, recipes and ingredient specifications, except for certain variations adopted in response to regional preferences.

    Buffets' restaurants range in size from approximately 8,000 to 14,840 square feet, seat from 260 to 390 people, and generally include areas that can be partitioned to accommodate private meetings and group outings. The decor is attractive and informal. To date, Buffets has located its restaurants primarily within or adjacent to strip or neighborhood shopping centers. Buffets also owns 10 freestanding sites. Buffets' restaurants generally are open from 11:00 a.m. to 8:00 p.m. or 9:00 p.m. A majority of Buffets' restaurants also serve breakfast from 8:00 a.m. to 11:30 a.m. on weekends.

SCATTER SYSTEM FORMAT

    Menu items generally are presented to diners using a "scatter system" rather than a conventional straight buffet serving line. Under the scatter system, six to eight separate food islands or counters are used to present various courses of each meal to diners (for example, salads on one island, desserts on another), with diners able to proceed directly to those islands presenting the menu items they desire at the time. The scatter system promotes easier food access and has helped reduce the long lines that often occurred during peak hours in Buffets' restaurants utilizing the conventional straight-line serving format. The scatter system was introduced by Buffets in August 1989 and has been utilized in all of its restaurants developed since March 1990. In addition, because of the success of the scatter system, Buffets pursued a remodeling program from February 1990 through 1995 with the goal of converting substantially all of its 71 then-existing restaurants from the conventional straight-line format to the scatter system. The last restaurant was converted in 1995.

SMALL BATCH PREPARATION

    To ensure freshness, hot foods and bakery items are prepared repeatedly throughout the day in relatively small batches. Restaurant managers closely monitor the servicing area for the quality and availability of all items. Buffets believes the freshness achieved through small batch preparation contributes significantly to the high quality of its food.

ALL-INCLUSIVE PRICE

    Buffets' restaurants currently charge, depending on the market area, $5.39 to $5.99 for lunch Monday through Saturday and $6.99 to $8.19 for dinner Monday through Sunday. On Saturday and Sunday, certain restaurants serve breakfast at prices ranging from $5.49 to $6.19. A limited number of Buffets' restaurants serve a limited breakfast at lower prices. Reduced prices are available to senior citizens who purchase an annual senior club card for $1.00 per year and to children under the age of 10 or 12 depending on the market area. Children's prices for all meals are $.40 to $.55 per year of their age from two through 10 or 12. Customers pay prior to entering the dining area and are assisted to tables by restaurant employees. They may return for second helpings and additional beverages and desserts without additional charge.

RESTAURANT OPERATIONS AND CONTROLS

    GENERAL. In order to maintain a consistently high level of food quality and service in all of its restaurants, Buffets has established uniform operational standards which are implemented by the managers of each restaurant. All restaurants are required to be operated in accordance with rigorous standards and specifications relating to the quality of ingredients, preparation of food, maintenance of premises and employee conduct.

    MENU SELECTION AND PURCHASING. Headquarters personnel prepare and periodically revise standard recipes and menus and a list of approved ingredients and suppliers based upon the quality, availability, cost and customer acceptance of various menu items. Food quality is maintained through centralized coordination with suppliers and frequent restaurant visits by district managers and other management personnel.

    Buffets purchases its food and beverage inventories and restaurant supplies from independent suppliers approved by headquarters personnel, who negotiate quality specifications, delivery schedules and pricing and payment terms (typically 28 days) directly with the suppliers. Although all supplier invoices are paid from Buffets' headquarters, restaurant managers place orders for inventories and supplies with, and receive shipments directly from, suppliers. Restaurant managers approve invoices before forwarding them to Buffets' headquarters for payment. To date, Buffets has not experienced any difficulties in obtaining food and beverage inventories or restaurant supplies, and Buffets does not anticipate that any material difficulties will develop in the foreseeable future.

    RESTAURANT MANAGEMENT. Each restaurant typically employs a general manager, a food manager, and one to three assistant managers. Each of Buffets' restaurant general managers has primary responsibility for day-to-day operations in one of Buffets' restaurants, including customer relations, food service, cost controls, restaurant maintenance, personnel relations, implementation of company policies and the restaurant's profitability. A substantial portion of each general manager's and food manager's compensation depends directly on the restaurant's profitability. In addition, restaurant managers receive stock options under Buffets' current stock option program entitling them to acquire an equity interest in Buffets. Buffets believes that its compensation policies have been important in attracting, motivating and retaining qualified operating personnel.

    Each restaurant general manager reports to a district manager, each of whom in turn reports to a regional director (currently eight persons). Each regional director reports to Buffets' Executive Vice President of Operations.

    Buffets maintains centralized financial and accounting controls for its restaurants. On a daily basis, restaurant managers forward customer counts, sales, labor costs and deposit information to Buffets' headquarters. On a weekly basis, restaurant managers forward a summarized profit and loss statement, sales report, and supplier invoices. Payroll data is forwarded every one or two weeks, depending on the location of the restaurant.

    MANAGEMENT TRAINING. Buffets has a series of Training Programs which are designed to provide managers with the appropriate knowledge and skills necessary to be successful in their current position. All new managers hired from outside Buffets are required to complete an extensive seven-week infield training program which focuses on the basic operating skills and management functions necessary to shift-manage an Old Country Buffet restaurant. Buffets also emphasizes the internal development of new management. There is a three-week intensive Management Training Program for managers promoted from hourly positions conducted at Buffets' Training Center located in Eden Prairie, Minnesota. These managers-in-training participate in a series of seminars designed to develop basic management skills, food production, operational programs and personnel management. Training and development of these new managers, both internal promotions and external hires, continues beyond the initial training periods. Managers continue to work with a structured, self-paced, Management Skills Training Manual, a training program designed to further develop their proficiency in management supervisory skills. Before a manager is promoted this Management Skills Training Manual must be completed.

    Advancement is tied both to current operational performance and training. Before being promoted to food manager, managers must successfully complete a two-week training program in food quality, food training and food production conducted at Buffets' Training Center. Individuals designated for promotion to General Manager attend a General Manager two-week training program conducted at the Training Center. This program focuses on advanced management skills with emphasis on team building and performance accountability. General Managers being considered for promotion to District Manager complete a two-week training program for new District Managers. This training is also conducted at Buffets' Training Center and focuses on impact management, personnel development, advanced problem solving and action plans.

FRANCHISING AND JOINT VENTURES

    There currently are six franchised Old Country Buffet restaurants in Nebraska and Oklahoma, owned by two franchisees. Buffets' franchise agreements generally have initial terms of 15 years and require the franchisee to pay an initial fee of $25,000 and continuing royalties equal to four percent of the franchisee's sales. Buffets has an agreement with each franchisee whereby Buffets has options exercisable at various times over the next several years to repurchase the Old Country Buffet restaurants developed by such franchisee at a predetermined formula price based principally on restaurant gross sales.

    Buffets has taken advantage of joint venture opportunities from time to time, principally as a means of entering new geographic markets. In November 1988, Buffets established Evergreen Buffets, Inc., a majority-owned joint venture subsidiary of Buffets, to develop and operate Old Country Buffet restaurants in Washington and Oregon. Buffets held 90% of the outstanding capital stock of this subsidiary and, in December 1995, Buffets purchased the outstanding capital stock of the subsidiary held by the minority shareholder in exchange for 92,991 shares of Buffets Common Stock, and Evergreen Buffets, Inc. thereby became a wholly-owned subsidiary of Buffets.

    Buffets at present is not actively seeking to grant additional franchises or enter into additional joint ventures.

COMPETITION

    The food service industry is highly competitive. Menu, price, service, convenience, location and ambiance are all important competitive factors, with the relative importance of many such factors varying among different segments of the consuming public.

    By providing a wide variety of food and beverages at reasonable prices in an attractive and informal environment, Buffets seeks to appeal to a broad range of value-oriented consumers. Buffets believes that its primary competitors in this market segment are other buffet and cafeteria restaurants, and traditional casual dining restaurants with full menus and table service. Buffets believes that its success to date has been due to its particular approach combining pleasant ambiance, high food quality, breadth of menu, cleanliness and reasonable prices with satisfactory levels of service and convenience.

    Sales are seasonal, with a lower percentage of annual sales occurring in most of its current market areas during the winter months. Sales may also be affected by unusual weather patterns or matters of public interest that compete for customers' attention.

ADVERTISING AND PROMOTION

    To date Buffets has relied primarily on customers' word-of-mouth recommendations to promote its business. As a result, prior to 1993, annual advertising costs never exceeded 1.1% of restaurant sales, such costs being incurred primarily for menu cards, brochures and a limited amount of local newspaper, radio and television advertising. Based on favorable results, Buffets increased its rate of expenditure on advertising to 1.3% of restaurant sales in 1994, primarily for increased radio and television advertising. Buffets lowered its advertising spending to .9% of restaurant sales in 1995 due to the decision in the fourth quarter of 1994 to use those dollars in food and labor to better serve the guest. Buffets expects to spend approximately 1.5% of restaurant sales on advertising in 1996. Buffets is prepared to increase its advertising expenditures in the future if it determines that further increases are likely to generate sufficient additional revenues. Buffets believes its senior citizen discount program has encouraged many senior citizens to eat at Buffets' restaurants.

REGULATION

    Buffets' restaurants must be constructed to meet federal, state and local building and zoning requirements and must be operated in accordance with state and local regulations relating to the preparation and serving of food. Buffets is also subject to various federal and state labor laws which govern its relationships with its employees, including those relating to minimum wages, overtime and other working conditions. Environmental regulations have not had a material effect on the operations of Buffets. Buffets to date has been successful in obtaining all necessary permits and licenses and complying with applicable regulations, and does not expect to encounter any material difficulties in the future with respect to these matters.

TRADEMARKS

    In June 1985, Buffets obtained a federal trademark registration covering the words "Old Country Buffet". Buffets has subsequently obtained trademark protection for additional marks used in its business. Generally, federal registration of a trademark gives the registrant the exclusive use of the trademark in the United States in connection with the goods or services associated with the trademark, subject to the common law rights of any other person who began using the trademark (or a confusingly similar mark) prior to the date of federal registration. Because of the common law rights of such a pre-existing restaurant in certain portions of Colorado, Buffets' restaurants in that state use the name "Country Buffet". Buffets intends to take appropriate steps to develop and protect its marks.

EMPLOYEES

    As of July 17, 1996, Buffets employed approximately 17,066 persons, including 260 supervisory and administrative, 1,053 managerial, and 15,753 restaurant employees. Approximately 66% of Buffets' restaurant employees work part-time. No employees of Buffets are covered by collective bargaining agreements. Relations with employees have been satisfactory and no work stoppages due to labor disputes have occurred.

RESTAURANT DEVELOPMENT

    GENERAL. Buffets opened 38 restaurants and closed three in 1995 and expects to open approximately 29 to 34 restaurants in 1996, of which 14 were open as of July 31, 1996. One restaurant was closed in February 1996. Buffets intends to pursue expansion during 1996 in both existing and new markets.

    The ability of Buffets to open new restaurants depends on a number of factors, including its ability to find suitable locations and negotiate acceptable leases and land purchases, its ability to attract and retain a sufficient number of qualified restaurant managers, and the availability of capital. Buffets actively and continuously attempts to identify and negotiate leases and land purchases for additional new locations, and expects that it will be able to achieve its intended development schedule for 1996, though there is no assurance that this will be the case.

    GEOGRAPHIC EXPANSION STRATEGY. Buffets initially concentrated its restaurant development in the Midwest, and then after several years expanded to other regions of the country. Buffets currently operates in 31 states and opened its first restaurants in West Virginia and Maine during 1995. Buffets attempts to cluster its restaurants in geographic areas to achieve economies of scale in costs of supervision, marketing and purchasing.

    SITE SELECTION CRITERIA. The primary criteria considered by Buffets in selecting new locations are a high level of customer traffic, convenience to both lunch and dinner customers in demographic groups (such as families and senior citizens) that tend to favor Buffets' restaurants, and the occupancy cost of the proposed restaurant. Buffets has found that these criteria frequently are satisfied by well-located strip shopping centers that benefit from cotenancy with strong national retailers and visibility to high traffic roads. All but 59 of Buffets' current restaurants are located in such centers. Twenty-eight of the other 59 restaurants are located in regional or other enclosed shopping malls and 31 are located in free-standing structures. Buffets will pursue free-standing locations only if the projected return on investment falls within acceptable ranges. Buffets typically requires a population density of approximately 100,000 within five miles of each new location, and currently is concentrating its development efforts on urban areas that can accommodate a number of Buffets' restaurants. Because an Old Country Buffet restaurant typically draws a significant volume of customers and because of Buffets' financial strength, Buffets often has been able to negotiate favorable lease terms.

    RESTAURANT CONSTRUCTION. In an effort to better control costs and improve quality, Buffets is closely involved in the construction of its restaurants, and also in the acquisition and installation of fixtures and equipment. Buffets acts as its own general contractor, using restaurant designs prepared by Buffets' own architectural staff. Buffets normally satisfies the equipment and other restaurant supply needs of its new restaurants from inventory acquired directly from manufacturers and stored at Buffets' warehouse in Eden Prairie, Minnesota. Restaurants located in shopping centers typically open approximately 11 weeks after construction begins, while freestanding restaurants typically open approximately 17 weeks after construction begins. The average cost to develop an Old Country Buffet restaurant located in a shopping center during fiscal 1995 was approximately $759,000 for leasehold improvements (net of landlord contributions) and approximately $627,000 for equipment and furnishings. Free-standing owned restaurants developed in 1995 and the first part of 1996 entailed an average land cost of $574,000 and average building cost of $1,413,000. It is expected that the increased development of free-standing restaurants will increase the average cost per unit and associated capital requirements in 1996.

LEGAL PROCEEDINGS

    In Re Buffets, Inc. Securities Litigation, United States District Court for the District of Minnesota, Master No. 3-94-1447, is a consolidation of four separate lawsuits involving Buffets. The first lawsuit was commenced by ZSA Asset Allocation Fund and ZSA Equity Fund on or about November 7, 1994. Three other substantially similar actions were filed shortly thereafter by alleged shareholders Marc Kushner, Trustee for Service Lamp Corp. Profit Sharing Plan, Jerrine Fernandes, and John J. Nuttall. By Pretrial Order No. 1, entered in early January 1995, the District Court ordered that the four lawsuits be consolidated into the single pending action and that plaintiffs serve and file a Consolidated Amended Class Action Complaint (the "Complaint"), which was served on or about January 31, 1995. The Court ordered the dismissal of the Complaint upon motion by the defendants, but granted plaintiffs leave to replead. Plaintiffs filed their Second Amended, Consolidated Class Action Complaint (the "Second Complaint") on December 11, 1995. Defendants moved to dismiss the Second Complaint. On May 3, 1996, Magistrate Judge John Mason issued his Report and Recommendation, recommending to the district judge that the Second Complaint be dismissed, with leave to plaintiffs to replead within 60 days only upon payment of all defendants' attorneys' fees to date. Plaintiffs have filed objections to this Report and Recommendation and the matter currently is before the District Court, Judge Michael J. Davis, for decision.

    The Second Complaint is against Buffets and several of its officers and directors. In the Second Complaint, plaintiffs seek to represent a putative class consisting of all persons and entities (excluding defendants and certain others) who purchased shares of the Buffets Common Stock during the period commencing October 26, 1993 and ending October 25, 1994 (the "Class Period"). The Second Complaint alleges that the defendants made misrepresentations and omissions of material fact during the Class Period with respect to Buffets' operations and restaurant development activities, as a result of which the price of the Buffets stock allegedly was artificially inflated during the Class Period. The Second Complaint further alleges that certain defendants made sales of Buffets Common Stock during the Class Period while in possession of material undisclosed information about Buffets' operations and restaurant development activities. The Second Complaint alleges that the defendants' conduct violated the Securities Exchange Act of 1934 and seeks compensatory damages in an unspecified amount, prejudgment interest, and an award of attorneys' fees, costs and expenses.

    See also "Recent Developments -- Litigation."

                              BUSINESS OF HOMETOWN

GENERAL

    HomeTown operates and franchises HomeTown Buffet restaurants. As of July 31, 1996, HomeTown operated 78 HomeTown Buffet restaurants located in California, Connecticut, Illinois, Kansas, Kentucky, New Jersey, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, and Texas and three franchisees operated a total of 19 HomeTown Buffet restaurants in Arizona, California, Colorado, Kansas, Massachusetts, New Mexico, Utah and Wyoming. HomeTown also owned and operated two Roadhouse Grill steakhouse restaurants. HomeTown Buffet restaurants feature traditional American food and offer lunch, dinner and Sunday breakfast at a fixed price that entitles each guest to unlimited servings of all menu items and beverages. Food items are served at buffet islands located in each restaurant's food service area. This scatter bar format was developed by HomeTown's Chairman and offers both significant operating efficiencies and a pleasant, easy-to-use format for guests. HomeTown is engaged in an active plan of expansion and expects to open approximately 24 restaurants in fiscal 1996, of which 10 had been opened as of July 31, 1996.

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OPERATING STRATEGY

    HomeTown's objective is to provide a dining experience in its HomeTown Buffet restaurants that combines food quality comparable to that of many full-service restaurants, with variety, quality and service exceeding that associated with traditional buffet restaurants at a price that guests perceive as an exceptional value. Each element of HomeTown's strategy is designed to achieve high levels of guest satisfaction and to encourage repeat business. The key elements of HomeTown's strategy with respect to its HomeTown Buffet restaurants are as follows:

    FOOD QUALITY. HomeTown uses high quality ingredients in its menu offerings, prepares all of its menu items on the premises in small batches throughout the day and serves each dish promptly to ensure that each item is fresh, visually appealing and served at the proper temperature. HomeTown believes its food preparation and delivery system enables it to more closely achieve "made-to-order" quality than is possible in a traditional buffet or cafeteria restaurant.

    MENU SELECTION. HomeTown Buffet restaurants emphasize traditional American "home cooking" and daily menu offerings include eight to 10 hot entrees at dinner and six to eight hot entrees at lunch. In addition, each meal includes soups, an extensive salad bar, assorted vegetable and potato dishes, gravies, hot rolls and a variety of freshly baked muffins and desserts. By serving its core menu items each day and different entrees and specials on designated days each week, HomeTown believes it is able to provide both variety and consistency to its guests, which in turn encourages repeat visits.

    PRICE/VALUE RELATIONSHIP. HomeTown is committed to providing its guests with an excellent price/value alternative to full-service casual dining restaurants and traditional buffet restaurants as well as home dining. At HomeTown Buffet restaurants, guests are allowed unlimited servings of all menu items and beverages for a single price at lunch ($5.39 to $6.19), dinner ($6.99 to $8.29) and Sunday breakfast ($5.69 to $6.29). HomeTown offers reduced prices to senior citizens and children age 12 and under.

    "HOMETOWN" ATMOSPHERE. HomeTown strives to provide a relaxing and enjoyable dining experience in a friendly, family-oriented, "HomeTown" atmosphere. The comfortable ambiance is reinforced through an attractive and pleasant decor that features Norman Rockwell posters, decorative dividers, plants and booth seating. HomeTown also endeavors to provide a higher level of service than other buffet-style restaurants, and its employee training programs place significant emphasis on developing friendly and helpful restaurant personnel.

    EFFICIENT FOOD SERVICE AND DELIVERY SYSTEM. HomeTown's scatter bar format, food preparation methods and restaurant layout are all designed to efficiently serve a large number of guests while enhancing the overall quality of the buffet dining experience. HomeTown believes that preparing food in small batches, serving it in several easily accessible areas and closely monitoring consumption results in shorter customer lines, more frequent table turns, improved quality and reduced waste, thereby increasing guest satisfaction and restaurant level profitability.

UNIT ECONOMICS

    HomeTown believes that company-owned HomeTown Buffet restaurants produce attractive restaurant-level economics. The 42 company-owned HomeTown Buffet restaurants open for the entire 53 weeks in 1995 generated average net sales of approximately $2.8 million, average cash flow (operating income plus depreciation) of $474,000 and average operating income of $336,000 during this period. HomeTown's average cash investment for these 42 restaurants was approximately $1.5 million, including building structures (where applicable), building or leasehold improvements and equipment and fixtures, but excluding land and pre-opening costs. Restaurant-level economics are affected to the extent that HomeTown constructs free-standing units on company-owned or leased land, rather than leasing space in existing buildings. In such cases, initial development costs are substantially greater and occupancy costs (other than depreciation) are substantially less than when

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HomeTown leases space in existing buildings. HomeTown cannot predict if average unit-level economics would be altered significantly if in the future the mix of restaurants placed in leased space in existing buildings as compared to free-standing buildings on company-owned or leased land were to change materially from HomeTown's current mix.

EXPANSION

    As of July 31, 1996, HomeTown operated 78 HomeTown Buffet restaurants in California, Connecticut, Illinois, Kansas, Kentucky, New Jersey, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island and Texas, of which 27 restaurants opened in fiscal 1995. HomeTown intends to open approximately 24 restaurants in fiscal 1996, of which 10 were open as of July 31, 1996. HomeTown's expansion strategy through the remainder of 1996 is to increase its presence on the West Coast, build its presence in the Midwest and open additional units in the Northeast. As of July 31, 1996, three franchisees operated a total of 19 HomeTown Buffet restaurants in Arizona, California, Colorado, Kansas, Massachusetts, New Mexico, Utah and Wyoming. HomeTown is not seeking additional franchise operators. See "Franchise Operations."

    HomeTown's ability to achieve its projected expansion plans will depend on a variety of factors, many of which may be beyond HomeTown's control, including HomeTown's ability to locate suitable restaurant sites; to negotiate acceptable lease or purchase terms, to obtain required governmental approvals and construct new restaurants in a timely manner; to attract, train and retain qualified and experienced personnel and management; to obtain adequate funds; and to continue to operate its restaurants profitably. Locating suitable restaurant sites at acceptable costs and on acceptable terms has become increasingly difficult due to an improved real estate market in HomeTown's principal areas of planned expansion, including California. In addition, part of HomeTown's growth strategy includes expansion in the Northeast, a geographic region where HomeTown has limited experience locating and developing sites and operating restaurants. Moreover, HomeTown's construction may be delayed in the Northeast due to inclement weather conditions and somewhat longer build-out times and more complex labor relations than HomeTown experiences in the western United States. Due to these factors and the others set out above, there is no assurance that HomeTown will be able to continue to effectively develop or operate additional restaurants in this region or that it will be able to expand as planned. There is also no assurance that additional restaurants that may be opened in the future will be profitable or that expansion will not result in reduced sales in existing restaurants in close proximity to new restaurants, and to the extent this reduces cash flow available for new development and construction, it could cause HomeTown to fail to meet its expansion plans. Overall, HomeTown's forward-looking information concerning planned expansion should be considered in light of these factors.

CONCEPT AND MENU

    HomeTown Buffet restaurants offer fixed-price lunch, dinner and Sunday breakfast that entitle each guest to unlimited servings of all menu items and beverages. Prices for lunch (Monday through Saturday) range from $5.39 to $6.19 and prices for dinner (Monday through Sunday) range from $6.99 to $8.29, depending on restaurant location. On Sunday, all restaurants serve breakfast for prices ranging from $5.69 to $6.29. HomeTown offers reduced prices to children age 12 and under (based on a fixed amount for each year of age) and to senior citizens (60 cents off regular breakfast and dinner prices, and 50 cents off regular lunch prices).

    At HomeTown Buffet restaurants guests pay for the meal upon entering the restaurant and are generally seated by restaurant personnel before proceeding to the food service area. HomeTown Buffet restaurants incorporate scatter bar buffets that feature eight buffet islands located throughout the restaurants' food service areas instead of the traditional one- or two-sided, cafeteria-style buffet lines. Guests can return for more food and beverages as often as they wish, and because of the scatter bar format, the selection of additional food items does not typically require a guest to wait in long food lines. HomeTown believes that its scatter bar concept enhances the quality of the dining experience

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and also reduces waste by eliminating the guest's need to take more of any item than he or she may consume. Restaurant employees are assigned to dining areas at all times to remove dirty plates and to provide some beverage refill service at the tables.

    HomeTown attempts to differentiate itself from typical buffet and cafeteria restaurants by the quality and variety of its food offerings. The HomeTown Buffet menu emphasizes traditional American "home cooking" and includes soups, salads, entrees, vegetables, nonalcoholic beverages and desserts. Dinner guests can choose from eight to 10 entrees, which always include fried and baked chicken, fried and baked fish and carved roast beef, turkey or pork or baked ham. Additional entrees, such as lasagna, enchiladas and barbecued ribs, are featured on particular days of the week. At lunch guests can choose from baked and fried chicken, baked and fried fish and two or three other entrees. In addition to these entrees, each meal includes two freshly prepared soups, assorted vegetable and potato dishes, freshly prepared gravies, hot rolls and an extensive salad bar that features fresh seasonal vegetables and fruits as well as specialty pasta, seafood, vegetable and fruit salads. With the exception of the original Medford, Oregon restaurant, all HomeTown Buffet restaurants include a display bakery that features freshly baked desserts and muffins. Desserts include bread pudding, assorted cobblers, cookies and cakes, most of which are made from scratch, as well as two flavors of soft serve frozen yogurt, two flavors of soft serve frozen dairy desserts and various sundae toppings. Beverages include soft drinks, milk, hot coffee and hot and iced tea, all of which are included in the price of the meal. Each week is highlighted by Flurry Night on Monday, which features soft serve frozen dairy treats, and Family Night on Thursday, which features pizza and banana splits. By serving its core menu items each day and additional entrees and specials on the designated days each week, HomeTown believes it is able to provide both variety and consistency to its guests, which in turn encourages repeat visits.

    HomeTown uses high quality ingredients, including fresh seasonal fruits and vegetables, in its menu offerings, and all menu items are prepared at the individual restaurants. HomeTown's restaurants do not use food commissaries. Menu items are prepared in small batches throughout the day and served promptly in relatively small serving pans in order to ensure that all items are fresh, visually appealing and served at the proper temperature. HomeTown has developed uniform recipes of specified ingredients and instructions to ensure consistent quality is achieved at every restaurant and meal. In addition, HomeTown regularly tests new menu items and upgrades ingredients and cooking methods to improve the quality and consistency of its food offerings. HomeTown believes its food preparation and delivery system enables it to more closely achieve "made-to-order" quality than is possible in a traditional buffet restaurant.

RESTAURANT LAYOUT AND DESIGN

    HomeTown's typical restaurant format is approximately 10,000 square feet with seating for approximately 380 guests. HomeTown Buffet restaurants range in size from 8,200 to 15,740 square feet with seating for approximately 225 to 600 guests (except for the original Medford, Oregon restaurant, which is approximately 5,500 square feet and has seating for approximately 190 guests). HomeTown uses a standardized design in constructing restaurants, with modifications made for each particular site. HomeTown is assisted by outside architects in the design of individual restaurants. HomeTown makes its standardized design available to its franchisees and has final right of approval on the design of each franchised restaurant.

    Each HomeTown Buffet restaurant contains a waiting area just inside the entrance door. Typically, the restaurant food service area has eight scatter bars that contain most of the restaurant's menu offerings, as well as a display bakery, a beverage service area and yogurt and ice cream machines. The food service area is designed to be easily accessible from all seats. Because the dining area in a HomeTown Buffet restaurant is quite large, additional area dividers and a combination of table and booth seating are used to create a more intimate dining experience. Considerable attention is devoted to lighting and acoustics to allow for a comfortable atmosphere even when the restaurant is at maximum capacity. In addition to the public areas, each restaurant has a food preparation and storage area, including a fully equipped kitchen.

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SITE SELECTION AND CONSTRUCTION

    In selecting new restaurant locations, HomeTown considers target population density, local competition, household income levels and trade area demographics, as well as specific location characteristics, such as visibility, accessibility, parking capacity and traffic volume. An important factor in site selection is the convenience of the potential location to both lunch and dinner guests and the occupancy cost of the proposed site. HomeTown also takes into account the success of chain restaurants operating in the area. To date HomeTown has located most of its restaurants in strip shopping malls and neighborhood shopping centers, and management currently expects that most of the restaurants opened in the future will be in or near malls and shopping centers.

    Potential site locations are identified by company personnel, consultants and independent real estate brokers. Executive management visits and approves or disapproves any proposed restaurant site. Prior to fiscal 1994, HomeTown had leased space exclusively in existing buildings for its HomeTown Buffet restaurants. In fiscal 1994, however, HomeTown began constructing and remodeling free-standing buildings on leased or purchased land. HomeTown expects to continue to pursue both leased space and leased or purchased free-standing unit development in the future.

    When HomeTown has built restaurants in existing buildings, construction has taken approximately 90 to 120 days after the required construction permits have been obtained. Construction of free-standing restaurants is a longer process and has ranged from 120 to 180 days. HomeTown's experience to date has been that obtaining construction permits has generally taken from 20 to 180 days but has taken as long as 240 days. Within these time frames, development and construction in the eastern United States tends to take longer than other regions. At times, HomeTown engages outside general contractors for restaurant sites and expects to continue this practice for the foreseeable future. HomeTown often serves as its own general contractor and expects to do so in the future when appropriate. At the beginning of fiscal 1996, HomeTown incorporated and organized a wholly-owned subsidiary corporation, HomeTown Development and Construction, Inc., to manage HomeTown's construction operations.

RESTAURANT OPERATIONS AND MANAGEMENT

    MANAGEMENT AND EMPLOYEES. Restaurant management is under the direction of HomeTown's President and Chief Operating Officer who, with a corporate staff of approximately nine people, oversees staffing, training and restaurant operations. HomeTown also employs a Vice President of Operations for its HomeTown Buffet restaurants, four regional directors and 19 area representatives, each with responsibility for several restaurants in a specified geographic area. The management staff of a typical HomeTown Buffet restaurant consists of one General Manager, one Service Manager, one Kitchen Manager, one Assistant Service Manager and one Assistant Kitchen Manager. Individual restaurants typically employ between 70 and 110 non-management hourly employees (made up of a mix of part- and full-time workers), depending on restaurant size and traffic.

    HomeTown attempts to attract and train high quality employees at all levels of restaurant operations. Generally, restaurant management has been recruited from outside the company and has had significant prior restaurant experience. As HomeTown continues to grow, corporate management intends to recruit restaurant management personnel from among its non-management employees. HomeTown has in place strict operating standards and believes that strong standardized training processes are an important aspect of its operations. All management employees (including Assistant Managers), regardless of former experience, participate in a four- to seven-week formal course of training at HomeTown's headquarters and at one of HomeTown's training sites. Additional periodic training is provided as required. Non-management employees are generally trained at the local restaurant site. In fiscal 1994 HomeTown centralized all restaurant management training at its restaurants in San Diego County, California.

    The General Manager of a restaurant has responsibility for day-to-day operation of the restaurant and acts independently to maximize restaurant performance, subject to company-established management policies. The General Manager makes personnel decisions and determines orders for

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produce and dairy products as well as centrally-contracted food items and other supplies. HomeTown's management compensation program includes bonuses based on restaurant profit performance.

    PURCHASING. To better ensure uniform quality and obtain competitive prices, HomeTown contracts centrally for most restaurant food products and other supplies. Individual restaurants decide the amount of each item they require and place orders several times a week. Managers also arrange for dairy and produce supplies to be provided by local vendors that meet HomeTown's quality standards. Corporate management closely monitors prices and other supply contract terms for locally- and centrally-contracted items. Because of the volume of its aggregate orders and the volume of supplies delivered to each individual restaurant, HomeTown believes that it is able to obtain favorable prices for its supplies.

    REPORTING AND FINANCIAL CONTROLS. HomeTown maintains financial and accounting controls for each of its restaurants through use of centralized accounting and management information systems. In addition, each restaurant is equipped with a computerized accounting system that allows restaurant management to efficiently manage labor, food costs and other direct operating expenses, that provides corporate management rapid access to financial data and that reduces the time devoted by its restaurant managers to administrative responsibilities. Guest counts, sales, cash deposits and labor cost information are collected daily from each restaurant. Physical inventories of all food and beverage items are taken weekly. Each restaurant manager prepares a restaurant level weekly profit and loss statement, and at the end of each 28-day accounting period, operating statements are prepared for each location. The weekly and period operating statements are reviewed at both the corporate level and restaurant level for variances from expected results to allow for any necessary corrective actions to be taken as quickly as possible.

    HOURS OF OPERATION. HomeTown Buffet restaurants are open seven days a week, typically from 11:00 a.m. to 8:30 p.m. on weekdays and Saturdays and from 8:00 a.m. to 8:30 p.m. on Sundays.

JOINT VENTURE CORPORATIONS

    In October 1993, HomeTown formed two Joint Ventures: HTB Ventures I, Inc. ("HTB I") and HTB Ventures II, Inc. ("HTB II"). HTB II was terminated in April 1995 and HTB I was terminated in February 1996. The Joint Ventures were initially established to provide HomeTown with a means of attracting experienced management, in particular Gary A. Zambon and Daniel A. Burns, to help accelerate HomeTown's expansion into the Midwest. Mr. Zambon and Mr. Burns each had extensive experience in buffet restaurant operations. Under the respective joint venture agreements, Mr. Zambon was president and owned 20% of the outstanding capital stock of HTB I, and Mr. Burns was president and owned 20% of the outstanding capital stock of HTB II. HomeTown owned the remaining 80% of each Joint Venture. HomeTown provided the capital required to develop all restaurants of each Joint Venture through interest-bearing loans. Under the termination agreement for HTB II, HomeTown acquired Mr. Burns' 20% minority interest in the Joint Venture in consideration for the forgiveness of principal and interest on a loan in the original principal amount of $200,000 that was made to Mr. Burns for his minority interest in HTB II. The termination agreement for HTB II also has a noncompetition provision that extends for two years from the date that Mr. Burns ceases to be an employee, director or officer of HomeTown. HomeTown is sole owner of the two restaurants that were operated by HTB II. The termination of HTB I, in February 1996, was on the same terms as the termination of HTB II, except that in addition to forgiveness of principal and interest on the $200,000 note that financed Mr. Zambon's initial purchase of his minority interest in HTB I, HomeTown paid Mr. Zambon $950,000 in cash as additional consideration for his transfer of 20% of the outstanding capital stock of HTB I. Commencing February 29, 1996, HomeTown became the sole owner of the ten restaurants that had been operated by HTB I. The termination agreement for HTB I also has a noncompetition provision that extends for two years from the date that Mr. Zambon ceases to be an employee, director or of officer of HomeTown.

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FRANCHISE OPERATIONS

    GENERAL. In addition to operating company-owned restaurants, HomeTown franchises others to operate HomeTown Buffet restaurants. HomeTown currently has three franchisees: HTB Restaurants, Inc. ("HTB Restaurants"), Chi-Chi's, Inc. ("Chi-Chi's") and Carlton A. Hargrave, Inc. ("Hargrave"). HTB Restaurants is a wholly-owned subsidiary of Summit Family Restaurants, Inc. ("Summit"), and Summit is a wholly-owned subsidiary of CKE Restaurants, Inc. ("CKE").

    HTB Restaurants was the first franchisee of HomeTown and entered into an initial franchise agreement and multiple unit development agreement with HomeTown in October 1991. Pursuant to the multiple unit agreement, HomeTown enters into a franchise agreement with HTB Restaurants for each new franchise restaurant prior to the opening of that restaurant. HomeTown has in the past considered the acquisition of franchised restaurants and may do so in the future.

    HTB RESTAURANTS. HomeTown and HTB Restaurants are parties to a multiple unit agreement providing for the exclusive development of up to 27 restaurants over a period ending December 31, 1997 in Arizona, Colorado, Idaho, Montana, Nevada, New Mexico, Utah and Wyoming. Under the multiple unit agreement, HTB Restaurants' exclusive right to develop HomeTown Buffet restaurants in the states specified is contingent upon HTB Restaurants meeting the development schedule set forth in the multiple unit agreement. HTB Restaurants entered into its initial franchise agreement with HomeTown in October 1991 and each restaurant opened by HTB Restaurants is subject to a separate franchise agreement. HomeTown is precluded from operating or franchising others to operate HomeTown Buffet restaurants in those states so long as the exclusive development rights remain in effect. HomeTown has given HTB Restaurants notice that it has breached its obligation to develop restaurants under the multiple unit agreement. HTB Restaurants has made a demand to arbitrate this matter. If HomeTown prevails in the arbitration on this issue, HTB Restaurants' exclusive development rights under the agreement will terminate. HTB Restaurants and its parent entities, Summit and CKE, have also filed suit against HomeTown and Buffets in Federal District Court for the District of Utah, Central Division, alleging amongst other matters, that HomeTown is in breach of the multiple unit agreement. See "Recent Developments -- Litigation." Pursuant to the multiple unit agreement, and in each case pursuant to a separate franchise agreement, HTB Restaurants currently operates the 16 HomeTown Buffet restaurants in Arizona, Colorado, New Mexico, Utah and Wyoming.

    HTB Restaurants pays an initial franchise fee for each new HomeTown Buffet restaurant opened and a percentage royalty fee based on gross sales. In addition to amounts already paid under the multiple unit agreement, HTB Restaurants is required to pay HomeTown periodic non-refundable area development fees to develop HomeTown Buffet restaurants.

    Under its agreements with HTB Restaurants, HomeTown would have a right of first refusal with respect to the sale of the HomeTown Buffet restaurants operated by HTB Restaurants and any transfer of franchise rights granted by HomeTown to HTB Restaurants would require HomeTown's consent, which may not unreasonably be withheld.

    CHI-CHI'S. In May 1993, Chi-Chi's opened a HomeTown Buffet restaurant in Peabody, Massachusetts. Chi-Chi's opened a second franchised unit in March 1994 in Wichita, Kansas.

    HARGRAVE. Hargrave operates a single franchised restaurant in Calexico, California, which opened in December 1993. HomeTown served as general contractor for the restaurant and in connection with the construction loaned Hargrave approximately $150,000. The loan was fully paid in 1994. In April 1995 HomeTown made a loan to Hargrave in the principal amount of $100,000 and an additional $100,000 in October 1995 under a promissory note that permits Hargrave to borrow up to $200,000 in principal amount. The note provides for interest to be paid at 1% above the announced reference rate of US Bank of Oregon. All outstanding principal and interest on the note was due on December 31, 1995 and the parties have been renegotiating the repayment schedule. In addition, HomeTown agreed to defer Hargrave's franchise royalty payments commencing April 1995.

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    FRANCHISE TERMS.  HomeTown's standard franchise agreement has a 15-year term
(with two five-year renewal options) and provides for a one-time payment to HomeTown of an initial franchise fee and a continuing royalty fee at a variable rate of between 2% and 4% of gross sales. HomeTown collects weekly sales reports from its franchisees as well as periodic and annual financial statements.

    Each franchisee is responsible for selecting the location for its restaurant, subject to HomeTown approval. HomeTown considers such factors as demographics, competition, traffic volume and patterns, parking, site layout, size and other physical characteristics in approving proposed sites. In addition, all site and building plans and specifications must be approved by HomeTown.

    Franchisees must operate their HomeTown Buffet restaurants in compliance with HomeTown's operating and recipe manuals. Franchisees are not required to purchase food products or other supplies through HomeTown's suppliers. Each franchised restaurant is required to at all times have a designated Manager and Assistant Manager who have completed HomeTown's four- to seven-week manager training program. For the opening of a restaurant, HomeTown provides consultation and makes its personnel generally available to a franchisee. In addition, HomeTown sends a team of personnel to the restaurant for up to two weeks to assist the franchisee and its managers in the opening, the initial marketing and training effort as well as the overall operation of the restaurant.

    HomeTown may terminate a franchise agreement for a number of reasons, including a franchisee's failure to pay royalty fees when due, failure to comply with applicable laws, or repeated failure to comply with one or more requirements of the franchise agreement. Many state franchise laws limit the ability of a franchisor to terminate or refuse to renew a franchise. Generally, a franchisee may terminate a franchise agreement only if HomeTown violates a material and substantial provision of the agreement and fails to remedy the violation within a specified period. HomeTown does not anticipate that the termination of any single franchise agreement would have a materially adverse effect on its operations. Termination by a multiple-unit franchisee of several franchise agreements for various locations could, however, have a materially adverse effect on HomeTown's operations.

    HomeTown's franchise agreements contain provisions that prohibit franchisees from disclosing proprietary information relating to HomeTown's restaurant operating system. HomeTown's standard franchise agreement also contains non-competition provisions that, for the duration of the agreement and for two years following termination, prohibit a franchisee from directly or indirectly competing with HomeTown or soliciting employees to leave HomeTown. There is no assurance that these contractual provisions will effectively prevent the appropriation by franchisees of business opportunities and proprietary information. See "Government Regulation."

MARKETING AND PROMOTION

    HomeTown believes that the quality and value of its dining experience is its most effective marketing tool and has relied primarily on word-of-mouth recommendations to attract new guests. Consequently, HomeTown's formal marketing and promotional activities are limited and are concentrated around new restaurant openings and take place largely at the store level. In December 1995, HomeTown hired a Director of Marketing to oversee HomeTown's marketing efforts and to develop company-wide marketing strategies. In fiscal 1994, HomeTown strengthened its marketing efforts by assigning field marketing representatives to its restaurants to coordinate community marketing efforts. For fiscal 1995 and 1994 marketing and promotion expense relating to HomeTown Buffet restaurants constituted less than 1% of total revenues.

RESTAURANT INDUSTRY AND COMPETITION

    The restaurant industry is highly competitive. HomeTown competes on the basis of the quality and value of food products offered, price, service, ambiance and overall dining experience. HomeTown's competitors include a large and diverse group of restaurant chains and individually owned restaurants, including chains and individually owned restaurants that utilize a buffet format. The number of buffet restaurants with operations generally similar to HomeTown's has grown

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considerably in the last several years and HomeTown believes competition among buffet-style restaurants is increasing. As HomeTown and its principal competitors expand operations in various geographic areas, competition, including competition among buffet-style restaurants with concepts similar to the HomeTown Buffet concept, can be expected to intensify. Such intensified competition could increase HomeTown's operating costs or adversely affect its revenues. A number of competitors have been in existence longer than HomeTown and have substantially greater financial, marketing and other resources and wider geographical diversity than HomeTown. In addition, the restaurant industry has few non-economic barriers to entry and is affected by changes in consumer tastes, national, regional and local economic conditions and market trends. The performance of individual restaurants may be affected by factors such as traffic patterns, demographic considerations and the type, number and location of competing restaurants. HomeTown's significant investment in and long-term commitment to each of its restaurant sites limits its ability to respond quickly or effectively to changes in local competitive conditions or other changes that could affect HomeTown's operations. HomeTown's continued success is dependent to a substantial extent on its reputation for providing high quality and value and this reputation may be affected not only by the performance of company-owned restaurants but also by the performance of franchisee-owned restaurants over which HomeTown has limited control.

GOVERNMENT REGULATION

    HomeTown's business is subject to and affected by various federal, state and local laws. Each restaurant must comply with state, county and municipal licensing and regulation requirements relating to health, safety, sanitation, building construction and fire prevention. Difficulties in obtaining or failure to obtain required licenses or approvals could delay or prevent the development of additional restaurants. HomeTown has not experienced significant difficulties in obtaining such licenses and approvals to date.

    HomeTown is subject to Federal Trade Commission ("FTC") regulation and various state laws that regulate the offer and sale of franchises. The FTC requires HomeTown to provide prospective franchisees with a franchise offering circular containing prescribed information about HomeTown and its franchise operations. Some states in which HomeTown has existing franchisees and a number of states in which HomeTown might consider franchising regulate the sale of franchises; several states require the registration of franchise offering circulars. Beyond state registration requirements, several states regulate the substance of the franchisor-franchisee relationship and, from time to time, bills are introduced in Congress aimed at imposing federal registration on franchisors. Many of the state franchise laws limit, among other things, the duration and scope of noncompetition and termination provisions of franchise agreements.

    HomeTown's restaurants are subject to federal and state laws governing wages, working conditions, citizenship requirements and overtime. Several legislative proposals are currently under consideration by governmental authorities that would, if enacted, have a material effect on HomeTown's business. Any of these proposals, if enacted in any of the forms currently under consideration, would materially increase HomeTown's operating costs. There is no assurance that HomeTown would be able to pass such increased costs on to its guests or that, if it were able to do so, it could do so in a short period of time.

TRADEMARKS

    HomeTown believes that its rights in its trademarks and service marks are important to its marketing efforts and a valuable part of its business. The "HOMETOWN" mark is registered for restaurant services on the Principal Register of the U.S. Patent and Trademark Office by Hometown Pharmacy Company, Inc., pharmacies and restaurants located in Narrows and Parkersburg, Virginia ("Hometown Pharmacy"). HomeTown's rights to the mark "HOMETOWN" are subject to a license agreement between HomeTown and Hometown Pharmacy dated April 29, 1991. Under the terms of the license agreement, HomeTown obtained perpetual and exclusive rights to all of Hometown Pharmacy's interests in the "HOMETOWN" mark in the restaurant field, with the exception of a region in Virginia where Hometown Pharmacy operates. HomeTown pays Hometown Pharmacy a nominal license fee for each company-owned or franchised restaurant that it opens. Also, in June 1992, HomeTown entered into an agreement with Pianess Inc. ("Pianess"), which operates a restaurant in Sacramento, California, whereby HomeTown obtained all of Pianess' rights to the mark "HOMETOWN" including a California state trademark registration. HomeTown has a U.S. application pending to register "HOMETOWN BUFFET" for various food items, and has applications pending to register "HOMETOWN BUFFET" in Canada and Japan. HomeTown has been granted a U.S. trademark for "HTB" for restaurant services. HomeTown also has been granted trademarks for "HOMETOWN BUFFET" in Australia, Mexico and Germany. HomeTown is aware of the use by other persons and entities in certain geographic areas of names and marks which are the same or similar to HomeTown's marks. Some of these persons or entities may have prior rights to those names or marks in their respective localities. Therefore, there is no assurance that the "HOMETOWN" mark is available in all locations. It is HomeTown's policy to pursue registration of its marks whenever possible and to vigorously oppose any infringement of its marks.

EMPLOYEES

    As of June 25, 1996, HomeTown employed approximately 8,000 persons, of whom approximately 7,300 were restaurant employees, 560 were restaurant management and supervisory personnel, and 140 were corporate personnel. Restaurant employees include both full-time and part-time workers and all are paid on an hourly basis. No Hometown employees are covered by collective bargaining agreements. HomeTown believes that its relations with its employees are generally satisfactory and no work stoppage due to labor disputes have occurred.

LEGAL PROCEEDINGS

    On September 12, 1995, HomeTown was served with a complaint filed in the Superior Court for the State of California on July 31, 1995. The complaint asserted that plaintiffs were denied access to a pre-reserved banquet room for which they had paid a deposit and that such denial was racially motivated and done with fraud and malice in violation of the Unruh Act, a California anti-discrimination statute. The complaint further alleged that HomeTown continues to deny plaintiffs full and equal accommodations. The complaint sought damages of up to three times actual damages but not less than $250, without specifying any amount of actual damages, and further sought exemplary and punitive damages in the amount of $5 million. Recently, the court granted a motion for summary judgment filed by HomeTown on the ground that plaintiffs were not entitled to relief as a matter of law under the Unruh Act. The court, however, granted plaintiffs leave to amend the complaint to state claims for breach of contract or in tort, or both. Regardless, HomeTown believes the underlying allegations are without merit and expects to continue to defend itself vigorously.

    See also "Recent Developments -- Litigation."

                             MANAGEMENT OF BUFFETS

GENERAL

    The current executive officers of Buffets are as follows:

          NAME                                              POSITION
- -------------------------  --------------------------------------------------------------------------
Roe H. Hatlen              Chairman of the Board and Chief Executive Officer
Clark C. Grant             Executive Vice President of Finance and Administration and Treasurer
Jean C. Rostollan          Executive Vice President of Development and Purchasing and Assistant
                            Secretary
Rick H. White              Executive Vice President of Operations
Marguerite C. Nesset       Vice President of Accounting
Brent P. DeMesquita        Vice President of Training and Human Resources
H. Thomas Mitchell         Vice President, General Counsel and Secretary
Brad J. McNaught           Vice President of Real Estate

    For information regarding the ages and business backgrounds of the executive officers of Buffets, reference is made to the caption "Directors and Executive Officers of the Registrant" in Part III of the Buffets 10-K. Similar information regarding Buffets' directors, as well as additional information regarding directors and executive officers, including executive compensation, securities ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated by reference to Items 10, 11, 12 and 13 of the Buffets 10-K (which incorporates portions of Buffets' definitive proxy statement for Buffets' 1996 Annual Meeting of Shareholders), which is incorporated herein by reference.

NEW DIRECTORS AND OFFICERS

    Pursuant to the Merger Agreement, Buffets has agreed to increase the size of its Board of Directors from five to seven, effective as of the Effective Time, and intends to elect C. Dennis Scott and Dr. Christian F. Horn, who have agreed to serve as members of the Buffets Board, to fill such positions upon consummation of the Merger. If, prior to the Effective Time, Mr. Scott or Dr. Horn shall be unable or unwilling to serve as a Buffets director, HomeTown shall, by action of its Board of Directors, designate another person to serve in such person's stead, which person shall be reasonably acceptable to Buffets. Directors of Buffets serve until the next annual meeting of shareholders and until a successor is elected and qualified.

    Buffets has also agreed to appoint as executive officers of Buffets, effective as of the Effective Time, Mr. Scott as Vice Chairman of the Board and Chief Operating Officer, Kerry A. Kramp as President, Thomas F. Hubbard as Executive Vice President of Real Estate and Development, and Neal L. Wichard as Senior Vice President of Real Estate. In addition, David Goronkin, currently Vice President of Operations of HomeTown, will be appointed as Vice President of Operations of Buffets. The executive officers of Buffets serve until the next annual meeting of the Buffets Board, or until earlier removed by the Buffets Board.

    For information regarding the ages and business backgrounds of certain of the aforementioned persons, reference is made to the caption "Directors and Officers of the Registrant" in Part III of the HomeTown 10-K (which incorporates portions of HomeTown's definitive proxy statement for HomeTown's 1996 Annual Meeting of Stockholders), which is incorporated herein by reference.

                      DESCRIPTION OF BUFFETS CAPITAL STOCK

    THE FOLLOWING SUMMARY OF CERTAIN PROVISIONS OF THE BUFFETS AMENDED AND RESTATED ARTICLES OF INCORPORATION, THE BUFFETS BYLAWS AND A RIGHTS AGREEMENT, DATED AS OF OCTOBER 4, 1995, BY AND BETWEEN BUFFETS AND AMERICAN STOCK TRANSFER & TRUST COMPANY, AS RIGHTS AGENT (THE "BUFFETS RIGHTS AGREEMENT"), DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH DOCUMENTS, COPIES OF WHICH ARE INCLUDED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS IS A PART.

GENERAL

    The authorized capital stock of Buffets consists of 60,000,000 shares of Common Stock, par value $.01 per share ("Buffets Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.01 per share ("Buffets Preferred Stock"). As of August 16, 1996, 31,341,234 shares of Buffets Common Stock were issued and outstanding and no shares of Buffets Preferred Stock were issued or outstanding. All issued and outstanding shares of Buffets Common Stock are, and the shares of Buffets Common Stock to be issued in the Merger will be, fully paid and non-assessable.

COMMON STOCK

    Upon liquidation or dissolution of Buffets, the holders of Buffets Common Stock share ratably, in proportion to the number of shares held, in the assets available for distribution after payment of all prior claims, including all prior claims of the holders of any Buffets Preferred Stock then outstanding.

    Holders of Buffets Common Stock have no preemptive rights and are entitled to one vote for each share held on each matter submitted to a vote of shareholders. Cumulative voting for the election of directors is not permitted. Subject to any prior rights of any Buffets Preferred Stock then outstanding, holders of Buffets Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of Buffets out of funds legally available therefor. Currently, however, Buffets is restricted from declaring or paying cash dividends to shareholders without the consent of the lender under Buffets' unsecured revolving line of credit.

PREFERRED STOCK

    The Board of Directors of Buffets has the authority, in most instances without further shareholder action, to issue from time to time all or any part of the authorized Buffets Preferred Stock, in one or more series. The Buffets Board is authorized to determine the designation of and number of shares in each series and to fix the dividend, redemption, liquidation, retirement, conversion and voting rights, if any, of such series, and any other rights and preferences thereof. Any shares of Buffets Preferred Stock which may be issued may have disproportionately high voting rights or class voting rights, may be convertible into shares of Buffets Common Stock and may rank prior to shares of Buffets Common Stock as to payment of dividends and upon liquidation. The Buffets Board could authorize the issuance of one or more series of the Buffets Preferred Stock with voting rights or other rights and preferences which would impede the success of any proposed merger, tender offer, proxy contest or other attempt to gain control of Buffets not approved by the Buffets Board. Although the issuance of Buffets Preferred Stock may have an adverse effect on the rights of holders of Buffets Common Stock, the consent of the holders of Buffets Common Stock would not be required for any such issuance of Buffets Preferred Stock.

    There are currently reserved for issuance up to 600,000 shares of Series A Junior Participating Preferred Shares of Buffets issuable under the Buffets Rights Agreement referred to below under "Share Rights Plan".

SHARE RIGHTS PLAN

    Pursuant to the Buffets Rights Agreement, each share of Buffets Common Stock issued by Buffets has attached one preferred share purchase right (a "Right"). Each Right entitles the registered holder to purchase from Buffets one one-hundredth of a Series A Junior Participating Preferred Share of the par value of $.01 per share (the "Preferred Shares") of Buffets at a price of $65 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment.

    Until the Distribution Date, the Rights will be evidenced by certificates representing shares of Buffets Common Stock and will be transferred only with the shares of Buffets Common Stock. The Rights will separate from the shares of Buffets Common Stock and a Distribution Date for the Rights will occur upon the earlier of: (i) the close of business on the fifteenth day following a public announcement that a person or group of affiliated or associated persons has become an "Acquiring Person" (i.e. has become, subject to certain exceptions, the beneficial owner of 20% or more of the outstanding shares of Buffets Common Stock) or (ii) the close of business on the fifteenth day following the commencement or public announcement of a tender offer or exchange offer the consummation of which would result in a person or group of affiliated or associated persons becoming, subject to certain exceptions, the beneficial owner of 20% or more of the outstanding shares of Buffets Common Stock (or such later date as may be determined by the Buffets Board prior to a person or group of affiliated or associated persons becoming an Acquiring Person). The Rights are not exercisable until the Distribution Date. The Rights will expire on November 13, 2005, unless extended or earlier redeemed or exchanged by Buffets as described below.

    In the event that any person or group of affiliated or associated persons becomes an Acquiring Person (unless such person first becomes an Acquiring Person pursuant to a tender offer or an exchange offer for all outstanding shares of Buffets Common Stock at a price and on terms determined by the Buffets Directors (prior to any change in control of the Buffets Board) to be fair to shareholders and otherwise in the best interests of Buffets and its shareholders and which the Buffets Directors recommends to the shareholders), proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise thereof at the then current exercise price of the Right that number of shares of Buffets Common Stock having a market value of two times the exercise price of the Right, subject to certain possible adjustments.

    In the event that, after the Distribution Date or within 15 days prior thereto, Buffets is acquired in certain mergers or other business combination transactions (other than a transaction for at least the same per-share consideration with a person who acquired shares of Buffets Common Stock through a tender offer or exchange offer for all outstanding shares of Buffets Common Stock approved by the Buffets Board in accordance with the preceding paragraph or any wholly owned subsidiary of such person) or 50% or more of the assets or earning power of Buffets and its subsidiaries (taken as a whole) are sold after the Distribution Date or within 15 days prior thereto, each holder of a Right (other than Rights which have become void under the terms of the Buffets Rights Agreement) will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of common shares of the acquiring company (or, in certain cases, one of its affiliates) having a market value of two times the exercise price of the Right.

    In certain events specified in the Rights Agreement, Buffets is permitted to temporarily suspend the exercisability of the Rights.

    At any time after a person or group of affiliated or associated persons becomes an Acquiring Person (subject to certain exceptions) and prior to the acquisition by a person or group of affiliated or associated persons of 50% or more of the outstanding shares of Buffets Common Stock, the Buffets Board may (if there has been no change in control of the Buffets Board) exchange all or part of the Rights (other than Rights which have become void under the terms of the Buffets Rights Agreement) for shares of Buffets Common Stock or equivalent securities at an exchange ratio per Right equal to the result obtained by dividing the exercise price of a Right by the current per share market price of the shares of Buffets Common Stock, subject to adjustment.

    At any time prior to the close of business on the twentieth day after a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person, the Buffets Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment (the "Redemption Price"), payable in cash; provided, however, that such redemption may occur after any person becomes an Acquiring Person only if there has not been a change in control of the Buffets Board. The period of time during which the Rights may be redeemed may be extended by the Buffets Board if no such change of control has occurred or if no person has become an Acquiring Person. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Buffets Board in its sole discretion may establish.

    The terms of the Rights may be amended by the Buffets Board, subject to certain limitations after the Distribution Date, without the consent of the holders of the Rights, including an amendment prior to the date a person or group of affiliated or associated persons becomes an Acquiring Person to lower the 20% threshold for exercisability of the Rights to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding shares of Buffets Common Stock then known by Buffets to be beneficially owned by any person or group of affiliated or associated persons (subject to certain exceptions) or (ii) 10%.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Buffets, including, without limitation, the right to vote or to receive dividends.

ANTI-TAKEOVER PROVISIONS IN ARTICLES OF INCORPORATION

    The Amended and Restated Articles of Incorporation of Buffets require the approval of certain types of transactions involving "interested shareholders" (essentially defined as any holder of 20% or more of the outstanding Buffets Common Stock) by holders of 66 2/3% of the voting power generally entitled to vote in the election of directors, unless the transaction in question has been approved by a two-thirds vote of the "continuing directors" of Buffets. The special voting requirements generally cover such transactions as a merger, consolidation or statutory exchange of shares of Buffets or any subsidiary of Buffets with an interested shareholder; a sale, lease, exchange, mortgage, pledge or other transfer to or with an interested shareholder of any assets of Buffets or any subsidiary equal to 25% or more of the book value of the consolidated assets of Buffets; the issuance or transfer by Buffets or any subsidiary to any interested shareholder of any securities of Buffets (except pursuant to stock dividends, stock splits and similar transactions) or of any securities of a subsidiary of Buffets (except pursuant to a pro rata distribution to all holders of Buffets Common Stock); the adoption of any plan or proposal for the liquidation or dissolution of Buffets proposed by or on behalf of an interested shareholder; and a transaction that has the effect of increasing the proportionate share of Buffets Common Stock that is beneficially owned by any interested shareholder. These special voting requirements do not apply to any proposed transaction that would otherwise be covered if the consideration to be received by holders of Buffets Common Stock in the proposed transaction meets certain conditions generally designed to ensure that the shareholders receive a fair price for their shares. A similar 66 2/3% vote would be required to amend, repeal or adopt any provisions inconsistent with any of the provisions described above. These provisions could have the effect in certain circumstances of delaying or preventing a change in control of Buffets at some future time. See also "Comparative Rights of Buffets Shareholders and HomeTown Stockholders -- Corporate Takeover Legislation." The statutory provisions described therein could also have the effect in certain circumstances of delaying or preventing a change in control of Buffets.

TRANSFER AGENT

    The transfer agent for the Buffets Common Stock is American Stock Transfer & Trust Company, New York, New York.

                            MARKET PRICE INFORMATION

    Both Buffets Common Stock and HomeTown Common Stock are quoted on the Nasdaq National Market under the symbols "BOCB" and "HTBB", respectively. The table below sets forth, for the calendar quarters indicated, the reported high and low closing sales prices of Buffets Common Stock and HomeTown Common Stock as reported on the Nasdaq National Market.

                                                                                BUFFETS           HOMETOWN COMMON
                                                                              COMMON STOCK             STOCK
                                                                          --------------------  --------------------
                                                                            HIGH        LOW       HIGH        LOW
                                                                          ---------  ---------  ---------  ---------
1994
  First Quarter.........................................................  $   27.50  $   21.50  $   19.50  $   12.00
  Second Quarter........................................................      24.50      16.00      17.50      11.50
  Third Quarter.........................................................      21.75      15.00      17.25       9.00
  Fourth Quarter........................................................      16.75       7.88      11.75       8.25
1995
  First Quarter.........................................................      12.06       9.12      11.25       7.75
  Second Quarter........................................................      14.62       9.37      13.13      10.00
  Third Quarter.........................................................      14.62      11.25      15.25      10.13
  Fourth Quarter........................................................      15.50      11.37      14.25      11.38
1996
  First Quarter.........................................................      14.25      11.88      12.50       9.63
  Second Quarter........................................................      14.13      11.38      14.88      12.63
  Third Quarter (through August 15, 1996)...............................      13.13      11.38      15.13      12.88

    On June 3, 1996, the last full trading day prior to the public announcement of the Merger Agreement, the last reported sale price on the Nasdaq National Market was $12.50 per share of Buffets Common Stock and $15.125 per share of HomeTown Common Stock. On August 15, 1996, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the last reported sales price on the Nasdaq National Market was $12.88 per share of Buffets Common Stock and $14.75 per share of HomeTown Common Stock.

    Because the market price of Buffets Common Stock is subject to fluctuation, the market value of the shares of Buffets Common Stock that holders of HomeTown Common Stock will receive in the Merger may increase or decrease prior to the Effective Time.

    HOMETOWN STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE BUFFETS COMMON STOCK AND THE HOMETOWN COMMON STOCK.

    Neither Buffets nor HomeTown has declared or paid any cash dividends on its Common Stock since their respective inceptions. Following the Merger, Buffets intends to retain any future earnings for use in the expansion of its business and does not anticipate declaring or paying cash dividends in the foreseeable future.

      COMPARATIVE RIGHTS OF BUFFETS SHAREHOLDERS AND HOMETOWN STOCKHOLDERS

    Upon consummation of the Merger, the stockholders of HomeTown, a Delaware corporation, will become shareholders of Buffets, a Minnesota corporation, and the rights of such former HomeTown stockholders will be governed by Minnesota law and by the Buffets Articles of Incorporation and Bylaws. The rights of the former HomeTown stockholders under the Minnesota Business Corporation Act (the "MBCA") and the Buffets Articles of Incorporation and Bylaws will differ in certain respects from the rights of HomeTown stockholders under the Delaware General Corporate Law (the "DGCL") and the HomeTown Certificate of Incorporation and Bylaws. Certain of these differences are summarized below; however, this summary is not exhaustive, and is qualified in its entirety by reference to the full text of such documents.

CALL OF SHAREHOLDERS' MEETINGS

    Under the MBCA, holders of 10% or more of all the outstanding shares entitled to vote have the right to demand a special shareholders' meeting, except that a special meeting for the purpose of considering whether to directly or indirectly facilitate or effect a business combination must be called by holders of 25% or more of the outstanding shares. No similar right exists under the DGCL or under the HomeTown Certificate of Incorporation or Bylaws.

SHAREHOLDER ACTION WITHOUT A MEETING

    Pursuant to the DGCL, any action required to be taken at an annual or special meeting of stockholders may be taken without a meeting by written consent, setting forth the action so taken, signed by holders of outstanding stock having not less than the minimum number of votes necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under the MBCA, a meeting is required to take all such action unless the unanimous written consent of the shareholders is obtained.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

    The DGCL generally requires a majority vote of all outstanding voting stock to amend a corporation's certificate of incorporation unless the certificate of incorporation provides for a higher requisite vote. The requisite vote in the MBCA to amend a corporation's articles of incorporation, in the absence of provisions in the articles of incorporation to the contrary, is generally only a majority of the voting power of the shares that are actually present at the shareholders' meeting and entitled to vote. Neither the Buffets Articles of Incorporation nor the HomeTown Certificate of Incorporation provides for a vote different to that required by the MBCA or the DGCL, respectively.

    Under the DGCL, the stockholders of a corporation have the power to adopt, amend or repeal bylaws, to the exclusion of the board of directors, unless the certificate of incorporation also grants such power to the board of directors. The HomeTown Certificate of Incorporation provides that the HomeTown Board of Directors shall have the power to adopt, amend or repeal the HomeTown Bylaws to the maximum extent permitted by the DGCL. Thus, both the HomeTown Board of Directors and the HomeTown stockholders have the power to adopt, amend or repeal bylaws. Under the MBCA, the board of directors of a corporation has the power to adopt, amend or repeal bylaws, unless the articles of incorporation reserve such power to the shareholders. The Buffets Articles of Incorporation do not reserve such power to the Buffets shareholders. The Buffets Board of Directors may therefore adopt, amend or repeal bylaws. However, pursuant to both the MBCA and the Buffets Bylaws, the Buffets Board of Directors may not adopt, amend or repeal a bylaw fixing the quorum for shareholder meetings, prescribing procedures for removing directors or filling vacancies in the board, fixing the classifications, qualifications or terms of office of directors, or decreasing the number of directors. In addition, the Buffets shareholders retain the power to adopt, amend or repeal bylaws adopted, amended or repealed by the Board of Directors.

DISSENTERS' RIGHTS

    Under the MBCA, shareholders are entitled to dissenters' rights of appraisal in the event of (i) any amendment to the articles of incorporation materially and adversely affecting shares of the shareholder in that it (a) alters or abolishes preferential rights relating to the shares, (b) creates, alters or abolishes redemption rights relating to the shares, (c) alters or abolishes preemptive rights of the shareholder regarding acquisition of securities of the corporation of which it owns shares, or (d) subject to certain exceptions, excludes or limits the rights of a shareholder to vote on a matter or to cumulate votes; (ii) any sale, lease, transfer, or other disposition of all or substantially all of the property and assets of a corporation not made in the usual or regular course of its business or in certain other limited circumstances; (iii) any merger, except that the right to obtain payment does not apply to a shareholder of the surviving corporation of a merger if the shares of the shareholder are not entitled to be voted on the merger; (iv) any exchange to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to vote on the exchange; or (v) any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, bylaws or a resolution approved by the board of directors provides that dissenting shareholders may obtain payment for their shares.

    Stockholders of a Delaware corporation are entitled to similar dissenters' rights. Under the DGCL, however, no dissenters' rights exist for shares of stock of a constituent corporation in a merger or consolidation that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders. However, dissenters' rights will exist if the stockholders are required to receive anything other than: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;
(iii) cash in lieu of fractional shares of the corporations described in the foregoing clauses (i) and (ii); or (iv) any combination of clauses (i), (ii) or
(iii).

DIVIDENDS; STOCK REPURCHASES

    Under the DGCL, a corporation may pay dividends only out of its surplus or out of its net profits for the fiscal year in which the dividend is declared or out of its net profits for the preceding fiscal year, subject to certain limitations for the benefit of certain preference shares. The corporation may also repurchase shares of its capital stock upon compliance with certain statutory standards. Under the MBCA, a corporation may pay dividends or repurchase shares if the corporation will be able to pay its debts in the ordinary course of business after paying the dividend or repurchasing the shares, regardless of whether the corporation has surplus or net profits, subject to certain limitations for the benefit of certain preference shares.

CORPORATE TAKEOVER LEGISLATION

    Both Minnesota and Delaware have enacted legislation aimed at regulating takeovers of certain corporations and protecting shareholders of such corporations in connection with certain business combinations. Under the MBCA, if a Minnesota corporation having at least 50 shareholders has an interested shareholder (a beneficial holder of at least 10% of the outstanding voting shares or an affiliate or associate of the corporation who, within the preceding four years, was a 10% shareholder regardless of such person's present shareholdings), the corporation is precluded from entering into certain specified business combinations (including mergers and sales of substantially all assets) with, or proposed by, or on behalf of, the interested shareholder (or affiliated or associated persons) for at least four years after the shareholder acquired its 10% interest. The four year restriction does not apply, however, if a committee of the board of directors consisting of all of its disinterested directors (excluding current officers and employees of the corporation and persons who were officers or employees of the corporation or a related organization within the preceding five years) approves the acquisition of the 10% interest or the business combination before the date on which the shareholder acquires its 10% interest.

    A Minnesota corporation having at least 50 shareholders is also subject to the control share acquisition provisions of the MBCA which, subject to certain exceptions, require the approval of the holders of a majority of all the corporation's voting shares, including shares held by the acquiring person, and of a majority of the corporation's voting shares held by disinterested shareholders, before a person acquiring 20% or more of the corporation's voting shares can vote the shares in excess of 20%. Similar shareholder approvals are required at the 33 1/3% and majority thresholds.

    The MBCA also contains "anti-greenmail" provisions which, under certain circumstances, restrict the ability of publicly-held Minnesota corporations to repurchase shares from a person or group holding shares constituting five percent or more of the corporation's voting power if such person or group has beneficially owned such shares for less than two years.

    Finally, the MBCA also contains a fair price provision, which provides that an offeror may not acquire shares of a publicly-held Minnesota corporation within two years following the offeror's last purchase of shares pursuant to a takeover offer with respect to that class, unless the shareholder is afforded at that time a reasonable opportunity to dispose of the shares to the offeror upon terms substantially equivalent to those provided in the earlier takeover offer. Share acquisitions covered by the fair price provision of the MBCA include those made by purchase, exchange, merger, consolidation, partial or complete liquidation, redemption, reverse stock split, recapitalization, reorganization, or any other similar transaction. The MBCA's fair price provision does not apply, however, if the acquisition is approved by a committee of the board's disinterested directors before the purchase of any shares by the offeror pursuant to a takeover offer. Also, for purposes of the fair price provision, certain transactions are expressly excluded from the definition of a "takeover offer." Such exempted transactions include (i) repurchase offers by the corporation, unless made in response to hostile takeover bids, (ii) tender offers which, if consummated, including the offeror's other share acquisitions within the preceding 12 months, would not result in the acquisition of more than two percent of a class of stock, and (iii) offers for shares of certain regulated entities, including insurance companies, financial institutions and public service utilities.

    Although Delaware has not enacted provisions similar to the Minnesota control share acquisition provisions or "anti-greenmail" provisions contained in the MBCA, it has enacted provisions that limit certain business combinations of Delaware corporations with interested stockholders. Under the DGCL, an interested stockholder (a stockholder whose beneficial ownership in the corporation is at least 15% of the outstanding voting securities rather than the 10% provided in the MBCA) is precluded from entering into certain business combinations with the corporation for a period of three years (rather than the four year restriction provided in the MBCA) following the date on which the stockholder became an interested stockholder unless, among other exceptions, prior to such date the board of directors (rather than the committee of disinterested directors as provided in the MBCA) approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. Unlike the MBCA, the DGCL provides that the business combination provisions have no effect if (i) the tender offer or other transaction by which the stockholder became an interested stockholder results in such stockholder beneficially owning at least 85 percent of the voting securities of the corporation (exclusive of shares owned by directors who are also officers and shares owned by certain employee stock option plans) or (ii) the business combination is approved by the board of directors and two-thirds of the shares held by stockholders other than the interested stockholder.

INTERESTED SHAREHOLDER TRANSACTIONS

    In addition to the provisions of the MBCA described above, the Buffets Articles of Incorporation require the approval of certain types of transactions involving "interested shareholders" (essentially defined as any holder of 20% or more of the outstanding Buffets Common Stock) by holders of 66 2/3% of the voting power generally entitled to vote in the election of directors, unless the transaction in question has been approved by a two-thirds vote of the "continuing directors" of Buffets. The special voting requirements generally cover such transactions as a merger, consolidation or statutory exchange of shares of Buffets or any subsidiary of Buffets with an interested shareholder; a sale, lease, exchange, mortgage, pledge or other transfer to or with an interested shareholder of any assets of Buffets or any subsidiary of Buffets equal to 25% or more of the book value of the consolidated assets of Buffets; a sale, lease, exchange, mortgage, pledge or other transfer to or with Buffets or any subsidiary of Buffets of any assets of an interested shareholder equal to 25% or more of the book value of the consolidated assets of Buffets; the issuance or transfer by Buffets or any subsidiary to any interested shareholder of any securities of Buffets (except pursuant to stock dividends, stock splits and similar transactions) or of any securities of a subsidiary of Buffets (except pursuant to a pro rata distribution to all holders of Buffets Common Stock); the adoption of any plan or proposal for the liquidation or dissolution of Buffets proposed by or on behalf of an interested shareholder; and a transaction that has the effect of increasing the proportionate share of Buffets Common Stock that is beneficially owned by any interested shareholder. These special voting requirements do not apply to any proposed transaction that would otherwise be covered if the consideration to be received by holders of Buffets Common Stock in the proposed transaction meets certain conditions generally designed to ensure that the shareholders receive a fair price for their shares. A similar
66 2/3% vote would be required to amend, repeal or adopt any provisions inconsistent with any of the provisions described above. These provisions could have the effect in certain circumstances of delaying or preventing a change in control of Buffets at some future time. The HomeTown Certificate of Incorporation does not contain any such "interested shareholder" provisions.

AUTHORIZED STOCK; AUTHORITY OF BOARD OF DIRECTORS TO ISSUE PREFERRED STOCK

    The authorized capital stock of Buffets consists of 60,000,000 shares of Buffets Common Stock and 5,000,000 shares of Buffets Preferred Stock. There are currently reserved for issuance up to 600,000 shares of Series A Junior Participating Preferred Shares of Buffets issuable under the Buffets Rights Agreement referred to below under "Share Rights Plan". The authorized capital stock of HomeTown consists of 20,000,000 shares of HomeTown Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share. The MBCA and DGCL, respectively, permit the Buffets and HomeTown Boards of Directors to issue authorized but unissued shares of common stock without shareholder action.

    In addition, the Buffets Articles of Incorporation authorize the Buffets Board of Directors, in most instances without further shareholder action, to issue from time to time all or any part of the Buffets Preferred Stock, in one or more series. The Buffets Board is authorized to determine the designation of and number of shares in each series and to fix the dividend, redemption, liquidation, retirement, conversion and voting rights, if any, of such series, and any other rights and preferences thereof. Any shares of Buffets Preferred Stock which may be issued may have disproportionately high voting rights or class voting rights, may be convertible into shares of Buffets Common Stock and may rank prior to shares of Buffets Common Stock as to payment of dividends and upon liquidation. The Buffets Board could authorize the issuance of one or more series of the Buffets Preferred Stock with voting rights or other rights and preferences which would impede the success of any proposed merger, tender offer, proxy contest or other attempt to gain control of Buffets not approved by the Buffets Board. Although the issuance of Buffets Preferred Stock may have an adverse effect on the rights of holders of Buffets Common Stock, the consent of the holders of Buffets Common Stock would not be required for any such issuance of Buffets Preferred Stock. The HomeTown Certificate of Incorporation does not confer upon the HomeTown Board of Directors any such right to issue preferred stock without further shareholder action.

SHARE RIGHTS PLAN

    Pursuant to the Buffets Rights Agreement, each share of Buffets Common Stock issued by Buffets has attached one preferred share purchase Right. Each Right entitles the registered holder to purchase from Buffets one one-hundredth of a Series A Junior Participating Preferred Share of Buffets at a price of $65 per one one-hundredth of a Preferred Share, subject to adjustment. The Buffets Rights Agreement provides for the distribution of the Rights upon the occurrence of certain events which may constitute an attempt to effect a change in control of Buffets. The provisions of the Buffets Rights Agreement could have the effect in certain circumstances of delaying or preventing a change in control of Buffets at some future time. HomeTown does not have any similar rights plan. See "Description of Buffets Capital Stock -- Share Rights Plan" for a more detailed description of the Buffets Share Rights Plan.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

    The DGCL and MBCA both permit a corporation to eliminate a director's personal liability for monetary damages for breach of fiduciary duty. However, both statutes specify certain acts with respect to which a corporation may not eliminate such liability. The principal difference between the DGCL and MBCA is that the MBCA does not permit a corporation to eliminate a director's liability for civil liabilities imposed under certain portions of Minnesota's securities laws. The HomeTown Certificate of Incorporation and the Buffets Articles of Incorporation each eliminate the liability of directors to the extent permitted by the DGCL and the MBCA, respectively.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

    In general, the MBCA requires, and the DGCL permits, indemnification to cover potential liabilities of directors, officers and employees in certain circumstances. In the case of actions brought by or in the interests of the corporation, the DGCL limits indemnification to such expenses as a court of law deems proper. However, where a director, officer, employee or agent successfully defends an action, the DGCL provides that such person is entitled to indemnification against his or her reasonable expenses. The provisions of the DGCL and MBCA, respectively, do not exclude any nonstatutory indemnification rights. The Buffets Bylaws require Buffets to indemnify such persons for such expenses and liabilities, in such manner, in such circumstances, and to such extent, as required or permitted by law. The HomeTown Certificate of Incorporation and Bylaws provide that HomeTown shall indemnify directors and officers, and may indemnify employees and agents, to the fullest extent permitted by law.

REMOVAL OF DIRECTORS

    Under the MBCA, a director may be removed, with or without cause, by a majority of the remaining directors if the director was named by the board to fill a vacancy and the shareholders have not elected directors in the interval between the time of appointment to fill a vacancy and the time of the removal. The DGCL does not have a similar provision for the removal of directors by the board. The MBCA and DGCL each provide that any or all of the directors may be removed, with or without cause, by the shareholders.

                                 LEGAL MATTERS

    The validity of the shares of Buffets Common Stock to be issued in the Merger will be passed upon for Buffets by Faegre & Benson LLP, Minneapolis, Minnesota. Certain tax consequences of the Merger will be passed upon for Buffets by Faegre & Benson LLP and for HomeTown by Stoel Rives LLP, Portland, Oregon.

                                    EXPERTS

    The consolidated financial statements incorporated by reference in this Joint Proxy Statement/ Prospectus from the Buffets Annual Report on Form 10-K for the fiscal year ended January 3, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of HomeTown Buffet, Inc. as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

BUFFETS PROPOSALS

    Shareholders proposals to be presented at Buffets' 1997 Annual Meeting of Shareholders must be received by Buffets not later than December 3, 1996 if they are to be considered for inclusion in the proxy materials for that meeting.

HOMETOWN PROPOSALS

    If the stockholders of HomeTown do not approve the Merger Agreement or if the Merger is not consummated, HomeTown anticipates holding its next annual meeting of stockholders in May, 1997. Stockholder proposals intended to be presented at that meeting must be submitted by February 10, 1997 if they are to be considered for inclusion in the proxy materials for that meeting.

                            INDEPENDENT ACCOUNTANTS

    Representatives of Deloitte & Touche LLP and KPMG Peat Marwick LLP are expected to be present at the Buffets Special Meeting and the HomeTown Special Meeting, respectively, and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                                                       EXHIBIT A

                              -------------------
                          AGREEMENT AND PLAN OF MERGER
                                  ------------

                                     AMONG
                                 BUFFETS, INC.
                                      AND
                             COUNTRY DELAWARE, INC.
                                      AND
                             HOMETOWN BUFFET, INC.
                                 -------------

                               DATED JUNE 3, 1996

                               TABLE OF CONTENTS

ARTICLE I  THE MERGER................................................................        A-1
1.01. EFFECTIVE TIME OF THE MERGER...................................................        A-1
1.02. CLOSING........................................................................        A-1
1.03. EFFECTS OF THE MERGER..........................................................        A-1
1.04. DIRECTORS AND OFFICERS OF BUFFETS AND THE CONTINUING CORPORATION...............        A-2

ARTICLE II  CONVERSION OF SECURITIES.................................................        A-2
2.01. CONVERSION OF CAPITAL STOCK....................................................        A-2
    (A) CAPITAL STOCK OF SUB.........................................................        A-2
    (B) CANCELLATION OF TREASURY STOCK...............................................        A-2
    (C) EXCHANGE RATIO FOR HOMETOWN COMMON STOCK.....................................        A-2
    (D) FRACTIONAL SHARES............................................................        A-3
    (E) HOMETOWN STOCK OPTIONS.......................................................        A-3
2.02. EXCHANGE OF CERTIFICATES.......................................................        A-3

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF HOMETOWN..............................        A-5
3.01. ORGANIZATION OF THE COMPANY....................................................        A-5
3.02. HOMETOWN CAPITAL STRUCTURE.....................................................        A-5
3.03. AUTHORITY, NO CONFLICT, REQUIRED FILINGS AND CONSENTS..........................        A-6
3.04. SEC FILINGS; FINANCIAL STATEMENTS..............................................        A-7
3.05. NO UNDISCLOSED LIABILITIES.....................................................        A-7
3.06. ABSENCE OF CERTAIN CHANGES OR EVENTS...........................................        A-8
3.07. TAXES..........................................................................        A-8
3.08. PROPERTIES.....................................................................        A-9
3.09. INTELLECTUAL PROPERTY..........................................................        A-9
3.10. AGREEMENTS, CONTRACTS, AND COMMITMENTS.........................................        A-9
3.11. LITIGATION.....................................................................        A-9
3.12. ENVIRONMENTAL MATTERS..........................................................       A-10
    (A) HAZARDOUS SUBSTANCES.........................................................       A-10
    (B) HAZARDOUS SUBSTANCES ACTIVITIES..............................................       A-10
    (C) UST'S AND AST'S..............................................................       A-10
    (D) LISTING......................................................................       A-10
    (E) ENVIRONMENTAL REPORTS........................................................       A-10
    (F) ENVIRONMENTAL CLAIMS, ETC....................................................       A-11
    (G) COMPLIANCE WITH ENVIRONMENTAL LAWS...........................................       A-11
3.13. EMPLOYEE BENEFIT PLANS.........................................................       A-11
3.14. COMPLIANCE WITH LAWS...........................................................       A-12
3.15. POOLING OF INTERESTS...........................................................       A-12
3.16. INTERESTED PARTY TRANSACTIONS..................................................       A-12
3.17. NO EXISTING DISCUSSIONS........................................................       A-12
3.18. NO SECURED DEBT................................................................       A-12
3.19. OPINION OF FINANCIAL ADVISOR...................................................       A-12
3.20. TAX REPRESENTATION.............................................................       A-12

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUFFETS AND SUB........................       A-13
4.01. ORGANIZATION OF THE COMPANY....................................................       A-13
4.02. BUFFETS CAPITAL STRUCTURE......................................................       A-13
4.03. AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONTRACTS.........................       A-14
4.04. SEC FILINGS; FINANCIAL STATEMENTS..............................................       A-15
4.05. NO UNDISCLOSED LIABILITIES.....................................................       A-15
4.06. ABSENCE OF CERTAIN CHANGES OR EVENTS...........................................       A-15
4.07. TAXES..........................................................................       A-16
4.08. PROPERTIES.....................................................................       A-16
4.09. INTELLECTUAL PROPERTY..........................................................       A-16

4.10. AGREEMENTS, CONTRACTS AND COMMITMENTS..........................................       A-17
4.11. LITIGATION.....................................................................       A-17
4.12. ENVIRONMENTAL MATTERS..........................................................       A-17
    (A) HAZARDOUS SUBSTANCES.........................................................       A-17
    (B) HAZARDOUS SUBSTANCES ACTIVITIES..............................................       A-17
    (C) UST'S AND AST'S..............................................................       A-17
    (D) LISTING......................................................................       A-18
    (E) ENVIRONMENTAL REPORTS........................................................       A-18
    (F) ENVIRONMENTAL CLAIMS, ETC....................................................       A-18
    (G) COMPLIANCE WITH ENVIRONMENTAL LAWS...........................................       A-18
4.13. EMPLOYEE BENEFIT PLANS.........................................................       A-18
4.14. COMPLIANCE WITH LAWS...........................................................       A-19
4.15. POOLING OF INTERESTS...........................................................       A-19
4.16. INTERESTED PARTY TRANSACTIONS..................................................       A-19
4.17. OPINION OF FINANCIAL ADVISOR...................................................       A-19
4.18. OWNERSHIP AND INTERIM OPERATIONS OF SUB........................................       A-19
4.19. NO EXISTING DISCUSSIONS........................................................       A-19

ARTICLE V  CONDUCT OF BUSINESS.......................................................       A-19
5.01. COVENANTS OF BUFFETS AND HOMETOWN..............................................       A-19
5.02. COOPERATION....................................................................       A-21

ARTICLE VI  ADDITIONAL AGREEMENTS AND COVENANTS......................................       A-21
6.01. NO SOLICITATION................................................................       A-21
6.02. JOINT PROXY STATEMENT; REGISTRATION STATEMENT..................................       A-22
6.03. ACCESS TO INFORMATION..........................................................       A-23
6.04. SHAREHOLDERS MEETINGS..........................................................       A-23
6.05. LEGAL CONDITIONS TO MERGER.....................................................       A-23
6.06. PAYMENT OF TAXES...............................................................       A-24
6.07. PUBLIC DISCLOSURE..............................................................       A-24
6.08. TAX-FREE REORGANIZATION........................................................       A-24
6.09. POOLING ACCOUNTING.............................................................       A-25
6.10. AFFILIATE AGREEMENTS...........................................................       A-25
6.11. NASDAQ QUOTATION...............................................................       A-25
6.12. STOCK PLANS AND OTHER OPTIONS..................................................       A-25
6.13. CONSENTS.......................................................................       A-26
6.14. BROKERS OR FINDERS.............................................................       A-26
6.15. EMPLOYEE BENEFITS; EMPLOYEE ISSUES.............................................       A-26
6.16. REPORTS........................................................................       A-26
6.17. SUPPLEMENTAL INDENTURE.........................................................       A-27
6.18. NOTIFICATION OF CERTAIN MATTERS................................................       A-27
6.19. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS......................................       A-27
6.20. CONTINUING INDEMNIFICATION.....................................................       A-27

ARTICLE VII  CONDITIONS TO MERGER....................................................       A-27
7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.....................       A-27
    (A) SHAREHOLDER APPROVAL.........................................................       A-27
    (B) HSR ACT......................................................................       A-27
    (C) APPROVALS....................................................................       A-28
    (D) REGISTRATION STATEMENT.......................................................       A-28
    (E) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY.....................................       A-28
    (F) POOLING LETTER...............................................................       A-28
    (G) NASDAQ.......................................................................       A-28
    (H) DELOITTE & TOUCHE COMFORT LETTER.............................................       A-28
    (I) KPMG PEAT MARWICK COMFORT LETTER.............................................       A-28
    (J) BANK CONSENT.................................................................       A-28
    (K) TAX OPINIONS.................................................................       A-29

7.02 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUFFETS AND SUB.........................       A-29
    (A) REPRESENTATIONS AND WARRANTIES...............................................       A-29
    (B) PERFORMANCE OF OBLIGATIONS OF HOMETOWN.......................................       A-29
    (C) MATERIAL ADVERSE CHANGE......................................................       A-29
    (D) BLUE SKY LAWS................................................................       A-29
    (E) OPINION OF HOMETOWN'S COUNSEL................................................       A-29
    (F) UPDATED FAIRNESS OPINION.....................................................       A-29
    (G) EMPLOYMENT AGREEMENT.........................................................       A-29
    (H) CONSENTS.....................................................................       A-29
7.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF HOMETOWN...............................       A-29
    (A) REPRESENTATIONS AND WARRANTIES...............................................       A-29
    (B) PERFORMANCE OF OBLIGATIONS OF BUFFETS AND SUB................................       A-29
    (C) MATERIAL ADVERSE CHANGE......................................................       A-29
    (D) OPINION OF BUFFETS' COUNSEL..................................................       A-30
    (E) UPDATED FAIRNESS OPINION.....................................................       A-30
    (F) EMPLOYMENT AGREEMENT.........................................................       A-30
    (G) CONSENTS.....................................................................       A-30

ARTICLE VIII  TERMINATION AND AMENDMENT..............................................       A-30
8.01. TERMINATION....................................................................       A-30
8.02. EFFECT OF TERMINATION..........................................................       A-31
8.03. FEES AND EXPENSES..............................................................       A-31
8.04. AMENDMENT......................................................................       A-32
8.05. EXTENSION; WAIVER..............................................................       A-32

ARTICLE IX  MISCELLANEOUS............................................................       A-32
9.01. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS.....................       A-32
9.02. NOTICES........................................................................       A-32
9.03. INTERPRETATION.................................................................       A-33
9.04. COUNTERPARTS...................................................................       A-33
9.05. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.................................       A-33
9.06. GOVERNING LAW..................................................................       A-33
9.07. ASSIGNMENT.....................................................................       A-33
9.08. KNOWLEDGE......................................................................       A-33

ARTICLE X  DEFINITIONS...............................................................       A-33

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated June 3, 1996, is by and among BUFFETS, INC., a Minnesota corporation ("BUFFETS"), COUNTRY DELAWARE, INC., a Delaware corporation and a wholly owned subsidiary of Buffets ("Sub"), and HOMETOWN BUFFET, INC., a Delaware corporation ("HomeTown").

    WHEREAS, the Boards of Directors of Buffets, Sub, and HomeTown deem it advisable and in the best interest of each corporation and its respective shareholders that Buffets and HomeTown combine in order to advance the long-term business interests of Buffets and HomeTown;

    WHEREAS, the strategic combination of Buffets and HomeTown shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into HomeTown, HomeTown will become a wholly owned subsidiary of Buffets, and the stockholders of HomeTown will become shareholders of Buffets (the "Merger");

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests;

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.01. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger"), substantially in the form attached hereto as Exhibit 1.01, shall be duly executed and acknowledged by the Constituent Corporations (as defined in Section 1.03), and thereafter delivered to the Secretary of State of the State of Delaware, for filing, as provided in the General Corporation Law of the State of Delaware (the "Delaware Law"), as soon as practicable on or after the Closing Date (as defined in Section 1.02). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

    1.02. CLOSING. The closing of the Merger (the "Closing") will take place at 9:00 a.m., Minneapolis time, on a date to be specified by Buffets and HomeTown, which shall be no later than the second business day after satisfaction of all the conditions set forth in Sections 7.01, 7.02(b) and 7.03(b) (provided that the other closing conditions set forth in Article VII have been met or waived as provided in Article VII at or prior to the Closing) (the "Closing Date"), at the offices of Faegre & Benson LLP, Minneapolis, Minnesota, unless another date or place is agreed to in writing by Buffets and HomeTown. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

    1.03.  EFFECTS OF THE MERGER.

    (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into HomeTown (Sub and HomeTown are sometimes referred to below as the "Constituent Corporations" and HomeTown is sometimes referred to below as the "Continuing Corporation"), (ii) the Certificate of Incorporation of HomeTown shall be amended so that Article III, Section A of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, par value $0.01 per share," and as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Continuing Corporation, and (iii) the Bylaws of HomeTown as in effect immediately prior to the Effective Time shall be the Bylaws of the Continuing Corporation.

    (b) At and after the Effective Time, the Continuing Corporation shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers, and franchises of each of the Constituent Corporations, and all property, real, personal, and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Continuing Corporation, and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Continuing Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, and duties of the Constituent Corporations shall thereafter attach to the Continuing Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

    1.04.  DIRECTORS AND OFFICERS OF BUFFETS AND THE CONTINUING CORPORATION.

    (a) Buffets shall take all actions necessary to cause the full Board of Directors of Buffets at the Effective Time to be increased to seven directors, and to cause each of C. Dennis Scott and Dr. Christian F. Horn to be appointed as a director of Buffets. If, prior to the Effective Time, Mr. Scott or Dr. Horn shall be unable or unwilling to serve as an Buffets director, HomeTown shall, by action of its Board of Directors, designate another person to serve in such person's stead, which person shall be reasonably acceptable to Buffets. Buffets shall take all actions necessary to cause the officers of Buffets after the Effective Time to be as set forth on Exhibit 1.04(a) hereto.

    (b) Buffets and HomeTown shall take all actions necessary to cause the directors constituting the full Board of Directors of the Continuing Corporation at the Effective Time to be Roe H. Hatlen and C. Dennis Scott. If prior to the Effective Time, either of such persons shall be unable to serve, Buffets shall designate a replacement.

    (c) The officers and directors of Buffets and the Continuing Corporation as designated in accordance with this Section shall hold their positions until their resignation or removal or the election or appointment of their successors in the manner provided by the respective charter documents and bylaws of Buffets or the Continuing Corporation, as the case may be, and applicable law.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

    2.01. CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of HomeTown Common Stock or capital stock of Sub:

        (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Continuing Corporation.

        (b) CANCELLATION OF TREASURY STOCK. All shares of HomeTown Common Stock that are owned by HomeTown as treasury stock shall be canceled and retired and shall cease to exist and no stock of Buffets or other consideration shall be delivered in exchange therefor.

        (c) EXCHANGE RATIO FOR HOMETOWN COMMON STOCK. Subject to Section 2.02, each issued and outstanding share of HomeTown Common Stock (other than shares of treasury stock) shall be converted into the right to receive 1.17 shares of Buffets Common Stock (the "Conversion Number"). The Conversion Number shall be appropriately adjusted to reflect any stock split, stock dividend, recapitalization, exchange, subdivision, combination of, or other similar change (including the exercise of any Rights under the Buffets Rights Agreement (as such terms are defined in Section 4.02(a)) in Buffets Common Stock or HomeTown Common Stock following the date of this Agreement. All shares of Buffets Common Stock into which the shares of HomeTown Common Stock are converted shall be fully paid and nonassessable and will have Rights attached thereto in accordance with the Buffets Rights Agreement. All shares of HomeTown Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and holders of certificates which immediately prior to the Effective Time represented shares of HomeTown Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive the shares of Buffets Common Stock and any cash in lieu of fractional shares of Buffets Common Stock to be issued or paid in consideration therefor upon the surrender of the Certificates in accordance with Section 2.02, without interest.

        (d) FRACTIONAL SHARES. No scrip or fractional shares of Buffets Common Stock shall be issued in the Merger. All fractional shares of Buffets Common Stock to which a holder of HomeTown Common Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation, such shareholder shall be entitled after the later of (i) the Effective Time or
    (ii) the surrender of such shareholder's Certificate or Certificates, to receive from Buffets an amount in cash in lieu of such fractional share, based on the average of the per share closing sale prices of Buffets Common Stock on the Nasdaq National Market for the 15 trading days immediately preceding the Closing Date (the "Average Price"). Buffets will make available to the "Exchange Agent" (as defined in Section 2.02) the cash necessary for the purpose of paying for fractional shares.

        (e) HOMETOWN STOCK OPTIONS. At the Effective Time, all then outstanding options to purchase HomeTown Common Stock under HomeTown's 1991 Amended Stock Incentive Plan (the "HomeTown 1991 Option Plan") and the HomeTown Non-Plan Options (as defined in Section 3.02) will be assumed by Buffets in accordance with Section 6.12.

    2.02.  EXCHANGE OF CERTIFICATES.

    (a) Buffets shall authorize American Stock Transfer Company, or such other firm as is reasonably acceptable to HomeTown, to serve as exchange agent hereunder (the "Exchange Agent"). Promptly after the Effective Time, Buffets shall deposit or shall cause to be deposited in trust with the Exchange Agent certificates representing the number of whole shares of Buffets Common Stock to which the holders of HomeTown Common Stock are entitled pursuant to this Article II, together with cash sufficient to pay for fractional shares then known to Buffets (such cash amounts and certificates being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions received from Buffets, deliver the number of shares of Buffets Common Stock and pay the amounts of cash provided for in Section 2.01 out of the Exchange Fund. Additional amounts of cash, if any, needed from time to time by the Exchange Agent to make payments for fractional shares shall be provided by Buffets and shall become part of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by Buffets, Sub, and HomeTown prior to the Effective Time.

    (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail and otherwise make available to each record holder who, as of the Effective Time, was a holder of a Certificate a form of letter of transmittal and instructions for use in effecting the surrender of the Certificate for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent and the form of letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) one or more certificates as requested by the holder (properly issued, executed, and countersigned, as appropriate) representing that number of whole shares of Buffets Common Stock to which such holder of HomeTown Common Stock shall have become entitled pursuant to the provisions of Section 2.01, and (ii) as to any fractional share, a check representing the cash consideration to which such holder shall have become entitled pursuant to Section 2.01(d) and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificate. Buffets shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buffets Common Stock provided that such certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered; provided, however, that Buffets shall not pay any transfer or other tax if the obligation to pay such tax under applicable law is solely that of the stockholder or if payment of any such tax by Buffets otherwise would cause the Merger to fail to qualify as a tax-free reorganization under the Code. If any portion of the consideration to be received pursuant to this Article II upon exchange of a Certificate (whether the consideration to be received is a certificate representing shares of Buffets Common Stock or a check representing cash for a fractional share) is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buffets Common Stock or a check representing cash for a fractional share to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Effective Time until surrender in accordance with this Section 2.02, each Certificate (other than Certificates representing treasury shares of HomeTown) shall be deemed, for all corporate purposes other than the payment of dividends or other distributions, to evidence the ownership of the number of whole shares of Buffets Common Stock into which such shares of HomeTown Common Stock shall have been so converted. No dividends that are otherwise payable on Buffets Common Stock will be paid to persons entitled to receive Buffets Common Stock until such persons surrender their Certificates. After such surrender, there shall be paid to the person in whose name the Buffets Common Stock shall be issued any dividends on such Buffets Common Stock that shall have a record date on or after the Effective Time and prior to such surrender. If the payment date for any such dividend is after the date of such surrender, such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. All payments in respect of shares of HomeTown Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

    (c) In case of any lost, mislaid, stolen, or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Section 2.01 and in accordance with
Section 167 of the Delaware Law, to deliver to Buffets a bond in such reasonable sum as Buffets may direct as indemnity against any claim that may be made against the Exchange Agent, Buffets, or the Continuing Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen, or destroyed.

    (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Continuing Corporation of the shares of HomeTown Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Continuing Corporation for transfer, they shall be canceled and exchanged for the consideration described in Section 2.01. After the Effective Time, the shares of HomeTown Common Stock shall be delisted from the Nasdaq National Market.

    (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of HomeTown for six months after the Effective Time shall be returned to Buffets, upon demand, and any holder of HomeTown Common Stock who has not theretofore complied with Section 2.02(a) shall thereafter look only to Buffets for issuance of the number of shares of Buffets Common Stock and other consideration to which such holder has become entitled pursuant to Section 2.01; provided, however, that neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of HomeTown Common Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF HOMETOWN

    HomeTown represents and warrants to Buffets and Sub that the statements contained in this Article III are true and correct as of the date hereof, except as set forth in the disclosure schedule delivered by HomeTown to Buffets on or before the date of this Agreement (the "HomeTown Disclosure Schedule"). The HomeTown Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosures in any paragraph, including appropriate cross references, shall qualify only the corresponding paragraph in this Article III.

    3.01. ORGANIZATION OF THE COMPANY. Each of HomeTown and its Subsidiaries (as defined in Article X) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease, and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets, financial condition, results of operations, or prospects ("Material Adverse Effect") of HomeTown and its Subsidiaries, taken as a whole. Except as set forth in the HomeTown SEC Reports (as defined in Section 3.04) or Schedule 3.01 of the HomeTown Disclosure Schedule, neither HomeTown nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture, or other business association or entity excluding securities in any publicly traded company held for investment by HomeTown and comprising less than one percent of the outstanding stock of such company.

    3.02.  HOMETOWN CAPITAL STRUCTURE.

    (a) The authorized capital stock of HomeTown consists of 20,000,000 shares of Common Stock, $0.01 par value ("HomeTown Common Stock"), and 5,000,000 shares of Preferred Stock, $0.01 par value ("HomeTown Preferred Stock"). On May 31, 1996, (i) 11,615,304 shares of HomeTown Common Stock were outstanding, all of which were validly issued, fully paid, and nonassessable, and no other shares of HomeTown Common Stock had been issued as of such date, (ii) no shares of HomeTown Common Stock were held in the treasury of HomeTown or by any Subsidiary of HomeTown, (iii) 1,480,820 shares of HomeTown Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under the HomeTown 1991 Option Plan, (iv) an aggregate of 58,333 shares of HomeTown Common Stock were reserved for future issuance pursuant to stock options granted and outstanding to Messrs. Scott, Wichard, Pollock and Martin, all as set forth in the HomeTown Disclosure Schedule (the "HomeTown Non-Plan Options"), and (v) shares of HomeTown Common Stock were reserved for future issuance pursuant to the terms of HomeTown's outstanding 7% Convertible Subordinated Notes due 2002 (the "Notes"). Since May 14, 1996, no shares of HomeTown Common Stock have been issued except pursuant to the exercise of options granted under the HomeTown 1991 Option Plan. None of the shares of HomeTown Preferred Stock are issued and outstanding. Except as set forth in Schedule 3.02 of the HomeTown Disclosure Schedule, there are no obligations, contingent or otherwise, of HomeTown or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of HomeTown Common Stock or the capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any such Subsidiary or any other entity. Except as set forth in
Schedule 3.02 of the HomeTown Disclosure Schedule, all of the outstanding shares of capital stock of each of

HomeTown's Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable and all such shares are owned by HomeTown free and clear of all security interests, liens, claims, pledges, agreements, limitations in HomeTown's voting rights, charges, or other encumbrances of any nature.

    (b) Except as set forth in this Section 3.02 and except for options granted under the HomeTown 1991 Option Plan and the HomeTown Non-Plan Options, or as reserved for future grants of options or rights under the HomeTown 1991 Option Plan, or as reserved for future issuance upon conversion of the Notes, there are no equity securities of any class of HomeTown or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities issued, reserved for issuance, or outstanding. Except as set forth in this Section 3.02, there are no options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which HomeTown or any of its Subsidiaries is a party or by which it is bound obligating HomeTown or any of its Subsidiaries to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of HomeTown or any of its Subsidiaries or obligating HomeTown or any of its Subsidiaries to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment, or agreement. HomeTown is not a party to, nor is HomeTown aware of, any voting agreement, voting trust, proxy, or other agreements or understandings with respect to the shares of capital stock of HomeTown or any agreement, arrangement, or understanding providing for registration rights with respect to any shares of capital stock of HomeTown.

    (c) As of May 14, 1996, there were outstanding $41.5 million in aggregate principal amount of Notes. As provided therein, the Notes are convertible into HomeTown Common Stock; the conversion price of $13.65 per share set forth in
Article 13 of the indenture covering the Notes has not been adjusted in any respect.

    3.03.  AUTHORITY, NO CONFLICT, REQUIRED FILINGS AND CONSENTS.

    (a) HomeTown has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of HomeTown, subject only to the approval of this Agreement and the Merger by HomeTown's stockholders under the Delaware Law. This Agreement has been duly executed and delivered by HomeTown and constitutes the valid and binding obligation of HomeTown, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

    (b) Except as set forth in the HomeTown Disclosure Schedule and subject to approval of this Agreement and the Merger by HomeTown's stockholders, the execution and delivery of this Agreement by HomeTown does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of HomeTown, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to right of termination, cancellation, or acceleration of any obligation or loss of any benefit) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or lease or any material contract, or other material agreement, instrument, or obligation to which HomeTown or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to HomeTown or any of its Subsidiaries or any of its or their properties or assets and which is material to the business or operations of HomeTown.

    (c) No consent, approval, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to HomeTown or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (ii) the filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the filing of the Joint Proxy Statement (as defined in Section 6.02(a) below) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (v) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under the applicable federal and state securities laws and laws of any foreign country.

    3.04.  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) HomeTown has filed and made available to Buffets all forms, reports, and documents required to be filed by HomeTown with the SEC since January 1, 1993 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) (collectively, the "HomeTown SEC Reports"). The HomeTown SEC Reports (i) at the time filed, with respect to all of the HomeTown SEC Reports other than registration statements filed under the Securities Act, or at the time of their respective effective dates, with respect to registration statements filed under the Securities Act, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time filed or at the time of their respective effective dates, as the case may be (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such HomeTown SEC Reports or necessary in order to make the statements in such HomeTown SEC Reports, in the light of the circumstances under which they were made, not misleading. None of HomeTown's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the HomeTown SEC Reports at the time filed or at the time of their respective effective dates, as the case may be, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of HomeTown and its Subsidiaries at the respective dates and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. HomeTown has provided Buffets with HomeTown's unaudited consolidated financial statements as of and for the period ended April 24, 1996; such financial statements, including any related notes, are attached hereto as Exhibit 3.04(b) (the "Unaudited Statements"). The Unaudited Statements comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect to financial statements included in a report on Form 10-Q, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with the consolidated financial statements of HomeTown contained in the HomeTown SEC Reports (except as may be included in the notes to the Unaudited Statements or as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of HomeTown and its Subsidiaries at the date and the consolidated results of their operations and cash flows for the period indicated, except that the Unaudited Statements are subject to normal and recurring year-end adjustments. The unaudited balance sheet of HomeTown as of April 24, 1996 is referred to herein as the "HomeTown Balance Sheet."

    3.05. NO UNDISCLOSED LIABILITIES. Except as set forth in the HomeTown Disclosure Schedule or as otherwise disclosed in the HomeTown SEC Reports, HomeTown and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on HomeTown and its Subsidiaries, taken as a whole, other than (i) liabilities reflected in the HomeTown Balance Sheet and
(ii) normal or recurring liabilities incurred since the date of the HomeTown Balance Sheet, in the ordinary course of business consistent with past practices.

    3.06. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the HomeTown Balance Sheet, HomeTown and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any material adverse change in the financial condition, results of operations, prospects, or business (together, a "Material Adverse Change") of HomeTown and its Subsidiaries, taken as a whole,
(ii) any damage, destruction, or loss (whether or not covered by insurance) with respect to any property of HomeTown or any of its Subsidiaries having a Material Adverse Effect on HomeTown and its Subsidiaries, taken as a whole, (iii) any material change by HomeTown in its accounting methods, principles, or practices to which Buffets has not previously consented in writing, (iv) any revaluation by HomeTown or any of its assets having a Material Adverse Effect on HomeTown and its Subsidiaries, taken as a whole, or (v) except as disclosed in the HomeTown Disclosure Schedule, any other action or event that would have required the consent of Buffets pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

    3.07.  TAXES.

    (a) Except as disclosed in the HomeTown Disclosure Schedule, all returns and reports, including without limitation information and withholding returns and reports (collectively, "Tax Returns"), of or relating to any foreign, Federal, state, local or other income, premium, property, sales, excise and other taxes of any nature whatsoever, including any interest, penalties and additions to tax in respect thereof ("Tax" or "Taxes") heretofore required to be filed by HomeTown or any of its Subsidiaries have been duly filed on a timely basis. All such Tax Returns were complete and accurate in all material respects. Each of HomeTown and its Subsidiaries has paid or has made adequate provision for the payment of all Taxes.

    (b) Except as disclosed in the HomeTown Disclosure Schedule, as of the date of this Agreement there are no audits or administrative proceedings, court proceedings or claims pending against HomeTown or any of its Subsidiaries with respect to any Taxes, no assessment, deficiency or adjustment has been asserted or, to the knowledge of HomeTown, proposed with respect to any Tax Return of or with respect to HomeTown or any of its Subsidiaries and there are no liens for Taxes upon the assets or properties of HomeTown or any of its Subsidiaries, except liens for Taxes not yet delinquent.

    (c) Except as disclosed in the HomeTown Disclosure Schedule, there are not in force any waivers of agreements, arrangements, or understandings by or with respect to HomeTown or any of its Subsidiaries of or for an extension of time for the assessment or payment of any Taxes. Neither HomeTown nor any of its Subsidiaries has received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes that would have a continuing effect after the Closing Date. Except as disclosed in the HomeTown Disclosure Schedule, neither HomeTown nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by HomeTown or any of its Subsidiaries, and to the best knowledge of HomeTown the IRS has not proposed any such adjustment or change in accounting method. For purposes of this Section 3.07, the term "Subsidiaries" shall include former Subsidiaries of HomeTown for the periods during which any such Subsidiaries were owned directly or indirectly by HomeTown.

    (d) To the best knowledge of HomeTown, each of HomeTown and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

    (e) Neither HomeTown nor any of its Subsidiaries has filed a consent under
Section 341 (f) of the Code. HomeTown and its Subsidiaries are not parties to any Tax allocation or Tax sharing arrangements.

    3.08. PROPERTIES. HomeTown has provided or made available to Buffets a true and complete list of all real property owned by HomeTown or its Subsidiaries and real property leased by HomeTown or its Subsidiaries pursuant to leases ("Leases") as of the date hereof, and the name of the lessor, the date of the Lease and each amendment to the Lease, and the aggregate annual rental or other fees payable under any such Lease. All such Leases are valid and binding in accordance with their respective terms, and HomeTown is not in default under any such Lease.

    3.09.  INTELLECTUAL PROPERTY.

    (a) Subject to the HomeTown Disclosure Schedule, HomeTown owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks, and copyrights, or tangible or intangible proprietary information or material that are necessary to conduct the business of HomeTown as currently conducted (the "HomeTown Intellectual Property Rights"). Schedule 3.09 of the HomeTown Disclosure Schedule lists (i) all trademarks, registered copyrights, trade names, and service marks, which HomeTown considers to be material to its business and included in the HomeTown Intellectual Property Rights, including the jurisdictions in which each such HomeTown Intellectual Property Rights has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material licenses, sublicenses, and other agreements to which HomeTown is a party and pursuant to which any person is authorized to use any HomeTown Intellectual Property Rights, and (iii) all material licenses, sublicenses, and other agreements to which HomeTown is a party and pursuant to which HomeTown is authorized to use any third party patents, trademarks, or copyrights, including software ("HomeTown Third Party Intellectual Property Rights") that is material to its business.

    (b) HomeTown is not, nor will it be as a result of the execution and delivery of this Agreement, or the performance of its obligations under this Agreement, in breach of any license, sublicense, or other agreements relating to the HomeTown Intellectual Property Rights or HomeTown Third Party Intellectual Property Rights.

    (c) To HomeTown's knowledge, all patents, registered trademarks, service marks, and copyrights held by HomeTown are valid and subsisting. Except as set forth on Schedule 3.09 of the HomeTown Disclosure Schedule, HomeTown (i) has not been sued in any suit, action, or proceeding which involves a claim of infringement of any patents, trademarks, service marks, or copyrights, or violation of any trade secret or other proprietary right of any third party, and
(ii) has no knowledge that the conduct of its business as presently conducted infringes any patent, trademark, service mark, copyright, trade secret, or other proprietary right of any third party.

    3.10. AGREEMENTS, CONTRACTS, AND COMMITMENTS. HomeTown has not breached, or received in writing any claim or threat that it has breached, any of the terms and conditions of any agreement, contract, or commitment filed as an exhibit to HomeTown's Report on Form 10-K for the fiscal year ended January 3, 1996 or any other agreement, contract, or commitment entered into since January 3, 1996 which, if entered into prior to such date, would have been required to be included as an exhibit thereto ("HomeTown Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from HomeTown under any HomeTown Material Contract. Each HomeTown Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which HomeTown is aware by any party obligated to HomeTown pursuant to the HomeTown Material Contract.

    3.11.  LITIGATION.  Except as described in the HomeTown SEC Reports or in
Schedule 3.11 of the HomeTown Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings pending of which it has notice or, to the knowledge of HomeTown, threatened against or affecting HomeTown or any of its Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located, which if determined adverse to HomeTown would, individually or in the aggregate, have a Material Adverse Effect on HomeTown and its Subsidiaries, taken as a whole.

    3.12.  ENVIRONMENTAL MATTERS.

        (a) HAZARDOUS SUBSTANCES. To the knowledge of HomeTown, no Hazardous Substances have ever been buried, spilled, leaked, discharged, emitted, generated, stored, used or released, and no Hazardous Substances are now present, in, on, or under any restaurant premises or other non-restaurant property that HomeTown or any of its Subsidiaries has at any time owned, operated, occupied or leased, except for immaterial quantities stored or used by HomeTown or such Subsidiary in the ordinary course of its business and in accordance with all applicable Environmental Laws. "Hazardous Substance" means any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by any Environmental Law; "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 to 1387, the Clean Air Act, 42 U.S.C. Section 7401 et seq., and any other federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health, natural resources and/or the environment; and "RCRA Hazardous Waste" means a hazardous waste, as that term is defined in and pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.

        (b) HAZARDOUS SUBSTANCES ACTIVITIES. To the knowledge of HomeTown, no property that HomeTown or any of its Subsidiaries has ever owned, operated, occupied or leased has ever been used in connection with the business of manufacturing, storing or transporting Hazardous Substances, and no RCRA Hazardous Wastes have been treated, stored or disposed of there, except for immaterial quantities stored or used by HomeTown or such Subsidiary in the ordinary course of its business.

        (c) UST'S AND AST'S. To the knowledge of HomeTown, there are not now and never have been any underground or aboveground storage tanks or other containment facilities of any kind on any restaurant premises or other non-restaurant property that HomeTown or any of its Subsidiaries has ever owned, occupied, operated or leased which contain or ever did contain any Hazardous Substances.

        (d) LISTING. To the knowledge of HomeTown, no restaurant premises or other non-restaurant property that HomeTown or any of its Subsidiaries has ever owned, operated, occupied or leased has ever been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

        (e) ENVIRONMENTAL REPORTS. HomeTown has made available to Buffets for inspection true and complete copies of all reports, authorizations, permits, licenses, disclosures and other documents in its possession, custody or control describing or relating in any way to HomeTown or any of its Subsidiaries, or any property that HomeTown or any of its Subsidiaries has ever owned, operated, occupied or leased, which suggest that any Hazardous Substances may be present in, on, or under any such property in material quantities or that HomeTown or any of its Subsidiaries may have breached any Environmental Law.

        (f) ENVIRONMENTAL CLAIMS, ETC. To the knowledge of HomeTown, there are not and there never have been any requests, notices, investigations, claims, demands, administrative proceedings, hearings, litigation or other legal proceedings relating in any way to HomeTown or any of its Subsidiaries, or any property that HomeTown or any of its Subsidiaries has ever owned, operated, occupied or leased, alleging liability under, violation of or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the knowledge of HomeTown, no such matter is threatened or impending, nor does there exist any substantial basis therefor.

        (g) COMPLIANCE WITH ENVIRONMENTAL LAWS. HomeTown and each of its Subsidiaries operates, and at all times has operated, its business in accordance with all applicable Environmental Laws, and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful operation of the business of HomeTown and its Subsidiaries are in HomeTown's or the appropriate Subsidiary's possession and are in full force and effect. To HomeTown's knowledge, there is no threat that any such permit, license or other authorization will be withdrawn, terminated, limited or materially changed.

    3.13.  EMPLOYEE BENEFIT PLANS.

    (a) There are no "employee pension benefit plans," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or "multiemployer plans" as defined in Section 3(37) of ERISA, maintained or contributed to by HomeTown or any of its Subsidiaries for the benefit of their current or former employees. HomeTown has set forth on Schedule
3.13 of the HomeTown Disclosure Schedule all "employee benefit plans" as defined in Section 3(3) of ERISA and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, and other similar employee benefit plans, arrangements, and agreements, whether or not such plans, arrangements, or agreements are "employee benefit plans", written or otherwise, for the benefit of or relating to, any current or former employee of HomeTown or any trade or business (whether or not incorporated) (an "ERISA Affiliate") which is aggregated with HomeTown or any Subsidiary of HomeTown pursuant to Section 414 of the Code (together the "HomeTown Employee Plans").

    (b) With respect to each HomeTown Employee Plan, HomeTown has made available to Buffets a true and correct copy of (i) the most recent annual report (Form
5500) filed with the Internal Revenue Service ("IRS"), if applicable, (ii) the plan document and summary plan description for each such HomeTown Employee Plan,
(iii) each trust agreement and group annuity contract, if any, relating to such HomeTown Employee Plan, (iv) the most recent actuarial report or valuation relating to an HomeTown Employee Plan subject to Title IV of ERISA, and (v) the most recent IRS determination letter, where applicable.

    (c) With respect to the HomeTown Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of HomeTown, there exists no condition or set of circumstances in connection with which HomeTown could be subject to any liability that is reasonably likely to have a Material Adverse Effect on HomeTown and its Subsidiaries, taken as a whole, under ERISA, the Code, or any other applicable law.

    (d) With respect to the HomeTown Employee Plans, individually and in the aggregate, there are no benefit obligations required to be funded for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles on the financial statements of HomeTown.

    (e) Except as set forth in Schedule 3.13 of the HomeTown Disclosure Schedule or as disclosed in HomeTown SEC Reports filed prior to the date of this Agreement and except as provided for in this Agreement, neither HomeTown nor any of its Subsidiaries is party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of HomeTown or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered upon the occurrence of a transaction involving HomeTown of the nature contemplated by this Agreement, (iii) agreement with any officer of HomeTown providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    3.14. COMPLIANCE WITH LAWS. HomeTown has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, or local statute, law, or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on HomeTown and its Subsidiaries, taken as a whole.

    3.15. POOLING OF INTERESTS. To its knowledge, neither HomeTown nor any of its Affiliates (as defined in Section 6.10) has, through the date of this Agreement, taken or agreed to take any action which would prevent Buffets from accounting for the business combination to be effected by the Merger as a pooling of interests.

    3.16. INTERESTED PARTY TRANSACTIONS. Except as set forth in Schedule 3.16 of the HomeTown Disclosure Schedule or in the HomeTown SEC Reports, since the date of HomeTown's last proxy statement to its stockholders, no event has occurred that would be required to be reported by HomeTown as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

    3.17. NO EXISTING DISCUSSIONS. HomeTown is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.01).

    3.18. NO SECURED DEBT. Except as set forth in the HomeTown Disclosure Schedule, there is not now any secured debt (including capitalized leases) of HomeTown or any of its Subsidiaries, except for (i) capitalized leases of less than $8,655,000 in the aggregate as to HomeTown and its Subsidiaries, or (ii) capitalized leases of HomeTown or any of its Subsidiaries that are not reflected (and should not be reflected in accordance with generally accepted accounting principles) on the consolidated financial statements of HomeTown, and, in either case, the existence of which does not violate the terms of any material note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment to which HomeTown or any of its Subsidiaries is a party or by which HomeTown or any of its Subsidiaries or any of the assets or properties thereof is bound or encumbered.

    3.19. OPINION OF FINANCIAL ADVISOR. The financial advisor of HomeTown, Montgomery Securities, Inc., has delivered to the Board of Directors of HomeTown an opinion dated the date of this Agreement to the effect that the consideration to be received by the HomeTown stockholders in the Merger is fair from a financial point of view to the stockholders of HomeTown.

    3.20. TAX REPRESENTATION. There is no plan or intention by the stockholders of HomeTown who own 5 percent or more of the outstanding HomeTown stock, and to the best knowledge of the management of HomeTown, there is no plan or intention on the part of the remaining stockholders of HomeTown to sell, exchange, or otherwise dispose of a number of shares of Buffets stock received in the transaction that would reduce the HomeTown stockholders' ownership of Buffets stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding stock of HomeTown as of the same date. For purposes of this representation, shares of HomeTown exchanged for cash in lieu of fractional shares of Buffets stock will be treated as outstanding HomeTown stock at the Effective Time. Moreover, shares of HomeTown stock and shares of Buffets stock held by HomeTown stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF BUFFETS AND SUB

    Buffets and Sub jointly and severally represent and warrant to HomeTown that the statements contained in this Article IV are true and correct as of the date hereof, except as set forth in the disclosure schedule delivered by Buffets to HomeTown on or before the date of this Agreement (the "Buffets Disclosure Schedule"). The Buffets Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph, including appropriate cross references, shall qualify only the corresponding paragraph in this Article IV.

    4.01. ORGANIZATION OF THE COMPANY. Each of Buffets and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease, and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Buffets and its Subsidiaries, taken as a whole. Except as set forth in the Buffets SEC Reports (as defined in Section 4.04) or Schedule 4.01 of the Buffets Disclosure Schedule, neither Buffets nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture, or other business association or entity, excluding securities in any publicly traded company held for investment by Buffets and comprising less than one percent of the outstanding stock of such company.

    4.02.  BUFFETS CAPITAL STRUCTURE.

    (a) The authorized capital stock of Buffets consists of 60,000,000 shares of Common Stock, $.01 par value ("Buffets Common Stock"), and 5,000,000 shares of Preferred Stock, $.01 par value ("Buffets Preferred Stock"). On May 22, 1996,
(i) 31,328,834 shares of Buffets Common Stock were outstanding, all of which were validly issued, fully paid, and nonassessable, (ii) no shares of Buffets Common Stock were held in the treasury of Buffets, (iii) an aggregate of 2,712,356 shares of Buffets Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under Buffets' 1985 Stock Option Plan, Buffets' 1988 Stock Option Plan, and Buffets' 1995 Stock Option Plan (collectively, the "Buffets Option Plans") and 10,000 shares of Buffets Common Stock were reserved for future issuance pursuant to stock options granted and outstanding to a director of Buffets (the "Director Options"), and (iv) an aggregate of 600,000 shares of Buffets' Series A Junior Participating Preferred Shares ("Buffets Junior Preferred Stock") were reserved for future issuance pursuant to the Rights Agreement, dated as of October 4, 1995, between Buffets and American Stock Transfer & Trust Company, as Rights Agent (the "Buffets Rights Agreement"), under which each outstanding share of Buffets Common Stock has attached to its certain rights ("Rights"), including rights under certain circumstances to purchase one one-hundredth of a share of Buffets Junior Preferred Stock at $65.00, at the date hereof, subject to adjustment. All shares of Buffets Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid, and nonassessable, and will have Rights attached thereto in accordance with the Buffets Rights Agreement. There are no obligations, contingent or otherwise, of Buffets or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of Buffets Common Stock or the capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any such Subsidiary or any other entity other than the guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Buffets' Subsidiaries is duly authorized, validly issued, fully paid, and nonassessable and all such shares are owned by Buffets or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Buffets' voting rights, charges or other encumbrances of any nature.

    (b) Except as set forth in this Section 4.02 and except for options granted under the Buffets Option Plans and the Director Options, or as reserved for future grants of options under the Buffets Option Plans, or for the shares of Buffets Junior Preferred Stock reserved for issuance under the Buffets Rights Agreement, there are no equity securities of any class of Buffets or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding. Except as set forth in this Section 4.02, there are no options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which Buffets or any of its Subsidiaries is a party or by which it is bound obligating Buffets or any of its Subsidiaries to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of Buffets or any of its Subsidiaries or obligations of Buffets or any of its Subsidiaries to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment, or agreement. Buffets is not a party to, nor is Buffets aware of, any voting agreement, voting trust, proxy, or other agreements or understandings relating to any shares of capital stock of Buffets or any agreement, arrangement, or understanding providing for registration rights with respect to any shares of capital stock of Buffets.

    4.03.  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONTRACTS.

    (a) Buffets has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buffets, subject only to the approval of the Buffets Voting Proposal (as defined in Section 6.04) by Buffets' shareholders. This Agreement has been duly executed and delivered by Buffets and constitutes the valid and binding obligation of Buffets, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and except that the remedy of specific performance and injunctive relief and other forms of equitable defenses are subject to the discretion of the court before which any proceedings therefor may be brought.

    (b) Except as set forth in the Buffets Disclosure Schedule, the execution and delivery of this Agreement by Buffets does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of Buffets, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or lease or any material contract or other material agreement, instrument, or obligation to which Buffets or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Buffets or any of its Subsidiaries or their properties or assets and which is material to the business or operations of Buffets.

    (c) No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity, is required by or with respect to Buffets or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of

Delaware, (iv) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act, and (v) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable federal and state securities laws and the laws of any foreign country.

    4.04.  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Buffets has filed and made available to HomeTown all forms, reports, and documents required to be filed by Buffets with the SEC since January 1, 1993 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) (collectively, the "Buffets SEC Reports"). The Buffets SEC Reports (i) at the time filed, with respect to all of the Buffets SEC Reports other than registration statements filed under the Securities Act, or at the time of their respective effective dates, with respect to registration statements filed under the Securities Act, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time filed or at the time of their respective effective dates, as the case may be (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buffets SEC Reports or necessary in order to make the statements in such Buffets SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Buffets' Subsidiaries is required to file any forms, reports, or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Buffets SEC Reports at the time filed complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Buffets and its Subsidiaries at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Buffets as of April 24, 1996 is referred to herein as the "Buffets Balance Sheet."

    4.05. NO UNDISCLOSED LIABILITIES. Except as set forth in the Buffets Disclosure Schedule or as otherwise disclosed in the Buffets SEC Reports, Buffets and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Buffets and its Subsidiaries, taken as a whole, other than (i) liabilities reflected in the Buffets Balance Sheet and
(ii) normal or recurring liabilities incurred since the date of the Buffets Balance Sheet in the ordinary course of business consistent with past practices. Sub will have no liabilities assumed by HomeTown and will not transfer to HomeTown any assets subject to liabilities.

    4.06. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Buffets Balance Sheet, Buffets and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Change in Buffets and its Subsidiaries, taken as a whole; (ii) any damage, destruction, or loss (whether or not covered by insurance) with respect to any property of Buffets or any of its Subsidiaries having a Material Adverse Effect on Buffets and its Subsidiaries, taken as whole; (iii) any material change by Buffets in its accounting methods, principles, or practices; (iv) any revaluation by Buffets of any of its assets having a Material Adverse Effect on Buffets and its Subsidiaries, taken as a whole; or (v) except as disclosed in the Buffets Disclosure Schedule any other action or event that would have required the consent of HomeTown pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

    4.07.  TAXES.

    (a) Except as disclosed in the Buffets Disclosure Schedule, all Tax Returns, of or relating to any Tax heretofore required to be filed by Buffets or any of its Subsidiaries have been duly filed on a timely basis. All such Tax Returns were complete and accurate in all material respects. Each of Buffets and its Subsidiaries has paid or has made adequate provision for the payment of all Taxes.

    (b) Except as disclosed in the Buffets Disclosure Schedule, as of the date of this Agreement there are no audits or administrative proceedings, court proceedings or claims pending against Buffets or any of its Subsidiaries with respect to any Taxes, no assessment, deficiency or adjustment has been asserted or, to the knowledge of Buffets, proposed with respect to any Tax Return of or with respect to Buffets or any of its Subsidiaries and there are no liens for Taxes upon the assets or properties of Buffets or any of its Subsidiaries, except liens for Taxes not yet delinquent.

    (c) Except as disclosed in the Buffets Disclosure Schedule, there are not in force any waivers of agreements, arrangements, or understandings by or with respect to Buffets or any of its Subsidiaries of or for an extension of time for the assessment or payment of any Taxes. Neither Buffets nor any of its Subsidiaries has received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes that would have a continuing effect after the Closing Date. Except as disclosed in the Buffets Disclosure Schedule, neither Buffets nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Buffets or any of its Subsidiaries, and to the best knowledge of Buffets the IRS has not proposed any such adjustment or change in accounting method. For purposes of this Section 4.07, the term "Subsidiaries" shall include former Subsidiaries of Buffets for the periods during which any such Subsidiaries were owned directly or indirectly by Buffets.

    (d) To the best knowledge of Buffets, each of Buffets and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

    (e) Neither Buffets nor any of its Subsidiaries has filed a consent under
Section 341 (f) of the Code.

    4.08. PROPERTIES. Buffets has provided or made available to HomeTown a true and complete list of all property owned by Buffets and its Subsidiaries and real property leased by Buffets or its Subsidiaries pursuant to Leases as of the date hereof, the name of the lessor, the date of the Lease and each amendment to the Lease, and the aggregate annual rental or other fee payable under any such Lease. All such Leases are valid and binding in accordance with their respective terms, and Buffets is not in default under any of such Leases.

    4.09.  INTELLECTUAL PROPERTY.

    (a) Subject to the Buffets Disclosure Schedule, Buffets owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, and tangible or intangible proprietary information or material that are necessary to conduct the business of Buffets as currently conducted (the "Buffets Intellectual Property Rights"). Schedule 4.09 of the Buffets Disclosure Schedule lists (i) all trademarks, registered copyrights, trade names, and service marks which Buffets considers to be material to its business and included in the Buffets Intellectual Property Rights, including the jurisdictions in which each such Buffets Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed,
(ii) all material licenses, sublicenses, and other agreements to which Buffets is a party and pursuant to which any person is authorized to use any Buffets Intellectual Property Rights, and (iii) all material licenses, sublicenses, and other agreements to which Buffets is a party and pursuant to which Buffets is authorized to use any third party patents, trademarks or copyrights, including software ("Buffets Third Party Intellectual Property Rights") that is material to its business.

    (b) Buffets is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense, or other agreement relating to the Buffets Intellectual Property Rights or Buffets Third Party Intellectual Property Rights.

    (c) To Buffets' knowledge, all patents, registered trademarks, service marks, and copyrights held by Buffets are valid and subsisting. Except as set forth on Schedule 4.09 of the Buffets Disclosure Schedule, Buffets (i) has not been sued in any suit, action, or proceeding which involves a claim of infringement of any patents, trademarks, service marks, or copyrights, or violation of any trade secret or other proprietary right of any third party; and
(ii) has no knowledge that the conduct of its business as presently conducted infringes any patent, trademark, service mark, copyright, trade secret, or other proprietary right of any third party.

    4.10. AGREEMENTS, CONTRACTS AND COMMITMENTS. Buffets has not breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract, or commitment filed as an exhibit to Buffets' Report on Form 10-K for the fiscal year ended January 3, 1996 or any other agreement, contract, or commitment entered into since January 3, 1996 which, if entered into prior to such date, would have been required to be included as an exhibit thereto ("Buffets Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Buffets under any Buffets Material Contract. Each Buffets Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which Buffets is aware by any party obligated to Buffets pursuant to the Buffets Material Contract.

    4.11.  LITIGATION.  Except as described in the Buffets SEC Reports or in
Schedule 4.11 of the Buffets Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings pending of which it has notice or, to the knowledge of Buffets, threatened against or affecting Buffets or any of its Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located, which if determined adverse to Buffets would, individually or in the aggregate, have a Material Adverse Effect on Buffets and its Subsidiaries, taken as a whole.

    4.12.  ENVIRONMENTAL MATTERS.

    (a) HAZARDOUS SUBSTANCES. To the knowledge of Buffets, no Hazardous Substances have ever been buried, spilled, leaked, discharged, emitted, generated, stored, used or released, and no Hazardous Substances are now present, in, on, or under any restaurant premises or other non-restaurant property that Buffets or any of its Subsidiaries has at any time owned, operated, occupied or leased, except for immaterial quantities stored or used by Buffets or such Subsidiary in the ordinary course of its business and in accordance with all applicable Environmental Laws.

    (b) HAZARDOUS SUBSTANCES ACTIVITIES. To the knowledge of Buffets, no property that Buffets or any of its Subsidiaries has ever owned, operated, occupied or leased has ever been used in connection with the business of manufacturing, storing or transporting Hazardous Substances, and no RCRA Hazardous Wastes have been treated, stored or disposed of there, except for immaterial quantities stored or used by Buffets or such Subsidiary in the ordinary course of its business.

    (c) UST'S AND AST'S. To the knowledge of Buffets, there are not now and never have been any underground or aboveground storage tanks or other containment facilities of any kind on any restaurant premises or other non-restaurant property that Buffets or any of its Subsidiaries has ever owned, occupied, operated or leased which contain or ever did contain any Hazardous Substances.

    (d) LISTING. To the knowledge of Buffets, no restaurant premises or other non-restaurant property that Buffets or any of its Subsidiaries has ever owned, operated, occupied or leased has ever been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

    (e) ENVIRONMENTAL REPORTS. Buffets has made available to HomeTown for inspection true and complete copies of all reports, authorizations, permits, licenses, disclosures and other documents in its possession, custody or control describing or relating in any way to Buffets or any of its Subsidiaries, or any property that Buffets or any of its Subsidiaries has ever owned, operated, occupied or leased, which suggest that any Hazardous Substances may be present in, on, or under any such property in material quantities or that Buffets or any of its Subsidiaries may have breached any Environmental Law.

    (f) ENVIRONMENTAL CLAIMS, ETC. To the knowledge of Buffets, there are not and there never have been any requests, notices, investigations, claims, demands, administrative proceedings, hearings, litigation or other legal proceedings relating in any way to Buffets or any of its Subsidiaries, or any property that Buffets or any of its Subsidiaries has ever owned, operated, occupied or leased, alleging liability under, violation of or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the knowledge of Buffets, no such matter is threatened or impending, nor does there exist any substantial basis therefor.

    (g) COMPLIANCE WITH ENVIRONMENTAL LAWS. Buffets and each of its Subsidiaries operates, and at all times has operated, its business in accordance with all applicable Environmental Laws, and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful operation of the business of Buffets and its Subsidiaries are in Buffets' or the appropriate Subsidiary's possession and are in full force and effect. To Buffets' knowledge, there is no threat that any such permit, license or other authorization will be withdrawn, terminated, limited or materially changed.

    4.13.  EMPLOYEE BENEFIT PLANS.

    (a) There are no "employee pension benefit plans," as defined in Section 3(2) of ERISA, or "multiemployer plans" as defined in Section 3(37) of ERISA, maintained or contributed to by Buffets or any of its Subsidiaries for the benefit of their current or former employees. Buffets has set forth on Schedule
4.13 of the Buffets Disclosure Schedule all employee benefit plans (as defined in Section 4(4) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, and other similar employee benefit plans, arrangements, and agreements, whether or not such plans, arrangements, or agreements are "employee benefit plans", written or otherwise, for the benefit of or relating to, any current or former employee of Buffets or any ERISA Affiliate of Buffets, or any Subsidiary of Buffets which is aggregated with Buffets pursuant to Section 414 of the Code (together, the "Buffets Employee Plans").

    (b) With respect to each Buffets Employee Plan, Buffets has made available to HomeTown a true and correct copy of (i) the most recent annual report (Form
5500) filed with the IRS, (ii) the plan document and summary plan description for each such Buffets Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Buffets Employee Plan, and (iv) the most recent actuarial report or valuation relating to an Buffets Employee Plan subject to Title IV of ERISA, and (v) the most recent IRS determination letter, where applicable.

    (c) With respect to the Buffets Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Buffets, there exists no condition or set of circumstances in connection with which Buffets could be subject to any liability that is reasonably likely to have a Material Adverse Effect on Buffets and its Subsidiaries, taken as whole, under ERISA, the Code, or any other applicable law.

    (d) With respect to the Buffets Employee Plans, individually and in the aggregate, there are no benefit obligations required to be funded for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Buffets.

    (e) Except as set forth in Schedule 4.13 of the Buffets Disclosure Schedule or as disclosed in Buffets SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Buffets nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Buffets or any of its Subsidiaries, the benefits of which are contingent or the terms of which are materially altered, upon the occurrence of a transaction involving Buffets of the nature contemplated by this Agreement, (iii) agreement with any officer or other employee of Buffets providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $150,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    4.14. COMPLIANCE WITH LAWS. Buffets has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, or local statute, law, or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on Buffets and its Subsidiaries, taken as a whole.

    4.15. POOLING OF INTERESTS. To its knowledge, neither Buffets nor any of its Affiliates has, through the date of this Agreement, taken or agreed to take any action which would prevent Buffets from accounting for the business combination to be effected by the Merger as a pooling of interests.

    4.16. INTERESTED PARTY TRANSACTIONS. Except as set forth in Schedule 4.16 of the Buffets Disclosure Schedule or in the Buffets SEC Reports, since the date of Buffets' last proxy statement to its shareholders, no event has occurred that would be required to be reported by Buffets as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

    4.17. OPINION OF FINANCIAL ADVISOR. The financial advisor of Buffets, Piper Jaffray Inc., has delivered to the Board of Directors of Buffets an opinion dated the date of this Agreement to the effect that the Conversion Number is fair from a financial point of view to Buffets and its shareholders.

    4.18. OWNERSHIP AND INTERIM OPERATIONS OF SUB. All outstanding capital stock of Sub is owned by Buffets. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

    4.19. NO EXISTING DISCUSSIONS. Buffets is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.01).

                                   ARTICLE V
                              CONDUCT OF BUSINESS

    5.01. COVENANTS OF BUFFETS AND HOMETOWN. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Buffets and HomeTown each agrees as to itself and its respective Subsidiaries (except to the extent that the other party shall otherwise consent in writing), to carry on its business in the usual, regular, and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, to keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, franchisees, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Buffets and HomeTown shall each promptly notify the other of any event or occurrence not in the ordinary course of business of Buffets or HomeTown, respectively. Except as expressly contemplated by this Agreement, subject to Section 6.01, each of Buffets and HomeTown shall not (and shall not permit any of its respective Subsidiaries to), without the prior written consent of the other party:

        (a) Accelerate, amend, or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or otherwise or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements or other agreements in effect as of the date of this Agreement;

        (b) Transfer or license to any person or entity or otherwise extend, amend, or modify any rights to the HomeTown Intellectual Property Rights, in the case of HomeTown, or the Buffets Intellectual Property Rights, in the case of Buffets, other than in the ordinary course of business consistent with past practices;

        (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any of its capital stock or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

        (d) Issue, deliver, or sell or authorize or propose the issuance, delivery, or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities, other than the grant of options to employees in a manner consistent with past practices and pursuant to currently existing stock option plans, the issuance of shares upon the exercise of options outstanding as of the date hereof, and the issuance of shares upon conversation of the Notes;

        (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of such party and its Subsidiaries, taken as a whole;

        (f) Except for ordinary course food sales, sell, lease, license, or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of such party and its Subsidiaries, taken as a whole;

        (g) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees other than officers of Buffets or HomeTown in accordance with past practices, (ii) increase or agree to increase the compensation payable or to become payable to officers of Buffets or HomeTown or grant any additional severance or termination pay to, or enter into any employment or severance agreements with such officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, (v) except for an aggregate of $75,000 that may be paid to the outside directors of HomeTown, establish, adopt, enter into, or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, trust, fund, policy, or arrangement for the benefit of any directors, officers, or employees, or (vi) establish any new executive employee position;

        (h) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than revaluations that the auditors for such entity require in accordance with generally accepted accounting principles or in the ordinary course of business;

        (i) Incur, except pursuant to existing credit agreements, any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, or voluntarily prepay any outstanding indebtedness;

        (j) Amend or propose to amend its charter documents or Bylaws, except as contemplated by this Agreement; or

        (k) Make any capital expenditure or commitment for which it is not contractually bound at the date hereof except (i) expenditures and commitments incurred in the ordinary course in connection with restaurant construction and development and restaurant remodeling, and (ii) other capital expenditures and commitments not to exceed $1 million in the aggregate, in the case of HomeTown, or $3 million, in the case of Buffets.

        (l) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (k) above, or any action which is reasonably likely to make any of such party's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

    5.02. COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Buffets and HomeTown shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party and its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger, and the transactions contemplated hereby and thereby.

                                   ARTICLE VI
                      ADDITIONAL AGREEMENTS AND COVENANTS

    6.01.  NO SOLICITATION.

    (a) Neither HomeTown nor Buffets shall directly or indirectly, through any officer, director, employee, representative, or agent thereof or of any of their respective Subsidiaries, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer), or similar transaction involving HomeTown or any of its Subsidiaries or Buffets or any of its Subsidiaries, as the case may be, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve, or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent HomeTown or Buffets, or their respective Boards of Directors, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders, if and only to the extent that (1) the Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for it to comply with its fiduciary duties to shareholders under applicable law and
(2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the Confidentiality and Nondisclosure Agreement dated February 5, 1996 between Buffets and HomeTown (the "Confidentiality Agreement") or (B) complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal.

    (b) HomeTown shall notify Buffets and Buffets shall notify HomeTown immediately (and no later than 24 hours) after receipt by HomeTown (or its advisors) or Buffets (or its advisors), as the case may be, of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books, or records thereof by any person or entity that informs HomeTown or Buffets, as the case may be, that it is considering making, or has made, an Acquisition Proposal. Such notice by either HomeTown or Buffets shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry, or contact.

    6.02.  JOINT PROXY STATEMENT; REGISTRATION STATEMENT.

    (a) As promptly as practical after the execution of this Agreement, Buffets and HomeTown shall prepare and file with the SEC a joint proxy statement/prospectus to be sent to the shareholders of Buffets and HomeTown in connection with the meeting of Buffets' shareholders (the "Buffets Shareholders' Meeting") and HomeTown's stockholders (the "HomeTown Stockholders' Meeting") to consider the Merger (the "Joint Proxy Statement"), and Buffets shall prepare and file with the SEC a registration statement on Form S-4 pursuant to which the shares of Buffets Common Stock to be issued as a result of the Merger will be registered with the SEC (the "Registration Statement"), in which the Joint Proxy Statement will be included as a prospectus. Buffets and HomeTown shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. The Joint Proxy Statement shall include the recommendation of the Board of Directors of HomeTown in favor of this Agreement and the Merger and the recommendation of the Board of Directors of Buffets in favor of the issuance of shares of Buffets Common Stock pursuant to the Merger, provided that the Board of Directors of either HomeTown or Buffets may withdraw such recommendation if (i) such Board of Directors shall have determined in good faith, after consultation with its outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law or (ii) HomeTown has been advised by Montgomery Securities, Inc. or Buffets has been advised by Piper Jaffray Inc. that Montgomery Securities, Inc., in the case of HomeTown, or Piper Jaffray Inc., in the case of Buffets, would be unable, as of the date of such advice, to issue an opinion substantially to the effect set forth in Section 3.18 and
Section 4.17, respectively. Buffets and HomeTown shall make all other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

    (b) HomeTown shall take such action as may be necessary to insure that (i) the information to be supplied by HomeTown for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by HomeTown for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to shareholders of HomeTown or Buffets, at the time of the HomeTown Stockholders' Meeting and the Buffets Shareholders' Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the

HomeTown Stockholders' Meeting or Buffets Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to HomeTown or any of its Affiliates, officers, or directors should be discovered by HomeTown which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, HomeTown shall promptly so inform Buffets.

    (c) Buffets shall take such action as may be necessary to insure that (i) the information supplied by Buffets for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by Buffets for inclusion in the Joint Proxy Statement shall not on the date the Joint Proxy Statement is first mailed to shareholders of Buffets or HomeTown, at the time of the Buffets Shareholders' Meeting and HomeTown Shareholders' Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Buffets Shareholders' Meeting or HomeTown Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Buffets or any of its Affiliates, officers, or directors should be discovered by Buffets which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Buffets shall promptly so inform HomeTown.

    6.03. ACCESS TO INFORMATION. Upon reasonable notice and to the extent permitted under applicable law and the provisions of agreements to which Buffets or HomeTown, as the case may be, is a party, HomeTown and Buffets shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel, and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, and records and, during such period, each of HomeTown and Buffets shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other
(a) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties, and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section
6.03 shall affect or be deemed to modify a representation or warranty construed in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

    6.04. SHAREHOLDERS MEETINGS. HomeTown and Buffets each shall call a meeting of its respective shareholders to be held as promptly as practicable for the purpose of voting, in the case of HomeTown, upon this Agreement and the Merger and, in the case of Buffets, upon the issuance of shares of Buffets Common Stock pursuant to the Merger (the "Buffets Voting Proposal"). Subject to Sections 6.01 and 6.02, HomeTown and Buffets will, through their respective Boards of Directors, recommend to their respective shareholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Subject to Section 6.02, each party shall use all reasonable efforts to solicit from its shareholders proxies in favor of such matters.

    6.05. LEGAL CONDITIONS TO MERGER. Subject to Section 6.01, each of Buffets and HomeTown will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Buffets and HomeTown will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any Governmental Entity or other public third party, required to be obtained or made by Buffets, HomeTown, or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

    6.06.  PAYMENT OF TAXES.

    (a) HomeTown shall pay prior to the Effective Time (i) all Taxes required to be paid prior to that day, and (ii) shall withhold with respect to its employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld.

    (b) Buffets shall pay prior to the Effective Time (i) all Taxes required to be paid prior to that day, and (ii) shall withhold with respect to its employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld.

    6.07. PUBLIC DISCLOSURE. Any public disclosures by Buffets or HomeTown with respect to the Merger or this Agreement, or with respect to anything involving or referring to the other, shall be made in accordance with the terms of the Confidentiality Agreement.

    6.08.  TAX-FREE REORGANIZATION.

    (a) Buffets and HomeTown shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

    (b) To the extent permitted under applicable tax laws, the Merger shall be reported as a reorganization within the meaning of Section 368(a)(1)(A) and
Section 368(a)(2)(E) of the Code in all federal, state, and local tax returns after the Effective Time.

    (c) Buffets will cause HomeTown to hold following the Merger at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets, and at least 90% of the fair market value of Sub's net assets and 70% of the fair market value of Sub's gross assets held immediately prior to the Merger. For purposes of this subsection (c), amounts paid by HomeTown or Sub to HomeTown Shareholders who receive cash or other property, to pay reorganization expenses, and in connection with redemptions and distributions (except for regular, normal distributions) will be treated as assets of HomeTown or Sub, respectively, immediately prior to the Merger.

    (d) Following the Merger, Buffets will cause HomeTown to continue its historic business or use a significant portion of its business assets in a business.

    (e) Following the Merger, Buffets will cause HomeTown not to issue additional shares of HomeTown stock to any person other than Buffets.

    (f) Buffets has no present intention to reacquire, following the Merger, any of its stock issued in the Merger.

    (g) Following the Merger, Buffets will not liquidate HomeTown, merge HomeTown with or into another corporation, sell or dispose of HomeTown stock (except for transfers to other corporations controlled by Buffets), or cause HomeTown to sell or dispose of any of its assets or the assets acquired from Sub, except for dispositions in the ordinary course of business or transfers to corporations controlled by HomeTown.

    (h) Buffets, Sub, HomeTown and the stockholders of HomeTown will pay their respective expenses, if any, incurred in connection with the Merger.

    (i) No indebtedness between Buffets and HomeTown or between Sub and HomeTown was issued, acquired or will be settled at a discount.

    (j) At the Effective Time, Buffets will not own, nor will it have owned during the past five years, any stock of HomeTown.

    (k) At the Effective Time, none of Buffets, HomeTown or Sub is an investment company as defined Section 368(a)(2)(F)(iii) and (iv) of the Code.

    6.09. POOLING ACCOUNTING. Buffets and HomeTown shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Buffets and HomeTown shall use its best efforts to cause its respective Affiliates (i) not to take any action that would adversely affect the ability of Buffets to account for the business combination to be effected by the Merger as a pooling of interests and (ii) to sign and deliver to Buffets a customary "pooling letter" in form and substance agreed upon by HomeTown and Buffets.

    6.10. AFFILIATE AGREEMENTS. Within two weeks of the date of this Agreement, HomeTown will provide Buffets with a list of those persons who are, in HomeTown's reasonable judgment, "affiliates" of HomeTown within the meaning of Rule 145 (each such person who is an "affiliate" of HomeTown within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). HomeTown shall provide Buffets such information and documents as Buffets shall reasonably request for purposes of reviewing such list and shall notify Buffets in writing regarding any change in the identity of its Affiliates prior to the Closing Date. HomeTown shall use its best efforts to deliver or cause to be delivered to Buffets by July 1, 1996 (and in any case shall deliver to Buffets prior to the Effective Time) from each of the Affiliates of HomeTown, an executed Affiliate Agreement, in form and substance satisfactory to Buffets and HomeTown, by which each Affiliate of HomeTown agrees to comply with the applicable requirements of Rule 145 ("Affiliate Agreement"). Buffets shall be entitled to place appropriate legends on the certificates evidencing any Buffets Common Stock to be received by such Affiliates of HomeTown pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Buffets Common Stock, consistent with the terms of the Affiliate Agreements.

    6.11. NASDAQ QUOTATION. Buffets shall use its best efforts to cause the shares of Buffets Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

    6.12.  STOCK PLANS AND OTHER OPTIONS.

    (a) At the Effective Time, each outstanding option to purchase shares of HomeTown Common Stock (a "HomeTown Stock Option") under the HomeTown 1991 Option Plan, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the HomeTown 1991 Stock Option Plan, the same number of shares of Buffets Common Stock as the holder of such HomeTown Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at the price per share set forth in the HomeTown Stock Option, divided by the Conversion Number, rounded to the nearest full cent; provided, however, that in the case of any HomeTown Stock Option to which
Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

    (b) As soon as practicable after the Effective Time, Buffets shall deliver to the participants in the HomeTown 1991 Option Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants made prior to the Effective Time pursuant to the HomeTown 1991 Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.12 after giving effect to the Merger). Buffets shall comply with the terms of the HomeTown 1991 Option Plan to ensure, to the extent required by, and subject to the provisions of, the HomeTown 1991 Option Plan, that HomeTown Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

    (c) Buffets shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buffets Common Stock for delivery under the HomeTown 1991 Option Plan assumed in accordance with this Section
6.12. As soon as practicable after the Effective Time, Buffets shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Buffets Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Buffets shall administer the HomeTown 1991 Option Plan assumed pursuant to this Section
6.12 in a manner that complies with Rule 16b-3 promulgated under the Exchange
Act.

    (d) At the Effective Time, each of the HomeTown Non-Plan Options, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the agreements covering the HomeTown Non-Plan Options, the same number of shares of Buffets Common Stock as the holder of such HomeTown Non-Plan Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at the price per share set forth in such HomeTown Non-Plan Option, divided by the Conversion Number and rounded to the nearest full cent. As soon as practicable after the Effective Time, Buffets shall deliver to the holders of the HomeTown Non-Plan Options an appropriate notice setting forth such holder's rights pursuant thereto. Buffets shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buffets Common Stock for delivery under the HomeTown Non-Plan Options.

    6.13. CONSENTS. Each of Buffets and HomeTown shall use all reasonable efforts to obtain all necessary consents, waivers, and approvals under any of Buffets' or HomeTown's material agreements, contracts, licenses, or leases in connection with the Merger.

    6.14. BROKERS OR FINDERS. Each of Buffets and HomeTown represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Montgomery Securities, Inc., whose fees and expenses will be paid by HomeTown in accordance with HomeTown's agreement with such firm (a copy of which has been delivered by HomeTown to Buffets prior to the date of this Agreement), and Piper Jaffray Inc., whose fees and expenses will be paid by Buffets in accordance with Buffets' agreement with such firm (a copy of which has been delivered by Buffets prior to the date of this Agreement.)

    6.15 EMPLOYEE BENEFITS; EMPLOYEE ISSUES. Following the Effective Time, all employees of HomeTown shall be given credit for their periods of service with HomeTown as if such service were with Buffets in determining their eligibility for inclusion in, and the level of benefits granted after the Effective Time under, Buffets' employee benefit plans. HomeTown's employees shall be eligible for grants of stock options after the Effective Time under Buffets' 1995 Stock Incentive Plan on the same terms as Buffets' employees. In connection with the Merger, HomeTown may enter into severance obligations up to an aggregate amount not to exceed $1.2 million with its corporate employees (such severance obligations shall generally be in accordance with the terms of that HomeTown Memorandum dated May 30, 1996 from Mike Shader to Kerry Kramp). In addition, following the Effective Time, the HomeTown corporate employees identified in that letter dated June 3, 1996 of the Chairman of Buffets to the Chairman of HomeTown shall be entitled to the severance benefits in the amount set forth therein and in accordance therewith. If requested by Buffets, after consultation with HomeTown, HomeTown shall deliver to its employees and others appropriate notices under the federal Worker Adjustment and Retraining Notification Act.

    6.16 REPORTS. From and after the Effective Time and so long as necessary in order to permit HomeTown's Affiliates to sell the Buffets shares of Common Stock received by them as a result of the Merger pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Buffets will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section

13 or 15(d) of the Exchange Act, referred to in paragraph (c)(1) of Rule 144 under the Securities Act (or, if applicable, Buffets will use its best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144).

    6.17 SUPPLEMENTAL INDENTURE. In accordance with the terms thereof, Buffets and HomeTown will execute and deliver, on or prior to the Effective Time, a supplemental indenture or assumption agreement with respect to the Notes in order to reflect the consummation of the transactions contemplated hereby.

    6.18 NOTIFICATION OF CERTAIN MATTERS. HomeTown will give prompt notice to Buffets upon discovery thereof, and Buffets will give prompt notice to HomeTown upon discovery thereof, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (b) any material failure of HomeTown or Buffets, or any director, officer, employee, agent or representative thereof, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

    6.19 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of Buffets and HomeTown described in Section 6.04, including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Continuing Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    6.20 CONTINUING INDEMNIFICATION. After the Closing, Buffets shall guaranty the obligations of HomeTown to indemnify its present and former directors and officers and Bradley J. Thies, General Counsel of HomeTown, to the extent of, and in accordance with, the Bylaws of HomeTown as in effect on the date of this Agreement and the Delaware Law and, with respect to Mr. Thies, in accordance with the resolution of the Board of Directors of HomeTown adopted at a meeting thereof on May 10, 1994 . Subject to the Delaware Law, HomeTown's Bylaws relating to indemnification shall not be amended in a manner which adversely affects the rights of any party entitled to indemnification thereunder. The provisions of this Section 6.20 are intended to be for the benefit of, and shall be enforceable by, each indemnified party.

                                  ARTICLE VII
                              CONDITIONS TO MERGER

    7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

        (a) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of HomeTown as may be required by law, by the rules of the Nasdaq National Market, and by any applicable provisions of its certificate of incorporation or Bylaws, and the Buffets Voting Proposal shall have been approved by the requisite vote of the shareholders of Buffets as may be required by law, by the rules of the Nasdaq National Market, and by any applicable provisions of its articles of incorporation or Bylaws.

        (b) HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        (c) APPROVALS. There shall have been obtained permits, consents and approvals of securities or "blue sky" commissions or agencies of any jurisdiction and of other governmental bodies or agencies that may reasonably be deemed necessary so that the consummation of the Merger and the other transactions contemplated hereby will be in compliance with applicable laws.

        (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. The Joint Proxy Statement shall have been delivered to the shareholders of HomeTown and Buffets in accordance with the requirements of the Securities Act and the Exchange Act.

        (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Buffets' conduct or operation of the business of Buffets or HomeTown after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger which makes the consummation of the Merger illegal.

        (f) POOLING LETTER. Buffets and HomeTown shall have received a letter from Deloitte & Touche LLP dated the date of the Joint Proxy Statement and confirmed in writing at the Effective Time and addressed to Buffets and HomeTown, stating that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles and that such qualification will not be affected by the exercise, after the Effective Time, by any holders of Notes of any repurchase rights they may have under Article 14 of the Indenture covering the Notes. Buffets and HomeTown also shall have received a letter from KPMG Peat Marwick LLP dated the date of the Joint Proxy Statement and confirmed in writing at the Effective Time, stating that they are not aware of any conditions that would preclude HomeTown from being pooled with Buffets.

        (g) NASDAQ. The shares of Buffets Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market.

        (h) DELOITTE & TOUCHE COMFORT LETTER. On the date of the Joint Proxy Statement and the Buffets prospectus constituting a part of the Registration Statement, Buffets and HomeTown shall have received a letter (in form and substance as is customary in a registered public offering) from Deloitte & Touche, independent public accountants of Buffets, dated as of such date, in connection with such accountants' review of certain data and information contained in the Registration Statement and the Joint Proxy Statement.

        (i) KPMG PEAT MARWICK COMFORT LETTER. On the date of the Joint Proxy Statement and the Buffets prospectus constituting a part of the Registration Statement, HomeTown and Buffets shall have received a letter (in form and substance as is customary in a registered public offering) from KPMG Peat Marwick, independent public accountants of HomeTown, dated as of such date, in connection with such accountants' review of certain data and information contained in the Registration Statement and the Joint Proxy Statement.

        (j) BANK CONSENT. Buffets shall have received all necessary consents and waivers from the Banks under the Second Amended and Restated Credit Agreement dated as of April 30, 1996 required thereunder in connection with this Merger Agreement and the transactions contemplated hereby.

        (k) TAX OPINIONS. HomeTown shall have received the opinion of Stoel Rives LLP, and Buffets shall have received the opinion of Faegre & Benson LLP, to the effect the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

    7.02 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUFFETS AND SUB. The obligations of Buffets and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buffets and Sub.

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of HomeTown set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement; and Buffets shall have received a certificate signed on behalf of HomeTown by the chief executive officer and the chief financial officer of HomeTown to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF HOMETOWN. HomeTown shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Buffets shall have received a certificate signed on behalf of HomeTown by the chief executive officer and the chief financial officer of HomeTown to such effect.

        (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, HomeTown and its Subsidiaries, taken as a whole, shall not have experienced or suffered a Material Adverse Change.

        (d) BLUE SKY LAWS. Buffets shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue shares of Buffets Common Stock pursuant to the Merger.

        (e) OPINION OF HOMETOWN'S COUNSEL. Buffets shall have received written opinions of counsel to HomeTown dated as of the Closing Date, substantially to the effect set forth in Exhibit 7.02(d) hereto.

        (f) UPDATED FAIRNESS OPINION. On the date of the Joint Proxy Statement, the Buffets Board shall have received from Piper Jaffray Inc. a written update, dated as of such date, confirming the opinion referred to in
    Section 4.17.

        (g) EMPLOYMENT AGREEMENT. Buffets and Kerry A. Kramp shall have entered into an employment agreement substantially in the form of Exhibit 7.02(g) hereto.

        (h) CONSENTS. HomeTown shall have obtained all necessary consents, waivers, and approvals required under any of HomeTown's material agreements, contracts, and licenses and shall have obtained all necessary consents, waivers, and approvals required under at least 95% of the total number of HomeTown's restaurant leases.

    7.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF HOMETOWN. The obligation of HomeTown to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by HomeTown.

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buffets and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement; and HomeTown shall have received a certificate signed on behalf of Buffets by the chief executive officer and the chief financial officer of Buffets to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF BUFFETS AND SUB. Buffets and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and HomeTown shall have received a certificate signed on behalf of Buffets by the chief executive officer and the chief financial officer of Buffets to such effect.

        (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, Buffets and its Subsidiaries, taken as a whole, shall not have experienced or suffered a Material Adverse Change.

        (d) OPINION OF BUFFETS' COUNSEL. HomeTown shall have received written opinions of counsel to Buffets and general counsel of Buffets dated as of the Closing Date, substantially to the effect set forth in Exhibit 7.03(d) hereto.

        (e) UPDATED FAIRNESS OPINION. On the date of the Joint Proxy Statement, the HomeTown Board shall have received from Montgomery Securities, Inc. a written update, dated as of such date, confirming the opinion referred to in Section 3.18.

        (f) EMPLOYMENT AGREEMENT. Buffets and Kerry A. Kramp shall have entered into an employment agreement substantially in the form of Exhibit 7.02(g) hereto.

        (g) CONSENTS. Buffets shall have obtained all necessary consents, waivers, and appeals required under any of Buffets' material agreements, contracts, and licenses and shall have obtained all necessary consents, waivers, and approvals required under at least 95% of the total number of Buffets' restaurant leases.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

    8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by written notice by the terminating party to the other party, whether before or after approval of the matters presented in connection with the Merger by the shareholders of HomeTown or Buffets:

        (a) by mutual written consent of Buffets and HomeTown; or

        (b) by either Buffets or HomeTown if the Merger shall not have been consummated by December 31, 1996 (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

        (c) by either Buffets or HomeTown if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree, or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, except, if the party relying on such order, decree, or ruling or other action has not complied with its obligations under Section 6.05 of this Agreement; or

        (d) by Buffets or HomeTown, if, at the Buffets Shareholders' Meeting or HomeTown Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of Buffets in favor of the Buffets Voting Proposal or the stockholders of HomeTown in favor of this Agreement and the Merger shall not have been obtained; or

        (e) by Buffets, if (i) the Board of Directors of HomeTown shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Buffets or shall have resolved to do any of the foregoing; (ii) the Board of Directors of HomeTown shall have recommended to the stockholders of HomeTown an Alternative Transaction (as defined in Section 8.03(e)); or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of HomeTown Common Stock is commenced (other than by Buffets or an Affiliate of Buffets) and the Board of Directors of HomeTown recommends that the stockholders of HomeTown tender their shares in such tender or exchange offer; or

        (f) by HomeTown, if (i) the Board of Directors of Buffets shall have withdrawn or modified its recommendation of the Buffets Voting Proposal in a manner adverse to HomeTown or shall have resolved to do any of the foregoing; (ii) the Board of Directors of Buffets shall have recommended to the shareholders of Buffets an Alternative Transaction (as defined in Section 8.03(e)) or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Buffets

    Common Stock is commenced (other than by HomeTown or an Affiliate of HomeTown) and the Board of Directors of Buffets recommends that the shareholders of Buffets tender their shares in such tender or exchange offer; or

        (g) by Buffets or HomeTown, if there has been a material breach of any representation, warranty, covenant, or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within 10 business days following receipt by the breaching party of written notice of such breach from the other party.

    8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buffets, HomeTown, Sub or their respective officers, directors, shareholders, or Affiliates, except as set forth in Section 8.03; provided that the provisions of Section 8.03 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

    8.03  FEES AND EXPENSES.

    (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Buffets and HomeTown shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

    (b) HomeTown shall pay Buffets a termination fee of $1,500,000 upon the earliest to occur of the following events:

        (i) the termination of this Agreement by Buffets pursuant to Section 8.01(e);

        (ii) the termination of this Agreement by Buffets pursuant to Section 8.01(g) after a breach by HomeTown of this Agreement; or

       (iii) the termination of this Agreement by Buffets or HomeTown pursuant to Section 8.01(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of HomeTown at the HomeTown Stockholders' Meeting .

    (c) Buffets shall pay HomeTown a termination fee of $1,500,000 upon the earliest to occur of the following events:

        (i) the termination of this Agreement by HomeTown pursuant to Section 8.01(f); or

        (ii) the termination of this Agreement by HomeTown pursuant to Section 8.01(g) after a breach by Buffets of this Agreement; or

       (iii) the termination of this Agreement by Buffets or HomeTown pursuant to Section 8.01(d) as a result of the failure to receive the requisite vote for approval of the Buffets Voting Proposal by the shareholders of Buffets at the Buffets Shareholders' Meeting.

    (d) The expenses and fees, if applicable, payable pursuant to this Article VIII shall be paid within one business day after the event giving rise to the obligation to pay such amount; provided that, in no event shall Buffets or HomeTown, as the case may be, be required to pay the expenses and fees, if applicable, to the other, if, immediately prior to the termination of this Agreement, the party to receive the expenses and fees, if applicable, was in material breach of its obligations under this Agreement.

    (e) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Buffets or its Affiliates (a "Third Party") acquires more than 15% of the outstanding shares of HomeTown Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving HomeTown pursuant to which any Third Party acquires more than 15% of the outstanding equity securities of HomeTown or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of HomeTown, and the entity surviving any merger or business combination including any of them) of HomeTown having a fair market value (as determined by the Board of Directors of Buffets in good faith) equal to more than 15% of the fair market value of all the assets of HomeTown, and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    8.04 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of HomeTown or of Buffets, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.05 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX
                                 MISCELLANEOUS

    9.01. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS. None of the representations, warranties, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.04, 2.01, 6.07, 6.08, 6.09, 6.12, 6.15, 6.16, 6.19, 6.20 and 8.03, the last sentence of Section 8.04 and Article IX, and the agreements of the Affiliates of HomeTown delivered pursuant to Sections 6.09 and 6.10. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

    9.02 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)  if to Buffets or Sub, to:

       Buffets, Inc.
       10260 Viking Drive
       Eden Prairie, MN 55344
       Attention: Chairman

       with a required copy to (which alone shall not constitute notice):

       Faegre & Benson LLP
       2200 Norwest Center
       90 South Seventh Street
       Minneapolis, MN 55402-3901
       Attention: Douglas P. Long

    (b)  if to HomeTown, to:

       HomeTown, Inc.
       9171 Towne Centre Drive, Suite 575
       San Diego, CA 92122
       Attention: Chairman

       with a required copy to (which alone shall not constitute notice):

       Stoel Rives LLP
       Standard Insurance Center
       900 SW Fifth Avenue, Suite 2300
       Portland, OR 87204
       Attention: John J. Halle

    9.03 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

    9.04 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    9.05 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as specifically provided herein are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    9.06 GOVERNING LAW. This agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to any applicable conflicts of law.

    9.07 ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

    9.08 KNOWLEDGE. All references in this Agreement to knowledge of a corporation shall be deemed to mean knowledge of any one or more of its executive officers.

                                   ARTICLE X
                                  DEFINITIONS

    As used in this Agreement, the term "Subsidiary" shall mean, with respect to any party, corporation, or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    IN WITNESS WHEREOF, Buffets, Sub, and HomeTown have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          BUFFETS, INC.

                                          By:          /s/ ROE H. HATLEN

                                             -----------------------------------
                                              Its: CHIEF EXECUTIVE OFFICER

                                              COUNTRY DELAWARE, INC.

                                          By:          /s/ ROE H. HATLEN

                                             -----------------------------------
                                              Its: CHIEF EXECUTIVE OFFICER

                                              HOMETOWN BUFFET, INC.

                                          By:         /s/ C. DENNIS SCOTT

                                             -----------------------------------
                                              Its: CHAIRMAN

                                                                       EXHIBIT B

August 16, 1996

Board of Directors
Buffets, Inc.
10260 Viking Drive
Eden Prairie, MN 55344

Members of the Board:

    This letter relates to the issuance of shares of common stock of Buffets, Inc. ("Buffets") in exchange for all of the outstanding shares of common stock of Hometown Buffet, Inc. ("Hometown") pursuant to the Agreement and Plan of Merger referred to below (the "Merger"). The aggregate consideration to be paid by Buffets in the Merger will be based on a fixed exchange ratio of 1.17 Buffets common shares for each Hometown share of common stock (the "Conversion Number"). You have requested our opinion as to the fairness to the shareholders of Buffets, from a financial point of view, of the Conversion Number.

    Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. Piper Jaffray makes a market in the Common Stock of Buffets and also provides research coverage for Buffets. We acted as the lead manager of public equity offerings of Buffets in 1986 and 1993 and performed advisory services in connection with Buffets' adoption of its Share Rights Plan. For our services in connection with the Merger, including rendering this opinion, Buffets will pay us a fee and indemnify us against certain liabilities.

    In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

    1. Reviewed the Agreement and Plan of Merger dated June 3, 1996 among Buffets, Country Delaware, Inc. and Hometown.

    2. Reviewed the Reports on Form 10-K for Hometown for the three fiscal years ended January 3, 1996.

    3. Reviewed the Form 10-Q for Hometown for the quarter ended April 24, 1996 and the Current Report on Form 8-K for HomeTown dated August 8, 1996.

    4. Reviewed the Reports on Form 10-K for Buffets for the three years ended January 3, 1996.

    5. Reviewed the Form 10-Q for Buffets for the quarter ended April 24, 1996 and the Current Report on Form 8-K for Buffets dated August 8, 1996.

    6. Reviewed five year financial forecasts for Buffets, including 1996 financial forecasts furnished by Buffets' management and financial forecasts for 1997-2000 prepared by Piper Jaffray based on assumptions provided by Buffets' management, which forecasts were reviewed and approved by Buffets' management.

    7. Reviewed five year financial forecasts for HomeTown, including 1996 and 1997 financial forecasts furnished by HomeTown management and financial forecasts for 1998-2000 prepared by Piper Jaffray based on assumptions provided by HomeTown management, which forecasts were reviewed and approved by HomeTown's management (the "HomeTown Forecasts").

    8. Conducted discussions with members of senior management of Hometown, including the Chief Executive Officer, President/Chief Operating Officer, the Chief Financial Officer, the

       Vice President of Operations and the Vice President of Human Resources. Topics discussed included, but were not limited to, the background and rationale of the proposed Merger, the financial condition, operating performance, and the balance sheet characteristics of Hometown and the prospects for the combined company after consummation of the proposed Merger.

    9. Conducted discussions with members of senior management of Buffets, including the Chairman and Chief Executive Officer, Chief Financial Officer and General Counsel. Topics discussed included, but were not limited to, the background and rationale for the proposed Merger, the financial condition, operating performance, balance sheet characteristics and prospects of Buffets's business independently and the financial and operating prospects for the combined company after consummation of the proposed Merger.

    10. Reviewed the historical prices and trading activity for Buffets and Hometown common stock.

    11. Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant.

    12. Performed discounted cash flow analysis on the HomeTown Forecasts.

    13. Considered the proforma effect of the proposed Merger on Buffets' earnings per share for the fiscal years 1996 through 2000 with and without synergies.

    14. Compared certain financial and securities data of Hometown and Buffets with certain financial and securities data of companies deemed similar to Hometown and Buffets or representative of the business sector in which both companies operate.

    15. Analyzed the premiums paid in recent mergers and acquisitions involving the sale of public companies accounted for under pooling of interests.

    16. Calculated the projected contribution of Buffets and Hometown to the combined company by revenue, income and ownership for the latest twelve months and the five fiscal years 1996 through 2000.

    17. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

    We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Buffets and Hometown or otherwise made available to us and have not attempted independently to verify such information. We have further relied upon the assurances of Buffets' and Hometown's managements that the information provided has been prepared on a reasonable basis and, with respect to financial planning data, reflects the best currently available estimates and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. In that regard, we have assumed with your consent that any projections or forecasts, including without limitation, any projected cost savings and operating synergies resulting from the Merger, reflect best currently available estimates and judgments of the respective managements of Buffets and Hometown and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of Buffets and Hometown. Furthermore, we have assumed that neither Buffets nor Hometown is a party to any pending transaction, including external financings, recapitalizations, acquisitions or merger discussions, other than the Merger or in the ordinary course of business. We have not received advice from legal counsel to Buffets or HomeTown concerning the probable outcome of, or estimated damages which might arise from, any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either Buffets or HomeTown or their affiliates is a party or may be subject and have undertaken no analysis thereof independently. Accordingly, at Buffets' direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. An adverse judgement rendered against Buffets or HomeTown could alter the opinion expressed herein.

    In arriving at our opinion, we have not performed any appraisals or valuations of specific assets of Buffets or Hometown and express no opinion regarding the liquidation value of Buffets or Hometown. Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We express no opinion herein as to the prices at which shares of Buffets common stock may trade at any future time.

    This opinion is for the benefit of the Board of Directors of Buffets and shall not be relied upon, published or otherwise used, nor shall any public references to Piper Jaffray Inc. be made without our written consent, except for inclusion in the full proxy/prospectus to be sent to all shareholders of Buffets and Hometown and in any filings or disclosures required by law. This opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger.

    Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Conversion Number is fair, from a financial point of view, to the shareholders of Buffets.

Sincerely,

Piper Jaffray Inc.

                                                                       EXHIBIT C

                                                                 August 16, 1996

Board of Directors
HomeTown Buffet, Inc.
9171 Towne Centre Drive
San Diego, CA 92122

Gentlemen:

    We understand that HomeTown Buffet, Inc., a Delaware corporation ("Seller"), Buffets, Inc., a Minnesota corporation ("Buyer"), and County Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Sub"), have entered into an Agreement and Plan of Merger dated June 3, 1996 (the "Merger Agreement"), pursuant to which Sub will be merged with and into Seller, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement provided to us by Seller and as further described to us by management of Seller, we understand that each outstanding share of the common stock, $0.01 par value per share ("Seller Common Stock"), of Seller will be converted into and exchangeable for 1.17 shares of the common stock, $0.01 par value per share ("Buyer Common Stock"), of Buyer, subject to certain adjustments (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

    We previously delivered to you an opinion dated June 3, 1996 which stated, subject to the limitations and conditions contained therein, our opinion as investment bankers that the Consideration to be received by the stockholders of Seller pursuant to the Merger is fair to such stockholders from a financial point of view, as of that date. You have now asked for our opinion as investment bankers as to whether the Consideration to be received by the stockholders of Seller pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

    In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including (a) the consolidated financial statements for recent years and interim periods to April 24, 1996, with respect to Seller and April 24, 1996 with respect to Buyer, and (b) the August 6, 1996 earnings release of Seller, and the August 7, 1996 earnings release of Buyer, announcing their respective results for the twenty-eight week period ended July 17, 1996, and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock and Buyer Common Stock; (iv) compared Seller and Buyer from a financial point of view with certain other companies in the restaurant industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the restaurant industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions of Seller and Buyer; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

    In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller and Buyer provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Seller and Buyer and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Seller as to all legal and financial reporting matters with respect to Seller, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a pooling-of-interests under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

    We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

    We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Seller and Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Seller and performed various investment banking services for Seller.

    Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the stockholders of Seller pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

    This opinion is directed to the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          Montgomery Securities

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


                              HOMETOWN BUFFET, INC.
                       SPECIAL MEETING, SEPTEMBER 19, 1996
                      PROXY SOLICITED BY BOARD OF DIRECTORS

   A Special Meeting of the Stockholders of HomeTown Buffet, Inc. will be held on September 19, 1996, at 9:30 a.m., Pacific Time, at the offices of Stoel Rives LLP, 900 S.W. Fifth Avenue, 26th Floor, Portland, Oregon.

   The shares represented by this proxy will be voted as specified on the reverse hereof, but if no specification is made, this proxy will be voted for each of the matters specified. The proxies may vote in their discretion as to other matters which may come before this meeting.

   The undersigned hereby appoints C. Dennis Scott, Kerry A. Kramp and Neal L. Wichard, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Special Meeting of Stockholders of HomeTown Buffet, Inc. (the "Company") on September 19, 1996 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the matters specified on the reverse hereof.


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



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                                     [LOGO]

/X/ PLEASE MARK YOUR CHOICES LIKE THIS

1. Approval and adoption of Agreement and Plan of Merger, dated June 3, 1996, by and among Buffets, Inc., Country Delaware, Inc. and the Company, and the Merger contemplated thereby.

          FOR       AGAINST        ABSTAIN
          / /        / /            / /

2. TRANSACTION OF ANY OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. A MAJORITY OF THE PROXIES OR SUBSTITUTES AT THE MEETING MAY EXERCISE ALL THE POWERS GRANTED HEREBY.


                   PLEASE SIGN AND RETURN THIS PROXY

Please Note: Any shares of stock of the Company held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian or brokerage house itself -- the beneficial owner may not directly vote or appoint a proxy to vote the shares and must instruct the person or entity in whose name the shares are held how to vote the shares held for the beneficial owner. Therefore, if any shares of stock of the Company are held in "street name" by a brokerage house, only the brokerage house, at the instructions of its client, may vote or appoint a proxy to vote the shares.

Shares:

Date:                                                          1996
     ---------------------------------------------------------     -------------

- --------------------------------------------------------------------------------
                         Signature or Signatures

Please date and sign as name is imprinted hereon, including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer.

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